Exhibit 10.1

SUPERPRIORITY SECURED DEBTOR IN POSSESSION TERM LOAN CREDIT AGREEMENT

dated as of October 2, 2026,

among

LESLIE’S POOLMART, INC.,

a Debtor and Debtor in Possession under chapter 11 of the Bankruptcy Code,

as the Borrower,

LESLIE’S, INC.,

a Debtor and Debtor in Possession under chapter 11 of the Bankruptcy Code,

as Holdings,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as DIP Lenders,

and

ALTER DOMUS (US) LLC

as Administrative Agent and Collateral Agent

i

SCHEDULES:

Schedule 1.01(a)	–	Commitment Schedule
Schedule 1.01(b)	–	[Reserved]
Schedule 1.01(c)	–	Material Real Estate
Schedule 1.01(d)	–	Administrative Agent’s Office
Schedule 3.05	–	Fee Owned Real Estate Assets
Schedule 3.06	–	Litigation and Environmental Matters
Schedule 3.09	–	Taxes
Schedule 3.13 Schedule 5.15	– –	Subsidiaries Milestones
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.06	–	Existing Investments
Schedule 6.07	–	Certain Dispositions
Schedule 9.01	–	Borrower’s Website Address for Electronic Delivery

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Borrowing Request
Exhibit C	–	Form of Compliance Certificate
Exhibit D	–	Form of Interest Election Request
Exhibit E	–	[Reserved]
Exhibit F	–	[Reserved]
Exhibit G	–	Form of Promissory Note
Exhibit H	–	Form of DIP Collateral Agreement
Exhibit I	–	[Reserved]
Exhibit J	–	[Reserved]
Exhibit K	–	[Reserved]
Exhibit L-1	–	Form of U.S. Tax Compliance Certificate (For Foreign DIP Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-2	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-3	–	Form of U.S. Tax Compliance Certificate (For Foreign DIP Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-4	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

SUPERPRIORITY SECURED DEBTOR IN POSSESSION TERM LOAN CREDIT AGREEMENT

SUPERPRIORITY SECURED DEBTOR IN POSSESSION TERM LOAN CREDIT AGREEMENT, dated as of October 2, 2026 (this “Agreement”), by and among Leslie’s Poolmart, Inc., a Delaware corporation and a Debtor and Debtor in Possession under chapter 11 of the Bankruptcy Code (the “Borrower”), Leslie’s, Inc. (f/k/a Leslie’s Holdings, Inc.), a Delaware corporation and a Debtor and Debtor in Possession under chapter 11 of the Bankruptcy Code (“Holdings”), the DIP Lenders from time to time party hereto and Alter Domus (US) LLC, as administrative agent for the DIP Lenders (in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”).

RECITALS

WHEREAS, on September 30, 2026 (the “Petition Date”), Holdings, the Borrower and certain subsidiaries of the Borrower (collectively with Holdings and the Borrower, the “Debtors”) filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (such court, together with any other court having exclusive jurisdiction over the cases from time to time and any Federal appellate court thereof, the “Bankruptcy Court”) and commenced cases, jointly administered under Case No. 26-90795 (ARP) (collectively, the “Chapter 11 Cases”), and have continued in the possession and operation of their assets and management of their businesses pursuant to sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Borrower has requested that the DIP Lenders provide a super priority secured debtor in possession credit facility consisting of DIP Term Loans in an aggregate principal amount of up to $90,000,000;

WHEREAS, the Borrower will use the proceeds of the DIP Term Loans to fund working capital and certain permitted administrative expenses of the Debtors during the pendency of the Chapter 11 Cases and to make certain other payments and for other general corporate purposes, in each case in accordance with the terms of this Agreement; and

WHEREAS, the DIP Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE 1 DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL DIP Credit Agreement” means that certain Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement, dated as of the Closing Date, by and among the Borrower, Holdings, the subsidiary borrowers from time to time party thereto, the lenders party thereto, Bank of America, N.A., as administrative agent and co-collateral agent, and U.S. Bank National Association, as co-collateral agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“ABL DIP Agents” means Bank of America, N.A., as administrative agent and co-collateral agent, and U.S. Bank National Association, as co-collateral agent, each in respect of the ABL DIP Facility.

“ABL DIP Facility” means the credit facility pursuant to the ABL DIP Credit Agreement.

“ABL Priority Collateral” has the meaning assigned to the term “DIP ABL Priority Collateral” set forth in the DIP Orders.

“ABR” means, when used in reference to any DIP Term Loan or Borrowing, whether such DIP Term Loan, or the DIP Term Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Intercreditor Agreement” means an intercreditor agreement that is reasonably satisfactory to the Borrower, the Required DIP Lenders and the Administrative Agent (which may, if applicable, consist of a payment “waterfall”).

“ACH” means automated clearing house transfers.

“Additional Agreement” has the meaning assigned to such term in Article 8.

“Adequate Protection Obligations” has the meaning assigned to such term in the DIP Orders.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to Term SOFR for such calculation; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor. When used in reference to any Loan or Borrowing, “Adjusted Term SOFR” shall refer to whether such Loan, or the DIP Term Loans comprising such Borrowing, bear interest at a rate determined by reference to Adjusted Term SOFR as set forth in the preceding sentence.

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form approved by the Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings, the Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claim), whether pending or, to the knowledge of Holdings, the Borrower or any of its Subsidiaries, threatened in writing, against or affecting Holdings, the Borrower or any of its Subsidiaries or any property of Holdings, the Borrower or any of its Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. None of the Administrative Agent, any DIP Lender or any of their respective Affiliates shall be considered an Affiliate of Holdings or any Subsidiary thereof.

“Agency Fee Letter” means that certain Agency Fee Letter, dated as of the Closing Date, by and between the Borrower and Alter Domus (US) LLC (as amended, restated, supplemented or otherwise modified from time to time).

“Agents” means the Administrative Agent and the Collateral Agent, in their respective capacities as such.

“Agent Parties” has the meaning assigned to such term in Section 9.01(d).

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect on such day plus 0.50%, (b) Adjusted Term SOFR plus 1.00% and (c) the Prime Rate. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, as the case may be, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, as the case may be.

“Applicable Administrative Agent” means (i) with respect to the ABL Priority Collateral, the ABL DIP Agents or the Prepetition ABL Agents, as the context requires and (ii) with respect to the Term Priority Collateral, the Administrative Agent or the Prepetition Term Loan Agent, as the context requires.

“Applicable Percentage” means, with respect to any DIP Lender of any Class, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the DIP Term Loans and unused DIP Term Loan Commitments of such DIP Lender under the applicable Class and the denominator of which is the aggregate outstanding principal amount of the DIP Term Loans and unused DIP Term Loan Commitments of all DIP Lenders under the applicable Class.

“Applicable Rate” means, with respect to any DIP Term Loans, (a) 6.50% per annum for Term SOFR Loans and (b) 5.50% per annum for ABR Loans.

“Approved Budget” means a thirteen (13) week rolling cash flow budget of Holdings and its Subsidiaries for the following thirteen (13) calendar weeks, which shall be approved by the Required DIP Lenders in their sole discretion in the form attached to the Interim DIP Order (the “Initial Approved Budget”). As used herein, “Approved Budget” shall initially refer to the Initial Approved Budget delivered prior to the Closing Date and thereafter shall refer to the most recent Approved Budget delivered by the Borrower and approved by the Required DIP Lenders in accordance with Section 5.01(d).

“Approved Fund” means, with respect to any DIP Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such DIP Lender, (b) any Affiliate of such DIP Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such DIP Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a DIP Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent in the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent and the Borrower.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Bankruptcy Court” has the meaning assigned to such term in the recitals hereto.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Bona Fide Debt Fund” means with respect to any Company Competitor or any Affiliate thereof, any debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is (a) primarily engaged in, or advises funds or other investment vehicles that are primarily engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business for financial investment purposes and (b) managed, sponsored or advised by any person that is controlling, controlled by or under common control with the relevant Company Competitor or Affiliate thereof, but only to the extent that no personnel involved with the investment in the relevant Company Competitor (i) makes (or has the right to make or participate with others in making) investment decisions on behalf of, or otherwise cause the direction of the investment policies of, such debt fund, investment vehicle, regulated bank entity or unregulated entity or (ii) has access to any information (other than information that is publicly available) relating to Holdings, the Borrower and/or any entity that forms part of any of their respective businesses (including any of their respective Subsidiaries); it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any Disqualified Institution that qualifies under clause (a) of such definition, or any Affiliate of any such Disqualified Institution qualifying under clause (a) of such definition, that is reasonably identifiable as an Affiliate of such Disqualified Institution on the basis of such Affiliate’s name.

“Borrower” means Leslie’s Poolmart, Inc.

“Borrower Materials” has the meaning assigned to such term in Section 9.01(d).

“Borrowing” means any DIP Term Loans of the same Type and Class made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period, as applicable, is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B or such other form that is reasonably acceptable to the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).

“Burdensome Agreement” has the meaning assigned to such term in Section 6.05.

“Business Day” means, any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; and (5) all warrants, options or other rights to acquire any of the foregoing (but excluding any debt security that is convertible into, or exchangeable for, any of the foregoing).

“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Carve Out” has the meaning assigned to such term in the DIP Orders.

“Cash Collateral” has the meaning assigned to such term in the DIP Orders.

“Cash” means money, currency or a credit balance in any Deposit Account, in each case determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S. government or (ii) issued by any agency or instrumentality of the U.S. the obligations of which are backed by the full faith and credit of the U.S., in each case maturing within one year after such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (b) readily marketable direct obligations issued by any state of the U.S. or any political subdivision of any such state or any public instrumentality thereof or by any foreign government, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, bankers’ acceptances, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any DIP Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the U.S., any state thereof or the District of Columbia or any political subdivision thereof or any foreign bank or its branches or agencies and that has capital and surplus of not less than $100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $100,000,000; (f) shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (e) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency); and (g) solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

The term “Cash Equivalents” shall also include (x) Investments of the type and maturity described in clauses (a) through (g) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments that are analogous to the Investments described in clauses (a) through (g) and in this paragraph.

“Cash Management Order” means an order of the Bankruptcy Court entered in the Chapter 11 Cases regarding the Loan Parties’ cash management system, bank accounts, cash collection and disbursements, intercompany transactions, bank fees, business forms, corporate cards and related matters, in form and substance reasonably satisfactory to the Required Consenting Term Loan Lenders, as the same may be amended, modified or supplemented from time to time.

“Cash Management Services” means each and any of the following bank services provided to any Loan Party: commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means any direct or indirect Domestic Subsidiary that has no material assets other than the Capital Stock or Indebtedness of one or more CFCs or CFC Holdcos.

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any DIP Lender (or, for purposes of Section 2.15(b), by any lending office of such DIP Lender or by such DIP Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date). For purposes of this definition and Section 2.15, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the earliest to occur of:

(a) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor), of Capital Stock representing more than 50% of the total voting power of all of the outstanding voting Capital Stock of Holdings;

(b) (i) the Borrower ceasing to be a direct or indirect Wholly-Owned Subsidiary of Holdings or (ii) any other Loan Party (other than Holdings) ceasing to be a direct or indirect Wholly-Owned Subsidiary of the Borrower;

(c) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Holdings and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)), other than with respect to a disposition of assets pursuant to section 363 of the Bankruptcy Code that is not prohibited hereunder; or

(d) a “change of control” (or similar event) shall occur under (x) the ABL DIP Credit Agreement or (y) the definitive agreements governing Indebtedness with an aggregate outstanding principal amount in excess of the Threshold Amount incurred after the Petition Date.

“Chapter 11 Cases” has the meaning assigned to such term in the recitals.

“Charge” means any fee, loss, charge, expense, cost, accrual or reserve of any kind.

“Charged Amounts” has the meaning assigned to such term in Section 9.20.

“Class”, when used with respect to (a) any DIP Term Loan or Borrowing, refers to whether such DIP Term Loan, or the DIP Term Loans comprising such Borrowing, are Interim DIP Term Loans or Final DIP Term Loans, (b) any DIP Term Loan Commitment, refers to whether such DIP Term Loan Commitment is an Interim DIP Term Loan Commitment or a Final DIP Term Loan Commitment, and (c) any DIP Lender, refers to whether such DIP Lender has a DIP Term Loan or a DIP Term Loan Commitment of a particular Class.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (unless specifically provided otherwise).

“Collateral” means any and all property of any Loan Party subject (or purported to be subject) to a Lien under any DIP Security Document and any and all other property of any Loan Party, now existing or hereafter acquired, that is or becomes subject (or purported to be subject) to a Lien pursuant to any DIP Security Document to secure the Obligations. For the avoidance of doubt, in no event shall “Collateral” include any Excluded Asset.

“Collateral Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document, (y) the time periods (and extensions thereof) set forth in Section 5.12 and (z) the terms of any applicable Intercreditor Agreement, the requirement that the Administrative Agent and/or Collateral Agent, as applicable, shall have received in the case of any Subsidiary that is required to become a Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), (a) a supplement to the DIP Collateral Agreement in substantially the form attached as an exhibit thereto, (b) UCC financing statements in appropriate form for filing in such jurisdictions as the Required DIP Lenders may reasonably request, (c) an executed joinder to any applicable Intercreditor Agreement, (d) each item of Collateral that such Subsidiary is required to deliver under Section 3.02 and Section 4.04 of the DIP Collateral Agreement (which, for the avoidance of doubt, shall be delivered within the applicable time period set forth therein), and (e) each other document, instrument or agreement reasonably requested by the Required DIP Lenders and/or the Collateral Agent.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company Competitor” means any competitor of the Borrower and/or any of its Subsidiaries.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Alternate Base Rate”, “SOFR”, “Term SOFR”, “Adjusted Term SOFR”, and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Required DIP Lenders, in consultation with the Borrower, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or if the Required DIP Lenders determine that no market practice for the administration of such rate exists, in such other manner of administration as the Required DIP Lenders determine, in consultation with the Borrower and the Administrative Agent, is reasonably necessary in connection with the administration of this Agreement and any other Loan Document); provided that such Conforming Changes implement changes that are administratively feasible for the Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Consenting Term Loan Lenders” has the meaning assigned to such term in the Restructuring Support Agreement. The Consenting Term Loan Lenders agree to deliver to the Administrative Agent (a) on or prior to the Closing Date, a list of the Consenting Term Loan Lenders, which list shall include in addition to the identity of each Consenting Term Loan Lender (i) the aggregate outstanding principal amount of Prepetition Term Loan Claims (as defined in the Restructuring Support Agreement) that are held by each Consenting Term Loan Lender and (ii) the aggregate outstanding principal amount of Prepetition Term Loan Claims (as defined in the Restructuring Support Agreement) that are held by all Consenting Term Loan Lenders, in each case of the Closing Date, and (b) an updated list of Consenting Term Loan Lenders each time that a new Consenting Term Loan Lender joins the Restructuring Support Agreement, which list shall include in addition to the identity of each Consenting Term Loan Lender (i) the aggregate outstanding principal amount of Prepetition Term Loan Claims (as defined in the Restructuring Support Agreement) that are held by each Consenting Term Loan Lender and (ii) the aggregate outstanding principal amount of Prepetition Term Loan Claims (as defined in the Restructuring Support Agreement) that are held by all Consenting Term Loan Lender, in each case as of such date of delivery. The Administrative Agent shall be entitled to conclusively rely (without investigation) on any such list provided to it by the Consenting Term Loan Lenders and shall incur no liability for acting hereunder or under the other Loan Documents in conclusive reliance upon such list received by it.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright” means any and all copyrights throughout the world, including the following: (a) all rights and interests in copyrights, works protectable by copyright whether published or unpublished, copyright registrations, copyright applications and other rights in works of authorship (including all copyrights embodied in software); (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing.

“Debtor Relief Laws” means the Bankruptcy Code of the U.S., and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debtors” has the meaning assigned to such term in the recitals.

“Declined Proceeds” has the meaning assigned to such term in Section 2.11(b)(v).

“Default” means any event or condition which upon notice, lapse of time or both would become an Event of Default.

“Default Rate” has the meaning assigned to such term in Section 2.13(c).

“Defaulting DIP Lender” means any DIP Lender that has (a) defaulted in (or is otherwise unable to perform) its obligations under this Agreement, including, without limitation, to make a DIP Term Loan within two Business Days of the date required to be made by it hereunder, unless such DIP Lender notifies the Administrative Agent in writing that such failure is the result of such DIP Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) notified the Administrative Agent or the Borrower in writing that it does not intend to satisfy any such obligation or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally (unless such writing indicates that such position is based on such DIP Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a DIP Term Loan cannot be satisfied), (c) failed, within two Business Days after the request of the Administrative Agent or the Borrower, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective DIP Term Loans; provided that such DIP Lender shall cease to be a Defaulting DIP Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, (d) become (or any parent company thereof has become) insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority or (e) become the subject of (A) a bankruptcy or insolvency proceeding or (B) a Bail-In Action, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, unless in the case of any DIP Lender subject to this clause (e), the Borrower and the Administrative Agent have each determined that such DIP Lender intends, and has all approvals required to enable it (in form and substance satisfactory to the Borrower and the Administrative Agent), to continue to perform its obligations as a DIP Lender hereunder; provided that no DIP Lender shall be deemed to be a Defaulting DIP Lender solely by virtue of the ownership or acquisition of any Capital Stock in such DIP Lender or its parent by any Governmental Authority; provided, further that such action does not result in or provide such DIP Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such DIP Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement to which such DIP Lender is a party. The Administrative Agent shall not be deemed to have knowledge or notice of the designation of a DIP Lender (including with respect to any public statement made by any DIP Lender in connection with its funding obligations) as a “Defaulting DIP Lender” hereunder unless the Administrative Agent has received written notice from a DIP Lender or the Borrower referring to this Agreement and notifying the Administrative Agent of the identity and designation of such DIP Lender as a “Defaulting DIP Lender” which the Administrative Agent may conclusively rely upon without incurring liability therefore, and absent receipt of such notice from such DIP Lender or the Borrower, the Administrative Agent may conclusively assume that no DIP Lender under this Agreement has been designated as a “Defaulting DIP Lender.”

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, excluding, for the avoidance of doubt, any investment property (within the meaning of the UCC) or any account evidenced by an instrument (within the meaning of the UCC).

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of the Borrower or its Subsidiaries shall constitute a Derivative Transaction.

“DIP Backstop Loans” has the meaning assigned to such term in Section 2.12(b).

“DIP Collateral Agreement” means that certain Superpriority Secured Debtor in Possession Guarantee and Collateral Agreement, dated as of the Closing Date (as amended, restated, amended and restated or otherwise modified from time to time), by and among the Loan Parties and the Collateral Agent.

“DIP Intercompany Subordination Agreement” means that certain Intercompany Subordination Agreement, dated as of the Closing Date (as amended, restated, amended and restated or otherwise modified from time to time), by the Loan Parties and their respective Subsidiaries party thereto in favor of the Collateral Agent.

“DIP Lenders” means the Fronting Lender and any other Person that becomes a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“DIP Orders” means the Interim DIP Order and/or the Final DIP Order, as the context requires.

“DIP Security Documents” means, collectively, (i) the DIP Collateral Agreement, (ii) any supplement to the foregoing delivered to the Administrative Agent or the Collateral Agent pursuant to the definition of “Collateral and Guarantee Requirement”, (iii) the DIP Orders, and (iv) each other document and/or instrument pursuant to which any Loan Party grants (or purports to grant) a Lien on any Collateral as security for payment of the Obligations.

“DIP Term Loan Commitment” means any Interim DIP Term Loan Commitment and any Final DIP Term Loan Commitment.

“DIP Term Loan” means the Interim DIP Term Loans and the Final DIP Term Loans.

“DIP Term Loan Guarantee” means the Guarantee set forth in Article II of the DIP Collateral Agreement, as supplemented in accordance with the terms of Section 5.12.

“DIP Upfront Loans” has the meaning assigned to such term in Section 2.12(c).

“Disposition” or “Dispose” means the sale, lease, sublease, or other disposition of any property of any Person.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to 91 days following the Latest Maturity Date shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to 91 days following the Latest Maturity Date shall constitute Disqualified Capital Stock) or (d) provides for the scheduled payments of dividends in Cash on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change of control or any Disposition occurring prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the Termination Date.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of Holdings, the Borrower or any Subsidiary, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or Immediate Family Members) of the Borrower (or any Parent Company or any Subsidiary) shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means:

(a) (i) any Person identified in writing to the Administrative Agent and the Steering Committee (or their counsel) on or prior to September 30, 2026 (the Persons described in clause (a)(i), the “Identified Disqualified Lenders”) and (ii) any Affiliate of any Identified Disqualified Lender that is identified in writing to the Administrative Agent as such; it being understood that the Borrower may withhold its consent to any person that is known by it to be an Affiliate of a Disqualified Institution regardless of whether such person is reasonably identifiable as an Affiliate of such person solely based on such Affiliate’s name,

(b) (i) any Person that is or becomes a Company Competitor and is (A) identified in writing to the Administrative Agent and the Steering Committee (or their counsel) on or prior to September 30, 2026 and (B) identified in writing to the Administrative Agent on or after the Closing Date, and (ii) any Affiliate of any Person described in clause (b)(i) above that is identified in writing to the Administrative Agent as such; it being understood that the Borrower may withhold its consent to any person that is known by it to be an Affiliate of a Disqualified Institution regardless of whether such person is reasonably identifiable as an Affiliate of such person solely based on such Affiliate’s name, and

(c) any Affiliate of any Person described in clauses (a) or (b) above that is reasonably identifiable as an Affiliate of such Person on the basis of such Affiliate’s name, other than, in the case of clause (c) above, a Bona Fide Debt Fund;

it being understood and agreed that the identification of any Person as a Disqualified Institution after the Closing Date shall not apply to retroactively disqualify any Person that has previously acquired an assignment or participation interest in any DIP Term Loan, subject, in the case of assignments and participations made after the date on which any such Person is identified as a Disqualified Institution, to the provisions of Section 9.05(f).

“Disqualified Person” has the meaning assigned to such term in Section 9.05(f)(i).

“Dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the U.S., any state thereof, or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) any DIP Lender, (b) any commercial bank, insurance company, finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of any DIP Lender and (d) any Approved Fund of any DIP Lender; provided that in any event, “Eligible Assignee” shall not include (i) any natural person or (ii) any Disqualified Institution.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any investigation, notice of liability, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any Environmental Law; (b) in connection with any Hazardous Material; or (c) in connection with any actual or alleged damage, injury, threat or harm to the Environment.

“Environmental Laws” means any and all applicable current or future foreign or domestic, federal or state (or any subdivision of any of them) laws, statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other applicable requirements of or agreements with Governmental Authorities and the common law relating to (a) protection of the Environment or (b) the generation, management, use, storage, transportation or disposal of or exposure to Hazardous Materials or any other Hazardous Materials Activity.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), resulting from or based upon (a) any Environmental Law, (b) the generation, management, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials or any other Hazardous Materials Activity, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with the Borrower or any Subsidiary and is treated as a single employer within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 412 of the Code, under Section 414 of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations at any facility of the Borrower or any Subsidiary or any ERISA Affiliate as described in Section 4062(e) of ERISA, in each case, resulting in liability pursuant to Section 4063 of ERISA; (c) a complete or partial withdrawal by the Borrower or any Subsidiary or any ERISA Affiliate from a Multiemployer Plan resulting in the imposition of Withdrawal Liability on the Borrower or any Subsidiary, notification of the Borrower or any Subsidiary or any ERISA Affiliate concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA; (d) the filing of a notice of intent to terminate a Pension Plan under Section 4041(c) of ERISA, the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA, the commencement of proceedings by the PBGC to terminate a Pension Plan or the receipt by the Borrower or any Subsidiary or any ERISA Affiliate of notice of the treatment of a Multiemployer Plan amendment as a termination under Section 4041A of ERISA or of notice of the commencement of proceedings by the PBGC to terminate a Multiemployer Plan; (e) the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any Subsidiary or ERISA Affiliates, with respect to the termination of any Pension Plan; or (g) the conditions for imposition of a Lien under Section 303(k) of ERISA have been met with respect to any Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” has the meaning assigned to such term in the DIP Collateral Agreement.

“Excluded Equity Interests” has the meaning assigned to such term in the DIP Collateral Agreement.

“Excluded Subsidiary” means any Subsidiary (if and to the extent such Subsidiary is not a borrower or guarantor under (x) the ABL DIP Credit Agreement, (y) the Prepetition Term Loan Credit Agreement or (z) the Prepetition ABL Credit Agreement) that is a Subsidiary if acting as a Guarantor, or its DIP Term Loan Guarantee, would, and only so long as it would, (a) be prohibited by law or regulation or by any contractual obligation existing on (but not incurred in anticipation of) the Closing Date or on the date such Subsidiary is acquired or organized (as long as, in the case of an acquisition of a Subsidiary, such prohibition did not arise as part of such acquisition) or (b) require a governmental or third-party consent, approval, license or authorization (unless such consent, approval, license or authorization has been received).

For the avoidance of doubt, none of the Debtors shall be Excluded Subsidiaries.

“Excluded Taxes” means, with respect to the Administrative Agent, any DIP Lender or any other recipient (in each case, a “Recipient”) of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) Taxes imposed on (or measured by) its net income or franchise Taxes (i) imposed as a result of such Recipient being organized or having its principal office located in or, in the case of any DIP Lender, having its applicable lending office located in, the taxing jurisdiction or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed under Section 884(a) of the Code or any similar Tax imposed by any jurisdiction described in clause (a), (c) any U.S. federal withholding tax that is imposed on amounts payable to the relevant Recipient pursuant to a Requirement of Law in effect at the time the relevant Recipient becomes a party to this Agreement (or designates a new lending office), except (i) in the case of a Recipient that became a recipient pursuant to an assignment under Section 2.19 or a Recipient that designates a new lending office under Section 2.19 and (ii) to the extent that the relevant Recipient (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding tax pursuant to Section 2.17, (d) any tax imposed as a result of a failure or inability by such Recipient to comply with Section 2.17(f) and (e) any withholding taxes imposed under FATCA.

“Extended Maturity Date” has the meaning assigned to such term in Section 9.02(b)(A)(3).

“Extraordinary Receipts” shall mean any cash receipts received by any Loan Party or any Subsidiary thereof not in the ordinary course of business and not consisting of Net Proceeds or Net Insurance/Condemnation Proceeds that are (a) proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (b) indemnification payments received by any Loan Party or any Subsidiary thereof (other than to the extent such indemnification payments are (i) payable pursuant to the terms thereof to a Person that is not an Affiliate of the Borrower or any of its Subsidiaries or (ii) received by the Loan Parties that are Debtors as reimbursement for any payment previously made to such Person) and insurance proceeds not included as proceeds of Disposition (including proceeds from any business interruption insurance), (c) any purchase price adjustment or working capital adjustment received by any Loan Party or any Subsidiary thereof pursuant to any purchase agreement or related documentation or (d) any refunds of Taxes or Benefit Plan reversions, in each case, received by any Loan Party or any Subsidiary thereof; provided that any receipts contemplated by the Approved Budget shall not constitute Extraordinary Receipts unless otherwise specified.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements implementing any of the foregoing and related legislation or official administrative rules or practices with respect thereto.

“FCPA” has the meaning assigned to such term in Section 3.17(c).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York sets forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by a financial institution selected by the Required DIP Lenders from three federal funds brokers of recognized standing selected by it, for which the Administrative Agent shall have received notice of such rate.

“Final DIP Order” has the meaning assigned to such term in the Restructuring Support Agreement, and which shall be in form and substance satisfactory to the Required Consenting Term Loan Lenders and the Agents (solely with respect to the Agents’ rights and obligations).

“Final DIP Order Entry Date” means the date on which the Final DIP Order is entered by the Bankruptcy Court.

“Final DIP Term Loan Funding Date” means the date on which the Final DIP Term Loans are funded by the Fronting Lender, which shall be on or about the Final DIP Order Entry Date.

“Final DIP Term Lender” means any DIP Lender with a Final DIP Term Loan Commitment or an outstanding Final DIP Term Loan.

“Final DIP Term Loan Commitment” means, with respect to each DIP Lender, the commitment of such DIP Lender to make Final DIP Term Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such DIP Lender’s name on the Commitment Schedule, as the same may be reduced from time to time hereunder. The aggregate amount of the DIP Lenders’ Final DIP Term Loan Commitments on the Closing Date is $45,000,000.

“Final DIP Term Loans” means the term loans made by the Final DIP Term Lenders to the Borrower pursuant to Section 2.01(b).

“First Day Orders” means all orders entered by the Bankruptcy Court on, or within five (5) days after, the Petition Date, or based on motions filed on or about the Petition Date.

“Fiscal Quarter” means each period of 13 weeks or (14 weeks in the case of the fourth Fiscal Quarter of a 53-week Fiscal Year), as applicable, ending on or about December 31, March 31, June 30, and September 30.

“Fiscal Year” means the period of 52 or 53 weeks, as applicable, ending on the Saturday closest to September 30th.

“Flood Hazard Property” means any parcel of any Material Real Estate Asset located in the U.S. that is (or required to be) subject to a Mortgage that has Improvements (as defined in the Flood Insurance Laws) in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Insurance Laws” means, collectively, (a) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), (b) the Flood Insurance Reform Act of 2004 and (c) the Biggert-Waters Flood Insurance Reform Act of 2012.

“Floor” means 0.00% per annum.

“Foreign DIP Lender” means any DIP Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Fronting Fee Letter” means that certain letter agreement, dated as of the date hereof, between the Borrower and the Fronting Lender, as the same may be amended, restated, amended and restated, supplemented and/or otherwise modified from time to time.

“Fronting Lender” means Jefferies Capital Services, LLC.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the U.S. in effect and applicable to the accounting period in respect of which reference to GAAP is made.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the US, a foreign government or any political subdivision thereof.

“Governmental Authorization” means any permit, license, authorization, approval, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting DIP Lender” has the meaning assigned to such term in Section 9.05(e).

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantor” means Holdings, any Subsidiary Loan Party and, as to the Obligations of all other Subsidiaries and Holdings, the Borrower.

“Hazardous Materials” means any chemical, material, substance or waste, or any constituent thereof, which is classified, defined, regulated or otherwise characterized as “hazardous”, or “toxic” or as a “pollutant” or “contaminant” or words of similar meaning or regulatory effect pursuant to Environmental Laws.

“Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Material, including the use, manufacture, possession, storage, holding, Release, threatened Release, discharge, placement, generation, transportation, processing, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between any Loan Party or any Subsidiary and any other Person.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement.

“Identified Disqualified Lenders” has the meaning assigned to such term in the definition of “Disqualified Institution”.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time (subject to the provisions of Section 1.04), to the extent applicable to the relevant financial statements.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” as applied to any Person means, without duplication:

(a) all indebtedness for borrowed money;

(b) that portion of obligations with respect to Capital Leases to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(d) any obligation of such Person owed for all or any part of the deferred purchase price of property or services (excluding (i) any earn out obligation or purchase price adjustment until such obligation becomes a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP, (ii) any such obligations incurred under ERISA, (iii) accrued expenses and trade accounts payable in the ordinary course of business (including on an inter-company basis) and (iv) liabilities associated with customer prepayments and deposits), which purchase price is (A) due more than ninety (90) days from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instrument;

(e) all Indebtedness of others that is secured by any Lien on any asset owned or held by such Person regardless of whether the Indebtedness secured thereby has been assumed by such Person or is non-recourse to the credit of such Person;

(f) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;

(g) the Guarantee by such Person of the Indebtedness of another;

(h) all obligations of such Person in respect of any Disqualified Capital Stock; and

(i) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes;

provided that the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any third person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person would be liable therefor under applicable Requirements of Law or any agreement or instrument by virtue of such Person’s ownership interest in such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Initial Approved Budget” has the meaning assigned to such term in the definition of “Approved Budget”.

“Interim DIP Order” has the meaning assigned to such term in the Restructuring Support Agreement, and which shall be in form and substance satisfactory to the Required Consenting Term Loan Lenders and the Agents (solely with respect to the Agents’ rights and obligations).

“Interim DIP Term Lender” means any DIP Lender with an Interim DIP Term Loan Commitment or an outstanding Interim DIP Term Loan.

“Interim DIP Term Loan Commitment” means, with respect to each DIP Lender, the commitment of such DIP Lender to make Interim DIP Term Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such DIP Lender’s name on the Commitment Schedule, as the same may be reduced or increased from time to time hereunder. The aggregate amount of the DIP Lenders’ Interim DIP Term Loan Commitments on the Closing Date is $45,000,000.

“Interim DIP Term Loans” means the term loans made by the Interim DIP Term Lenders to the Borrower pursuant to Section 2.01(a).

“Intercreditor Agreements” means the Prepetition ABL Intercreditor Agreement and, to the extent then in effect, any other Acceptable Intercreditor Agreement.

“Interest Election Request” means a request by the Borrower in the form of Exhibit D or another form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each calendar month (commencing with October 31, 2026) and the maturity date applicable to such DIP Term Loan and (b) with respect to any Term SOFR Loan, the last Business Day of each calendar month (commencing with October 31, 2026) and the maturity date applicable to such DIP Term Loan.

“Interest Period” means with respect to any Term SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one or three months thereafter, as the Borrower may elect; provided that, the initial Interest Period for the Interim DIP Term Loans shall end on December 31, 2026 instead of the date that is three months after such Borrowing; provided, further, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; provided, further, that any Interest Period that would otherwise end after the Maturity Date shall end on the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investigation Budget Cap” shall mean a cap of $75,000 with respect to allowed Professional Fees to be incurred by the unsecured creditors’ committee (if any) to investigate, but not prosecute, under the investigation budget.

“Investment” means (a) any purchase or other acquisition by the Borrower or any of its Subsidiaries of any of the Securities of any other Person (other than any Loan Party), (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any other Person or any division or line of business or other business unit of any other Person and (c) any loan, advance (other than any advance to any current or former employee, officer, director, member of management, manager, consultant or independent contractor of the Borrower, any Subsidiary, or any Parent Company for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Borrower or any of its Subsidiaries to any other Person. The amount of any Investment shall be (x) the original cost of such Investment, plus (y) the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but (z) giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the relevant initial Investment); provided that, for purposes of calculating available Investment capacity, this clause (z) shall not give effect to the repayment of principal, return of capital or other return if from proceeds of Indebtedness, regardless of whether concurrent or not. For the avoidance of doubt, Investments shall include guarantees of, and assumptions of, the Indebtedness or other obligations of another Person.

“IP Rights” has the meaning assigned to such term in Section 3.05(c).

“IRS” means the United States Internal Revenue Service.

“Junior Indebtedness” means any Indebtedness (other than Indebtedness among Holdings, the Borrower and/or its Subsidiaries) of the Borrower or any of its Subsidiaries that is (a) unsecured and, to the extent not constituting Indebtedness for borrowed money, in an outstanding principal amount in excess of $250,000, (b) expressly subordinated in right of payment to the Obligations and/or (c) secured by Liens that are subordinated to the Liens securing the Obligations.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any DIP Term Loan or commitment hereunder at such time, including the latest maturity or expiration date of any DIP Term Loan or DIP Term Loan Commitment.

“Legal Reservations” means the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), collateral assignment (by way of security or otherwise) charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Liquidity” shall mean, as of any date of determination, the sum of (a) the aggregate amount of unrestricted cash and Cash Equivalents of the Loan Parties and (b) “Excess Availability” under and as defined in the ABL DIP Credit Agreement.

“Loan Documents” means this Agreement, the Orders, all approved Variance Reports, any Promissory Note, the DIP Term Loan Guarantee, the DIP Security Documents, the Agency Fee Letter, the Fronting Fee Letter, and any other document or instrument designated by the Borrower and the Administrative Agent as a “Loan Document.” Any reference in this Agreement or any other Loan Document to any Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Parties” means Holdings, the Borrower and each Subsidiary Loan Party.

“Master Consent to Assignment” means that certain Master Consent to Assignment, dated as of the date hereof, between the Administrative Agent and the Fronting Lender, as the same may be amended, restated, amended and restated, supplemented and/or otherwise modified from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or results of operations, in each case, of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies (taken as a whole) of the Secured Parties under the Orders and the other Loan Documents or (c) the ability of the Loan Parties (taken as a whole) to perform their obligations under the Orders or the other Loan Documents, in each case, excluding (i) the effect of filing the Chapter 11 Cases, the events and conditions leading up to and customarily resulting from the commencement and continuation of the Chapter 11 Cases, the effects thereof and any action required to be taken under the Loan Documents or the Orders, and the Chapter 11 Cases themselves and (ii) any matters publicly disclosed with the Securities and Exchange Commission (or any other manner that results in equivalent public dissemination) prior to the filing of the Chapter 11 Cases.

“Material Property” means assets, including, without limitation, intellectual property and Capital Stock of any Person holding such assets, owned by the Loan Parties and their Subsidiaries, that is material to the business, operations, assets or financial condition of the Loan Parties and their Subsidiaries, taken as a whole, immediately prior to any applicable transfer or disposition.

“Material Real Estate Asset” means (a) on the Closing Date, each “fee-owned” Real Estate Asset having a fair market value (as reasonably determined by the Borrower after taking into account any liabilities with respect thereto that impact such fair market value) of $10,000,000 or more, as listed on Schedule 1.01(c) and (b) any “fee-owned” Real Estate Asset acquired by any Loan Party after the Closing Date (or owned by a Loan Party when it becomes a Loan Party) having a fair market value (as reasonably determined by the Borrower after taking into account any liabilities with respect thereto that impact such fair market value) of $10,000,000 or more as of the date of acquisition thereof.

“Maturity Date” means, with respect to the DIP Term Loans, the earliest of (a) April 2, 2027 (the “Original Maturity Date”), or, if such date has been extended pursuant to Section 9.02(b)(A)(3), the applicable Extended Maturity Date, (b) the substantial consummation (as defined in section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the “effective date” thereof) of the Plan or any other plan of reorganization filed in the Chapter 11 Cases that is confirmed pursuant to an order entered by the Bankruptcy Court, (c) the acceleration of the Obligations in accordance with the terms hereof and (d) dismissal of the Chapter 11 Cases or conversion of any of the Chapter 11 Cases to one or more cases under chapter 7 of the Bankruptcy Code; provided that if any such day is not a Business Day, then on the immediately succeeding Business Day.

“Maximum Rate” has the meaning assigned to such term in Section 9.20.

“Milestones” means the milestones set forth on Schedule 5.15, as amended or extended in accordance with the terms of the Restructuring Support Agreement from time to time.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA that is subject to the provisions of Title IV of ERISA, and in respect of which the Borrower or any of its Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability, contingent or otherwise.

“Net Extraordinary Receipts Proceeds” shall mean, with respect to any Extraordinary Receipts, an amount in cash equal to the gross cash proceeds received from such Extraordinary Receipts, net of (i) costs of, and expenses associated with, such Extraordinary Receipts, (ii) any taxes paid or payable as a result of such Extraordinary Receipts (including the Borrower’s good faith estimate of any incremental income taxes that will be payable as a result of such Extraordinary Receipts, including pursuant to tax sharing arrangements or any tax distributions) and (iii) for purposes of determining Extraordinary Receipts under Section 2.11, any funding loss expenses incurred by the Borrowers under Section 2.16 as a result of a mandatory prepayment required by Section 2.11.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash payments or proceeds (including Cash Equivalents) received by the Borrower or any of its Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder of any assets of the Borrower or any of its Subsidiaries or (ii) as a result of the taking of any assets of the Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation, expropriation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual out-of-pocket costs and expenses incurred by the Borrower or any of its Subsidiaries in connection with the adjustment, settlement or collection of any claims of the Borrower or the relevant Subsidiary in respect thereof, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Indebtedness (excluding the DIP Term Loans, Indebtedness under the Prepetition ABL Facility and ABL DIP Facility and any Indebtedness secured by a Lien on the Term Priority Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing any Obligations) that is secured by a Lien on the assets in question and that is required to be repaid or otherwise comes due or would be in default under the terms thereof as a result of such loss, taking or sale, (iii) in the case of a taking, the reasonable out-of-pocket costs of putting any affected property in a safe and secure position, (iv) any selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and transfer and similar Taxes and the Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or any intercompany Tax distribution)) in connection with any sale or taking of such assets as described in clause (a) of this definition, (v) any amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustments associated with any sale or taking of such assets as referred to in clause (a) of this definition (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Insurance/Condemnation Proceeds) and (vi) in the case of any covered loss or taking from any non-Wholly-Owned Subsidiary, the pro rata portion thereof (calculated without regard to this clause (vi)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly-Owned Subsidiary as a result thereof.

“Net Proceeds” means (a) with respect to any Disposition, the Cash proceeds (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of (i) selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and transfer and similar Taxes and the Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or any permitted intercompany Tax distributions) in connection with such Disposition), (ii) amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Disposition (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (excluding the DIP Term Loans, Indebtedness under the Prepetition ABL Facility and ABL DIP Facility and any Indebtedness secured by a Lien on the Term Priority Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing any Obligations) which is secured by the asset sold in such Disposition and which is required to be repaid or otherwise comes due or would be in default and is repaid (other than any such Indebtedness that is assumed by the purchaser of such asset), (iv) Cash escrows (until released from escrow to the Borrower or any of its Subsidiaries) from the sale price for such Disposition and (v) in the case of any Disposition by any non-Wholly-Owned Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (v)) attributable to any minority interest and not available for distribution to or for the account of the Borrower or a Wholly-Owned Subsidiary as a result thereof; and (b) with respect to any issuance or incurrence of Indebtedness or Capital Stock, the Cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith.

“New Common Equity” has the meaning assigned to such term in the Restructuring Support Agreement.

“Non-Consenting DIP Lender” has the meaning assigned to such term in Section 2.19(b).

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding (or that would accrue but for the operation of applicable bankruptcy or insolvency laws), regardless of whether allowed or allowable in such proceeding) on the DIP Term Loans, all accrued and unpaid fees, premiums and all expenses (including fees, premiums and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding (or that would accrue but for the operation of applicable bankruptcy or insolvency laws), regardless of whether allowed or allowable in such proceeding), reimbursements, indemnities and all other advances to, debts, liabilities and obligations of any Loan Party to the DIP Lenders or to any DIP Lender, the Administrative Agent, the Collateral Agent or any indemnified party arising under the Loan Documents in respect of any DIP Term Loan, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“Original Maturity Date” has the meaning assigned to such term in the definition of Maturity Date.

“OFAC” has the meaning assigned to such term in Section 3.17(a).

“Orders” means, collectively, the DIP Orders.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement, and (e) with respect to any other form of entity, such other organizational documents required by local Requirements of Law or customary under such jurisdiction to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any DIP Term Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary Taxes or any intangible, recording, filing or other excise or property Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, but excluding, for the avoidance of doubt (i) any Excluded Taxes and (ii) any such Taxes that are Other Connection Taxes imposed with respect to an assignment or participation (other than an assignment made pursuant to Section 2.19(b)).

“Parent Company” means (a) Holdings and (b) any other Person of which the Borrower is an indirect Wholly-Owned Subsidiary.

“Participant” has the meaning assigned to such term in Section 9.05(c).

“Participant Register” has the meaning assigned to such term in Section 9.05(c).

“Patent” means the following: (a) any and all patents and patent applications throughout the world; (b) all inventions described and claimed therein; (c) all reissues, divisionals, continuations, continuations-in-part, renewals, extensions and continuations in part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, that the Borrower or any of its Subsidiaries, or any of their respective ERISA Affiliates, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability with respect to, contingent or otherwise.

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Permitted Variance” means, with respect to any applicable Variance Testing Period, (a) the unfavorable variance (as compared to estimated receipts in the Approved Budget) of the actual aggregate receipts of the Debtors (on a cumulative basis for such Variance Testing Period) not in excess of 20% and (b) the unfavorable variance (as compared to estimated disbursements in the Approved Budget) of the actual aggregate disbursements of the Debtors (on a cumulative basis for such Variance Testing Period) not in excess of 15%.

“Person” means any individual, natural person, corporation, business trust, family trust, joint venture, association, company, partnership, limited liability company, unlimited liability company, Governmental Authority or any other entity.

“Petition Date” has the meaning assigned to such term in the recitals.

“Plan Asset Regulations” means 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA, as amended from time to time.

“Plan” has the meaning assigned to such term in the Restructuring Support Agreement, and that is reasonably acceptable to the Required Consenting Term Loan Lenders and the Agents (solely with respect to the Agents’ rights and obligations).

“Platform” has the meaning assigned to such term in Section 9.01(d).

“Post-Petition Permitted Priority Liens” means (i) cash collateral and other cash deposits expressly permitted under Section 6.02 and (ii) other Liens permitted under Section 6.02 that rank senior to the Collateral Agent’s Lien on the Collateral by operation of law.

“Prepetition ABL Agents” means Bank of America, N.A., as administrative agent and co-collateral agent, and U.S. Bank National Association, as co-collateral agent.

“Prepetition ABL Credit Agreement” means that certain Credit Agreement, dated as of October 16, 2012, by and among the Borrower, Holdings, the lenders party thereto and the Prepetition ABL Agents, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Prepetition ABL Facility” means the credit facility pursuant to the Prepetition ABL Credit Agreement.

“Prepetition ABL Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of August 16, 2016, among the Prepetition ABL Agents, as agent for the ABL Secured Parties referred to therein, the Prepetition Term Loan Agent, as agent for the Term Secured Parties referred to therein and the Loan Parties from time to time party thereto.

“Prepetition ABL Obligations” means the “Obligations” (as defined in the Prepetition ABL Credit Agreement).

“Prepetition ABL Secured Parties” means the Prepetition ABL Agents and each Lender (as defined in the Prepetition ABL Credit Agreement).

“Prepetition Debt” means, collectively, the Indebtedness of each Debtor outstanding and unpaid on the date on which such Person becomes a Debtor.

“Prepetition Debt Agreements” means the Prepetition ABL Credit Agreement and the Prepetition Term Loan Credit Agreement.

“Prepetition Loan Documents” means the “Loan Documents” (as defined in each of the Prepetition Debt Agreements).

“Prepetition Permitted Liens” means (a) certain liens senior by operation of law or otherwise permitted to be senior by the Prepetition Term Loan Credit Agreement to the Prepetition Term Loan Obligations and solely to the extent any such liens were valid, properly perfected, non-avoidable and senior in priority to the Liens securing the Prepetition Term Loan Obligations as of the Petition Date, (b) valid, non-avoidable, senior priority liens in existence as of the Petition Date that are perfected after the Petition Date as permitted by section 546(b) of the Bankruptcy Code and (c) liens on the ABL Priority Collateral securing the Prepetition ABL Obligations permitted to be senior by the Prepetition ABL Intercreditor Agreement to the Prepetition Term Loan Obligations.

“Prepetition Secured Parties” means the Prepetition ABL Secured Parties and the Prepetition Term Loan Secured Parties.

“Prepetition Term Loan Agent” means Alter Domus (US) LLC as administrative agent and collateral agent.

“Prepetition Term Loan Credit Agreement” means that certain Amended & Restated Term Loan Credit Agreement, dated as of March 9, 2021, by and among the Borrower, Holdings, the lenders party thereto and the Prepetition Term Loan Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Prepetition Term Loan Obligations” means the “Obligations” (as defined in the Prepetition Term Loan Credit Agreement).

“Prepetition Term Loan Secured Parties” means the Prepetition Term Loan Agent and each Lender (as defined in the Prepetition Term Loan Credit Agreement).

“Primary Obligor” has the meaning assigned to such term in the definition of “Guarantee”.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Required DIP Lenders) or any similar release by the Board (as reasonably determined by the Required DIP Lenders); provided that such rate is administratively feasible for the Administrative Agent. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any change in the prime rate determined by the Administrative Agent shall take effect at the opening of business on the date of such determination.

“Professional Fees” shall mean all professional fees and expenses incurred by the Debtors, the Agents, the Steering Committee, the DIP Lenders, the Prepetition Secured Parties, the U.S. Trustee and any statutory committee, in each case, that are owed and payable by the Debtors, permitted to be paid pursuant to the Orders and allowed by the Bankruptcy Court.

“Prohibited Action” has the meaning assigned to such term in the DIP Orders.

“Promissory Note” means a promissory note of the Borrower payable to any DIP Lender or its registered assigns, in substantially the form of Exhibit G, evidencing the aggregate outstanding principal amount of DIP Term Loans of the Borrower to such DIP Lender resulting from the DIP Term Loans made by such DIP Lender.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and in the case of any Requirement of Law, any similar Requirement of Law under any other applicable jurisdiction), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’, managers’ and/or employees’ compensation, fees and expense reimbursement, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees and other costs and/or expenses associated with being a public company.

“Public DIP Lender” has the meaning assigned to such term in Section 9.01(d).

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of any Loan Party in and to real property (including, but not limited to, land, improvement and fixtures thereon).

“Recipient” has the meaning assigned to such term in the definition of “Excluded Taxes”.

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(p).

“Register” has the meaning assigned to such term in Section 9.05(b)(iv).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Funds” means with respect to any DIP Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such DIP Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, managers, officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration into or through the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material).

“Reportable Event” means, with respect to any Pension Plan, any of the events described in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period is waived under PBGC Reg. Section 4043.

“Representatives” has the meaning assigned to such term in Section 9.13.

“Required Consenting Term Loan Lenders” means, as of the relevant date, Consenting Term Loan Lenders holding at least 60.01% of the aggregate outstanding principal amount of Prepetition Term Loan Claims (as defined in the Restructuring Support Agreement) that are held by all Consenting Term Loan Lenders.

“Required DIP Lenders” means, at any time, DIP Lenders (provided that any amendment, waiver or modification of any provision of this Agreement or any Loan Document shall not require the consent of the Fronting Lender solely by virtue of the Fronting Lender holding record title to the DIP Term Loans or unused DIP Term Loan Commitments pending assignment in accordance with the Master Consent to Assignment except (i) to the extent the Fronting Lender holds any DIP Term Loans after fifteen (15) Business Days after the Closing Date or the Final DIP Order Entry Date, as applicable, in which case the Fronting Lender shall retain voting rights and shall be included in “Required DIP Lenders” or (ii) in the case of any amendment, waiver or modification of any provision of this Agreement or any Loan Document that adversely affects the Fronting Lender, which shall require the consent of the Fronting Lender in its sole discretion) having DIP Term Loans or unused DIP Term Loan Commitments representing more than 60.01% of the sum of the total DIP Term Loans and such unused DIP Term Loan Commitments at such time.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Person, the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president or the chief operating officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Loan Party and, solely for purposes of notices given pursuant to Article 2, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Responsible Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Responsible Officer of the Borrower that such financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial position of the Borrower as at the dates indicated and its consolidated income and cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Restricted Debt” means Prepetition Debt and Junior Indebtedness.

“Restricted Debt Payments” has the meaning set forth in Section 6.04(b).

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of the Borrower, except a dividend payable solely in shares of Qualified Capital Stock to the holders of such class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of the Borrower and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of the Borrower now or hereafter outstanding.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of September 30, 2026, by and among the Debtors and the Consenting Term Loan Lenders, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Restructuring Term Sheet” has the meaning assigned to such term in the Restructuring Support Agreement.

“S&P” means Standard & Poor’s Financial Services LLC, a Subsidiary of S&P Global, Inc.

“Sale and Lease-Back Transaction” means any transaction or series of related transactions pursuant to which the Borrower or any of its Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sanctions” has the meaning assigned to such term in Section 3.17(a).

“Scheduled Unavailability Date” has the meaning assigned to such term in Section 2.14(b)(ii).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Secured Parties” has the meaning assigned to such term in the DIP Collateral Agreement.

“Securities” means any stock, shares, units, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that the term “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“SOFR” means, the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SPC” has the meaning assigned to such term in Section 9.05(e).

“Steering Committee” has the meaning assigned to such term in the Restructuring Support Agreement.

“Subject Proceeds” has the meaning assigned to such term in Section 2.11(b)(ii).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “Subsidiary” means any Subsidiary of the Borrower.

“Subsidiary Loan Party” means (a) on the Closing Date, each Subsidiary of the Borrower (other than any such Subsidiary that is an Excluded Subsidiary on the Closing Date) and (b) thereafter, each Subsidiary of the Borrower that becomes a guarantor of the Obligations pursuant to the terms of this Agreement, in each case, until such time as the relevant Subsidiary is released from its obligations under the DIP Term Loan Guarantee in accordance with the terms and provisions hereof.

“Successor Administrative Agent” has the meaning assigned to such term in Section 2.17(f)(iii).

“Successor Rate” has the meaning specified in Section 2.14.

“Superpriority Claim” shall mean a claim against any Debtor in any of the Chapter 11 Cases which is an administrative expense claim pursuant to section 364(c)(1) of the Bankruptcy Code, with priority over any and all other claims against the Loan Parties, now existing or hereafter arising, of any kind whatsoever, including all administrative expenses of the kind specified in Bankruptcy Code sections 503(b) and 507(b) including to the extent allowed under the Bankruptcy Code and any and all administrative expenses or other claims arising under Bankruptcy Code sections 105, 326, 328, 330, 331, 365, 503(b), 506(c) (subject to entry of a Final DIP Order), 507(a) (other than Section 507(a)(1)), 507(b), 726, 1113 or 1114 (including the Adequate Protection Obligations), whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties, assessments, fees and withholdings (including backup withholdings) and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any Governmental Authority.

“Term Priority Collateral” has the meaning set forth in the DIP Orders.

“Term SOFR” means:

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and

(b) for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto.

“Term SOFR Loan” means a DIP Term Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Required DIP Lenders, provided such successor administrator shall be administratively feasible for the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Required DIP Lenders from time to time).

“Termination Date” has the meaning assigned to such term in the lead-in to Article 5.

“Threshold Amount” means $1,000,000.

“Trademark” means any and all trademarks throughout the world, including the following: (a) all trademarks (including service marks), common law marks, trade names, trade dress, domain names, corporate names and logos, slogans and other indicia of origin under the Requirements of Law of any jurisdiction in the world, and the registrations and applications for registration thereof and all goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all rights corresponding to any of the foregoing.

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by any Parent Company and/or its Subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” shall mean, collectively, (i) the Chapter 11 Cases, (ii) the entering into of the Loan Documents and the incurrence of DIP Term Loans on or around the Closing Date, (iii) the other transactions contemplated by the Restructuring Support Agreement and (iv) the payment of all Transaction Costs.

“Transformation Committee” has the meaning assigned to such term in the Restructuring Support Agreement.

“Transformation Committee Mandate” has the meaning assigned to such term in the Restructuring Support Agreement.

“Treasury Regulations” means the U.S. federal income tax regulations promulgated under the Code.

“Type”, when used in reference to any DIP Term Loan or Borrowing, refers to whether the rate of interest on such DIP Term Loan, or on the DIP Term Loans comprising such Borrowing, is determined by reference to Adjusted Term SOFR or the Alternate Base Rate.

“U.S.” or “United States” means the United States of America.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“U.S. Trustee” has the meaning assigned to such term in the DIP Orders.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Variance Report” has the meaning assigned to such term in Section 5.01(d).

“Variance Testing Period” means (i) the first four-week period of the Initial Approved Budget to be reported on the fifth Friday following the Petition Date and (ii) each subsequent rolling four-week period ended thereafter of each then-in-effect Approved Budget.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by Requirements of Law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to any Multiemployer Plan as the result of a “complete” or “partial” withdrawal by the Borrower or any Subsidiary (or any ERISA Affiliate of the Borrower) from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.01 Classification of DIP Term Loans and Borrowings. For purposes of this Agreement, DIP Term Loans may be classified and referred to by Class (e.g., an “Interim DIP Term Loan”) or by Type (e.g., an “Term SOFR Loan”) or by Class and Type (e.g., an “Term SOFR Interim DIP Term Loan”). Borrowings also may be classified and referred to by Class (e.g., an “Interim DIP Term Borrowing”) or by Type (e.g., an “Term SOFR Borrowing”) or by Class and Type (e.g., an “Term SOFR Interim DIP Term Borrowing”).

Section 1.02 Terms Generally.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (ii) any reference to any Requirement of Law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, superseding or interpreting such Requirement of Law, (iii) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (v) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document, (vi) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including” and (vii) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights. It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition and/or Affiliate transaction under Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 or 6.09, respectively, but may instead be permitted in part under any combination thereof.

(b) For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.04, 6.06, 6.07 or 6.09 in the event that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition and/or Affiliate transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01 (other than 6.01(a), 6.01(w) or 6.01(x)), 6.02, 6.04, 6.06, 6.07 or 6.09, the Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) under one or more clauses of each such Section and will only be required to include the amount and type of such transaction (or portion thereof) in any one category. It is understood and agreed that (A) any Indebtedness (other than Indebtedness permitted under Section 6.01(a), 6.01(w) or 6.01(x)), Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition and/or Affiliate transaction under Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 or 6.09, respectively, but may instead be permitted in part under any combination thereof and of any other available exemption within the same section and (B) the Borrower (i) shall in its sole discretion determine under which category such Indebtedness (other than Indebtedness permitted under Section 6.01(a), 6.01(w) or 6.01(x)), Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition and/or Affiliate transaction (or, in each case, any portion thereof) is permitted and (ii) shall be permitted, in its sole discretion, to make any redetermination and/or to divide, classify or reclassify under which category or categories such Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition and/or Affiliate transaction is permitted from time to time as it may determine. For the avoidance of doubt, if the applicable date for meeting any requirement hereunder or under any other Loan Document falls on a day that is not a Business Day, compliance with such requirement shall not be required until noon on the first Business Day following such applicable date.

Section 1.03 Accounting Terms; GAAP.

(a) (i) All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, as the context requires, all terms of an accounting or financial nature that are used herein shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that (A) if any change to GAAP or in the application thereof (including the conversion to IFRS as described below) is implemented after the date of delivery of the most recent annual financial statements of the Borrower and its Subsidiaries and/or there is any change in the functional currency reflected in the financial statements or (B) if the Borrower elects or is required to report under IFRS, the Borrower or the Required DIP Lenders may request to amend the relevant affected provisions hereof (whether or not the request for such amendment is delivered before or after the relevant change or election) to eliminate the effect of such change or election, as the case may be, on the operation of such provisions and (x) the Borrower and the Required DIP Lenders shall negotiate in good faith to enter into an amendment of the relevant affected provisions (it being understood that no amendment or similar fee shall be payable to any DIP Lender in connection therewith) to preserve the original intent thereof in light of the applicable change or election, as the case may be, (y) the relevant affected provisions shall be interpreted on the basis of GAAP and the currency, in each case, as in effect and applied immediately prior to the applicable change or election, as the case may be, until the request for amendment has been withdrawn by the Borrower or the Required DIP Lenders, as applicable, or this Agreement has been amended as contemplated hereby and (z) after giving effect to any such amendment, the term “GAAP” as used herein shall be deemed to be a reference to IFRS; it being understood and agreed that the Borrower may not convert to GAAP after exercising its right or complying with any requirement to report under IFRS in accordance with clause (B) above.

(ii) All terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b) Notwithstanding anything to the contrary contained in paragraph (a) above or in the definition of “Capital Lease,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the Closing Date) that would constitute Capital Leases (including leases that are classified as “Financing Leases” for purposes of GAAP) in conformity with GAAP as of December 15, 2018 shall be considered Capital Leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

Section 1.04 Effectuation of Transactions. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.05 Timing of Payment or Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.06 Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.07 Currency Equivalents Generally. (a) Notwithstanding anything to the contrary in clause (b) below, for purposes of any determination under Article 5, Article 6 or Article 7 with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Sale and Lease-Back Transaction, affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement, (any of the foregoing, a “specified transaction”), in a currency other than Dollars, (i) the equivalent amount in Dollars of a specified transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Required DIP Lenders and the Borrower) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such specified transaction (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided, that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i).

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent or the Required DIP Lenders may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

Section 1.08 Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any DIP Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing DIP Term Loans with any loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such DIP Lender on terms administratively feasible for the Administrative Agent, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

Section 1.09 Certain Calculations and Tests.

(a) The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

(b) The increase in any amount secured by any Lien by virtue of the accrual of interest, the accretion of accreted value, the payment of interest or a dividend in the form of additional Indebtedness, amortization of original issue discount and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency will not be deemed to be the granting of a Lien for purposes of Section 6.02.

Section 1.10 Guarantees and Collateral. Notwithstanding any provision of any Loan Document to the contrary, subject to the Orders, for purposes of any determination relating to the ABL Priority Collateral as to which the Administrative Agent is granted discretion hereunder or under any other Loan Document (including any determination with respect to any waiver or extension or any opportunity to request that is permitted or required under the definition of “Collateral and Guarantee Requirement,” under this Agreement or under any other Loan Document), the Administrative Agent shall be deemed to have agreed and accepted any determination in respect thereof by the Applicable Administrative Agent.

Section 1.11 Divisions. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a subsidiary, Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.12 Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Term SOFR”, “SOFR”, “Adjusted Term SOFR” or with respect to any rate that is an alternative or replacement for or successor to any of such rate or the effect of any of the foregoing, including whether the composition or characteristics of any such alternative, successor or replacement rate will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Term SOFR, SOFR, Adjusted SOFR or any rates in the definition thereof prior to its discontinuance or unavailability, or the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Term SOFR, SOFR, Adjusted SOFR or any rates in the definition thereof, any alternative, successor or replacement rate and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Term SOFR, SOFR, Adjusted SOFR or any rates in the definition thereof pursuant to the terms of this Agreement and shall have no liability to the Borrower, any DIP Lender or any other Person for damages of any kind, or for any error or calculation of any such rate (or component thereof) provided by any such information source or service. The Administrative Agent shall have no obligation to monitor, determine or verify the unavailability or cessation of any reference rate (or other applicable benchmark interest rate), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any date on which such rate may be required to be transitioned or replaced in accordance with the terms of the Loan Documents, applicable law or otherwise. The Administrative Agent shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of the applicable interest rate used in this Agreement and absence of a designated replacement interest rate, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Required DIP Lenders, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.

ARTICLE 2 THE CREDITS

Section 2.01 Commitments.

(a) Subject to and upon the terms and conditions set forth herein and in the DIP Orders, each DIP Lender severally, and not jointly, agrees to make Interim DIP Term Loans to the Borrower within one (1) Business Day after the Closing Date in Dollars in an aggregate principal amount equal to its Interim DIP Term Loan Commitment. Amounts paid or prepaid in respect of the Interim DIP Term Loans may not be reborrowed.

(b) Subject to and upon the terms and conditions set forth herein and in the DIP Orders, each DIP Lender severally, and not jointly, agrees to make Final DIP Term Loans to the Borrower within one (1) Business Day after the Final DIP Order Entry Date in Dollars in an aggregate principal amount equal to its Final DIP Term Loan Commitment. Amounts paid or prepaid in respect of the Final DIP Term Loans may not be reborrowed.

Section 2.02 DIP Term Loans and Borrowings.

(a) Each DIP Term Loan shall be made as part of a Borrowing consisting of DIP Term Loans of the same Class and Type made by the DIP Lenders ratably in accordance with their respective DIP Term Loan Commitments of the applicable Class.

(b) Subject to Section 2.01 and Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Term SOFR Loans as the Borrower may request in accordance herewith. Each DIP Lender at its option may make any Term SOFR Loan by causing any domestic or foreign branch or Affiliate of such DIP Lender to make such DIP Term Loan; provided that (x) any exercise of such option shall not affect the obligation of the Borrower to repay such DIP Term Loan in accordance with the terms of this Agreement, (y) such Term SOFR Loan shall be deemed to have been made and held by such DIP Lender, and the obligation of the Borrower to repay such Term SOFR Loan shall nevertheless be to such DIP Lender for the account of such domestic or foreign branch or Affiliate of such DIP Lender and (z) in exercising such option, such DIP Lender shall use reasonable efforts to minimize increased costs to the Borrower resulting therefrom (which obligation of such DIP Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply); provided, further, that no such domestic or foreign branch or Affiliate of such DIP Lender shall be entitled to any greater indemnification under Section 2.17 in respect of any withholding tax with respect to such Term SOFR Loan than that to which the applicable DIP Lender was entitled on the date on which such DIP Term Loan was made (except in connection with any indemnification entitlement arising as a result of any Change in Law after the date on which such DIP Term Loan was made). No portion of any DIP Term Loan shall be funded or held with “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans.

(c) At the commencement of each Interest Period for any Term SOFR Borrowing, such Term SOFR Borrowing shall comprise an aggregate principal amount that is an integral multiple of $100,000 and not less than $500,000. Each ABR Borrowing when made shall be in a minimum principal amount of $100,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 different Interest Periods in effect for Term SOFR Borrowings at any time outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not, nor shall it be entitled to, request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to the relevant DIP Term Loans.

(e) With respect to SOFR or Term SOFR, the Required DIP Lenders (in consultation with the Borrower and the Administrative Agent) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the DIP Lenders reasonably promptly after such amendment becomes effective. Notwithstanding anything to the contrary, the Administrative Agent shall not be bound to follow or agree to any such amendments, modifications or Conforming Changes pursuant to this Section 2.02 that affect its rights, duties, immunities, protections or indemnities without its prior written consent.

Section 2.03 Requests for Borrowings. (a) Each Borrowing, each conversion of DIP Term Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon irrevocable written notice by the Borrower to the Administrative Agent by delivery of a Borrowing Request or an Interest Election Request, as applicable (provided that notices in respect of Borrowings may be conditioned on the entry of the applicable DIP Order). Each such notice must be in the form of a Borrowing Request or Interest Election Request, as the case may be, appropriately completed and signed by a Responsible Officer of the Borrower and must be received by the Administrative Agent (by hand delivery or electronic transmission (including “.pdf” or “.tiff”)) not later than (i) 2:00 p.m. three (3) Business Days prior to the requested date of any Borrowing of or continuation of Term SOFR Loans (or one (1) Business Day in the case of any Term SOFR Borrowing to be made on or around the Closing Date or the Final DIP Order Entry Date, as applicable) or any conversion of ABR Loans to Term SOFR Loans and (ii) 2:00 p.m. one Business Day prior to the requested date of any Borrowing for or conversion to ABR Loans (or, in each case, such later time as is reasonably acceptable to the Administrative Agent).

(b) If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise each DIP Lender of the details and amount of any DIP Term Loan to be made as part of the requested Borrowing on the same Business Day of receipt of a Borrowing Request in accordance with this Section.

Section 2.04 [Reserved].

Section 2.05 [Reserved].

Section 2.06 [Reserved].

Section 2.07 Funding of Borrowings.

(a) Each DIP Lender shall make each DIP Term Loan to be made by it hereunder not later than (i) 1:00 p.m., in the case of Term SOFR Loans, and (ii) 1:00 p.m., in the case of ABR Loans, in each case on the Business Day specified in the applicable Borrowing Request by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the DIP Lenders in an amount equal to such DIP Lender’s respective Applicable Percentage. The Administrative Agent will make such DIP Term Loans available to the Borrower by promptly wiring the amounts so received on the same Business Day, in like funds, to the account designated in the relevant Borrowing Request or as otherwise directed in writing by the Borrower; provided that at the discretion of the Fronting Lender with the consent of the Borrower (the consent of the Borrower not to be unreasonably withheld, delayed or conditioned), any DIP Term Loans may be wired directly by the Fronting Lender to the Borrower.

(b) Unless the Administrative Agent has received written notice from any DIP Lender that such DIP Lender will not make available to the Administrative Agent such DIP Lender’s share of any Borrowing prior to the proposed date of such Borrowing, the Administrative Agent may assume that such DIP Lender has made such share available on such date in accordance with paragraph (a) of this Section and may (without obligation), in reliance upon such assumption, make a corresponding amount available to the Borrower. In such event, if any DIP Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable DIP Lender and the Borrower severally agree to pay to the Administrative Agent (without duplication) such corresponding amount with interest thereon forthwith on demand for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such DIP Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the DIP Term Loans comprising such Borrowing at such time. If such DIP Lender pays such amount to the Administrative Agent, then such amount shall constitute such DIP Lender’s DIP Term Loan included in such Borrowing, and the obligation of the Borrower to repay the Administrative Agent the corresponding amount pursuant to this Section 2.07(b) shall cease. If the Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount. Nothing herein shall be deemed to relieve any DIP Lender from its obligation to fulfill its DIP Term Loan Commitment or to prejudice any rights which the Administrative Agent or the Borrower or any other Loan Party may have against any DIP Lender as a result of any default by such DIP Lender hereunder.

Section 2.08 Type; Interest Elections.

(a) Each Borrowing shall initially be of the Type specified in the applicable Borrowing Request and, in the case of any Term SOFR Borrowing, shall have the initial Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert any Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the DIP Lenders based upon their respective Applicable Percentages, and the DIP Term Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.08, the Borrower shall deliver an Interest Election Request in accordance with the terms of Section 2.03(a).

(c) If any such Interest Election Request requests a Term SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of each Interest Election Request, the Administrative Agent shall advise each applicable DIP Lender of the details thereof and of such DIP Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to any Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, such Borrowing shall be converted at the end of such Interest Period to a Term SOFR Borrowing with an Interest Period of one month. Notwithstanding anything to the contrary herein, if an Event of Default exists and the Administrative Agent, at the direction of the Required DIP Lenders, so notifies the Borrower, then, so long as such Event of Default exists (i) no outstanding Borrowing may be converted to or continued as Term SOFR Borrowing and (ii) unless repaid, each Term SOFR Borrowing shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.

Section 2.09 Termination and Reduction of Commitments. Unless previously terminated, (i) the Interim DIP Term Loan Commitments on the making of the Interim DIP Term Loans on or around Closing Date shall automatically terminate upon the making of the Interim DIP Term Loans on such date and (ii) the Final DIP Term Loan Commitments on the making of the Final DIP Term Loans on or around the Final DIP Order Entry Date shall automatically terminate upon the making of the Final DIP Term Loans on such date.

Section 2.10 Repayment of DIP Term Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to repay the outstanding principal amount of the DIP Term Loans to the Administrative Agent for the account of each DIP Lender on the Maturity Date, in an amount equal to the remainder of the principal amount of the DIP Term Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment, and the Secured Parties shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court. Notwithstanding anything to the contrary set forth herein, each DIP Lender party hereto acknowledges and agrees that (i) up to $15,000,000 of the original principal amount of DIP Term Loans hereunder, (ii) all interest capitalized as described in Section 2.13(d), (iii) all accrued and unpaid interest and (iv) all DIP Backstop Loans and DIP Upfront Loans capitalized as described in Sections 2.12(b) and (c), respectively, in each case, may be converted, “rolled” or otherwise exchanged into New Common Equity on the Restructuring Effective Date (as defined in the Restructuring Support Agreement) as further described in the Restructuring Term Sheet.

(b) Each DIP Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such DIP Lender resulting from each DIP Term Loan made by such DIP Lender, including the amounts of principal and interest payable and paid to such DIP Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each DIP Term Loan made hereunder and the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each DIP Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the accounts of the DIP Lenders and each DIP Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any DIP Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrower to repay the DIP Term Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section 2.10 and any DIP Lender’s records, the accounts of the Administrative Agent shall govern.

(e) Any DIP Lender may request that any DIP Term Loan made by it be evidenced by a Promissory Note. In such event, the Borrower shall prepare, execute and deliver to such DIP Lender a Promissory Note that is payable to such DIP Lender and its registered permitted assigns; it being understood and agreed that such DIP Lender (and/or its applicable permitted assign) shall be required to return such Promissory Note to the Borrower in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable). If any DIP Lender loses the original copy of its Promissory Note, it shall execute an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Borrower. The obligation of each DIP Lender to execute an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Borrower shall survive the Termination Date.

Section 2.11 Prepayment of DIP Term Loans.

(a) Optional Prepayments. The Borrower may not voluntarily prepay any DIP Term Loans, in whole or in part, prior to the Maturity Date.

(b) Mandatory Prepayments. Subject to the Prepetition ABL Intercreditor Agreement and the Orders:

(i) On the date upon which the Borrower or any other Loan Party receives any Net Proceeds from the disposition of all or substantially all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code, the Borrower shall apply an amount equal to 100% of the Net Proceeds therefrom, after funding the Carve Out, to prepay the DIP Term Loans then outstanding.

(ii) No later than the fifth Business Day following the receipt of Net Proceeds in respect of any other non-ordinary course Disposition, Net Insurance/Condemnation Proceeds or Net Extraordinary Receipts Proceeds, the Borrower shall apply an amount equal to 100% of the Net Proceeds. Net Insurance/Condemnation Proceeds or Net Extraordinary Receipts Proceeds received with respect thereto (collectively, the “Subject Proceeds”) to prepay the DIP Term Loans then outstanding; provided that if prior to the date any such prepayment is required to be made, the Borrower notifies the Administrative Agent of its intention to reinvest the Subject Proceeds in assets constituting Term Priority Collateral used or useful in the business (other than Cash or Cash Equivalents) of the Borrower or any of its Subsidiaries, then so long as no Event of Default then exists or would result therefrom, the Borrower shall not be required to make a mandatory prepayment under this clause (ii) in respect of the Subject Proceeds to the extent the Subject Proceeds are so reinvested within twenty (20) days following receipt thereof or in accordance with the time period anticipated pursuant to the Approved Budget; it being understood that if the Subject Proceeds have not been so reinvested prior to the expiration of the applicable period, the Borrower shall promptly prepay the DIP Term Loans with the amount of Subject

Proceeds not so reinvested as set forth above (without regard to the immediately preceding proviso); provided, however, the obligation to make a prepayment under this Section 2.11(b)(ii) shall only apply if and to the extent the aggregate amount of Net Proceeds resulting from any other non-ordinary course Disposition, Net Insurance/Condemnation Proceeds or Net Extraordinary Receipts Proceeds received by the Borrower and its Subsidiaries in any Fiscal Year exceeds $500,000.

(iii) In the event that the Borrower or any of its Subsidiaries receives Net Proceeds from the issuance or incurrence of Indebtedness by the Borrower or any of its Subsidiaries (other than Indebtedness that is permitted to be incurred under Section 6.01), the Borrower shall, promptly upon (and in any event not later than two Business Days thereafter) the receipt of such Net Proceeds by the relevant Person, apply an amount equal to 100% of such Net Proceeds to prepay the outstanding principal amount of the relevant DIP Term Loans.

(iv) [Reserved].

(v) The Borrower shall notify the Administrative Agent in writing of any prepayment under this Section 2.11(b) in the form of a Prepayment Notice in the case of any prepayment of not later than 1:00 p.m. three Business Days before the date of prepayment. Each such Prepayment Notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Any DIP Lender may elect, by written notice to the Administrative Agent not later than 1:00 p.m. one Business Day prior to any prepayment of DIP Term Loans required to be made by the Borrower pursuant to this Section 2.11(b), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”), in which case such Declined Proceeds may be retained by the Borrower. If any DIP Lender fails to deliver a notice to the Administrative Agent of its election to decline receipt of its Applicable Percentage of any mandatory prepayment within the time frame specified above, such failure will be deemed to constitute an acceptance of such DIP Lender’s Applicable Percentage of the total amount of such mandatory prepayment of DIP Term Loans.

(vi) Except as otherwise contemplated in this Agreement, each prepayment of DIP Term Loans pursuant to this Section 2.11(b) shall be applied ratably to each Class of DIP Term Loans then outstanding and each such prepayment shall be paid to the DIP Lenders of such Class in accordance with their respective Applicable Percentages of the applicable Class. If no DIP Lender exercises the right to waive a prepayment of the DIP Term Loans pursuant to Section 2.11(b)(v), the amount of such mandatory prepayments shall be applied first to the then outstanding DIP Term Loans that are ABR Loans and then to the then outstanding DIP Term Loans that are Term SOFR Loans.

(vii) Prepayments made under this Section 2.11(b) shall be (A) accompanied by accrued interest as required by Section 2.13, (B) subject to Section 2.16 and (C) without premium or penalty.

Section 2.12 Fees and Premiums.

(a) The Borrower agrees to pay to the Agents, for their own respective account, the fees described in the Agency Fee Letter.

(b) Backstop Premiums. The Borrower agrees to pay to the Fronting Lender, for the pro rata benefit of the DIP Backstop Parties (as defined in the Restructuring Support Agreement), a backstop premium equal to 7.00% of the DIP Term Loan Commitments held by the DIP Backstop Parties (as defined in the Restructuring Support Agreement) (the “DIP Backstop Loans”), which such DIP Backstop Loans shall be fully earned, due and payable in the form of DIP Term Loans on the Closing Date (and the Fronting Lender shall subsequently assign such DIP Backstop Loans to the applicable DIP Backstop Parties (as defined in the Restructuring Support Agreement) in accordance with the Master Consent to Assignment).

(c) Upfront Premium. The Borrower agrees to pay to the Fronting Lender, for the pro rata benefit of the DIP Backstop Parties (as defined in the Restructuring Support Agreement) and the Participating Lenders (as defined in the Restructuring Support Agreement), an upfront premium equal to 9.50% of the DIP Term Loans funded by the Fronting Lender on each of the Closing Date and the Final DIP Term Loan Funding Date (the “DIP Upfront Loans”), which such DIP Upfront Loans shall be earned, due and payable in full in the form of DIP Term Loans on the Closing Date or Final DIP Term Loan Funding Date, as applicable (and the Fronting Lender shall subsequently assign such DIP Upfront Loans to the applicable DIP Backstop Parties (as defined in the Restructuring Support Agreement) and Participating Lenders (as defined in the Restructuring Support Agreement), in each case, in accordance with the Master Consent to Assignment).

(d) Unless otherwise indicated herein, fees and premiums payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent or the Collateral Agent, as applicable. Fees and premiums paid shall not be refundable under any circumstances except as otherwise provided in the Agency Fee Letter or as otherwise agreed among the applicable parties.

(e) Unless otherwise indicated herein, all computations of fees and premiums shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). The determination by the Administrative Agent of the amount of any fee or premium hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.13 Interest.

(a) The DIP Term Loans that comprise each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The DIP Term Loans that comprise each Term SOFR Borrowing shall bear interest at Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Upon the occurrence and during the continuance of any Event of Default, at the written election of the Required DIP Lenders (which may apply retroactively to the date such Event of Default shall have first occurred), all principal, interest and all other amounts due in respect of the Obligations shall bear interest, to the fullest extent permitted by applicable Requirements of Law, after as well as before judgment, at a rate per annum (the “Default Rate”) equal to (i) in the case of overdue principal or interest of any DIP Term Loan, 2.00% plus the rate otherwise applicable to such DIP Term Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to DIP Term Loans that are ABR Loans as provided in paragraph (a) of this Section; provided that no amount shall accrue pursuant to this Section 2.13(c) on any overdue amount or other amount payable to a Defaulting DIP Lender so long as such DIP Lender is a Defaulting DIP Lender.

(d) Accrued interest on each DIP Term Loan shall be payable (i) in arrears on each Interest Payment Date for such DIP Term Loan in kind, capitalized and added to the outstanding principal amount of such DIP Term Loans on and as of such Interest Payment Date and (ii) on the Maturity Date applicable to such DIP Term Loan; provided that (A) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (B) in the event of any repayment or prepayment of any DIP Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such DIP Term Loan shall be payable on the effective date of such conversion. All accrued interest which for any reason has not theretofore been paid shall be paid in full on the date on which the final principal amount of the DIP Term Loans is repaid unless otherwise provided in the Plan. Notwithstanding the foregoing, all accrued but unpaid interest on the DIP Term Loans may be converted, “rolled” or otherwise exchanged into New Common Equity on the Restructuring Effective Date (as defined in the Restructuring Support Agreement) as further described in the Restructuring Term Sheet.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate and Adjusted Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue on each DIP Term Loan for the day on which the DIP Term Loan is made and shall not accrue on a DIP Term Loan, or any portion thereof, for the day on which the DIP Term Loan or such portion is paid; provided that any DIP Term Loan that is repaid on the same day on which it is made shall bear interest for one day.

Section 2.14 Alternate Rate of Interest.

(a) If at least two Business Days prior to the commencement of any Interest Period for a Term SOFR Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Adjusted Term SOFR for such Interest Period; or

(ii) the Administrative Agent has received written notice from the Required DIP Lenders that Adjusted Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such DIP Lenders of making or maintaining their DIP Term Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall promptly give written notice thereof to the Borrower and the DIP Lenders by hand delivery or electronic transmission as promptly as practicable thereafter and, until the Administrative Agent (acting at the direction of the Required DIP Lenders for purposes of clause (ii) above) notifies the Borrower and the DIP Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees promptly to do, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term SOFR Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto and (ii) if any Borrowing Request requests a Term SOFR Borrowing, such Borrowing shall be made as an ABR Borrowing and the utilization of the Adjusted Term SOFR component in determining the Alternate Base Rate shall be suspended.

(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required DIP Lenders notify the Administrative Agent (with, in the case of the Required DIP Lenders, a copy to the Borrower) that the Borrower or Required DIP Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining one or three month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary;

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over such administrator, CME or any such successor administrator of the Term SOFR Screen Rate with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one or three month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans or shall or will otherwise cease; provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Required DIP Lenders and administratively feasible for the Administrative Agent, that will continue to provide such representative interest periods of Term SOFR after such specific date (the latest date on which one or three month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”); or

(iii) syndicated loans currently being executed, or that include language similar to that contained in this Section 2.14, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace SOFR.

then, in each case, the Required DIP Lenders and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR in accordance with this Section 2.14 with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. Dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. Dollar denominated syndicated credit facilities for such benchmarks (any such proposed rate and its applicable adjustment, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all DIP Lenders unless, prior to such time, DIP Lenders comprising the Required DIP Lenders have delivered to the Administrative Agent written notice that such Required DIP Lenders object to such amendment. Such amendment shall provide that such Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such amendment shall provide that such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Required DIP Lenders; provided that such amendment implements changes that are administratively feasible for the Administrative Agent.

If no Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent (at the direction of the Required DIP Lenders) will promptly so notify the Borrower and each DIP Lender. Thereafter, (x) the obligation of the DIP Lenders to make or maintain Term SOFR Loans shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) the Adjusted Term SOFR component shall no longer be utilized in determining the Alternate Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of Successor Rate shall provide that in no event shall such Successor Rate be less than the Floor for purposes of this Agreement.

In connection with the implementation of a Successor Rate, the Required DIP Lenders (in consultation with the Administrative Agent) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the DIP Lenders reasonably promptly after such amendment becomes effective; provided further that, such Conforming Changes implement changes that are administratively feasible for the Administrative Agent.

Notwithstanding anything to the contrary, the Administrative Agent shall not be bound to follow or agree to any such amendments, modifications or Conforming Changes pursuant to this Section 2.14 that affect its rights, duties, immunities, protections or indemnities without its prior written consent.

Section 2.15 Increased Costs.

(a) If any Change in Law:

(i) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any DIP Lender;

(ii) subjects any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on or with respect to its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) imposes on any DIP Lender any other condition (other than Taxes) affecting this Agreement or Term SOFR Loans made by any DIP Lender,

and the result of any of the foregoing is to increase the cost to the relevant DIP Lender or such other Recipient of making or maintaining any Term SOFR Loan (or of maintaining its obligation to make any such DIP Term Loan) or to reduce the amount of any sum received or receivable by such DIP Lender or such other Recipient hereunder (whether of principal, interest or otherwise) in respect of any Term SOFR Loan in an amount deemed by such DIP Lender or such other Recipient to be material, then, within 30 days after the Borrower’s receipt of the certificate contemplated by paragraph (c) of this Section 2.15, the Borrower will pay to such DIP Lender or such other Recipient, as applicable, such additional amount or amounts as will compensate such DIP Lender or such other Recipient for such additional costs incurred or reduction suffered; provided that the Borrower shall not be liable for such compensation if (x) the relevant Change in Law occurs on a date prior to the date such DIP Lender becomes a party hereto, (y) such DIP Lender invokes Section 2.20 or (z) in the case of any request for reimbursement under clause (iii) of this Section 2.15(a) resulting from a market disruption, (A) the relevant circumstances do not generally affect the banking market or (B) the applicable request has not been made by DIP Lenders constituting Required DIP Lenders.

(b) If any DIP Lender or such other Recipient determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such DIP Lender’s or such other Recipient’s capital or on the capital of such DIP Lender’s or such other Recipient’s holding company, if any, as a consequence of this Agreement or the DIP Term Loans made by such DIP Lender or such other Recipient to a level below that which such DIP Lender or such other Recipient or such DIP Lender’s or such other Recipient’s holding company could have achieved but for such Change in Law other than due to Taxes (taking into consideration such DIP Lender’s policies and the policies of such DIP Lender’s or such other Recipient’s holding company with respect to capital adequacy or liquidity), then within 30 days of receipt by the Borrower of the certificate contemplated by paragraph (c) of this Section 2.15 the Borrower will pay to such DIP Lender or such other Recipient such additional amount or amounts as will compensate such DIP Lender or other Recipient or such DIP Lender’s or such other Recipient’s holding company for any such reduction suffered.

(c) Any DIP Lender or such other Recipient requesting compensation under this Section 2.15 shall be required to deliver a certificate to the Borrower that (i) sets forth the amount or amounts necessary to compensate such DIP Lender or such other Recipient or the holding company thereof, as applicable, as specified in paragraph (a) or (b) of this Section 2.15, (ii) sets forth, in reasonable detail, the manner in which such amount or amounts were determined and (iii) certifies that such DIP Lender or such other Recipient is generally charging such amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error.

(d) Failure or delay on the part of any DIP Lender to demand compensation pursuant to this Section shall not constitute a waiver of such DIP Lender’s right to demand such compensation; provided, however that the Borrower shall not be required to compensate a DIP Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such DIP Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such DIP Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments. Subject to Section 9.05(f), in the event of (a) the conversion or prepayment of any principal of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), (b) the failure to borrow, convert, continue or prepay any Term SOFR Loan on the date or in the amount specified in any notice delivered pursuant hereto or (c) the assignment of any Term SOFR Loan of any DIP Lender other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each DIP Lender for the amount of any actual out-of-pocket loss, actual expense and/or liability (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such DIP Lender to fund or maintain Term SOFR Loans, but excluding loss of anticipated profit) that such DIP Lender may incur or sustain as a result of such event. Any DIP Lender requesting compensation under this Section 2.16 shall be required to deliver a certificate to the Borrower that (A) sets forth any amount or amounts that such DIP Lender is entitled to receive pursuant to this Section, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined and (B) certifies that such DIP Lender is generally charging the relevant amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error. The Borrower shall pay such DIP Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirement of Law requires the deduction or withholding of any Tax from any such payment, then (i) if such Tax is an Indemnified Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17), each Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) In addition, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Borrower shall indemnify the Administrative Agent and each DIP Lender within 10 days after receipt of the certificate described in the succeeding sentence, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent or such DIP Lender, as applicable (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), other than any penalties determined by a final and non-appealable judgment of a court of competent jurisdiction (or documented in any settlement agreement) to have resulted from the gross negligence or willful misconduct of the Administrative Agent or such DIP Lender, and, in each case, any reasonable expenses arising therefrom or with respect thereto, whether or not correctly or legally imposed or asserted; provided that if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such DIP Lender, as applicable, will use reasonable efforts to cooperate with the Borrower to obtain a refund of such Taxes (which refund, when received, shall be repaid to the Borrower in accordance with Section 2.17(g)) so long as such efforts would not, in the sole determination of the Administrative Agent or such DIP Lender, result in any additional out-of-pocket costs or expenses not reimbursed by the Borrower or be otherwise materially disadvantageous to the Administrative Agent or such DIP Lender, as applicable. In connection with any request for reimbursement under this Section 2.17(c), the relevant DIP Lender or the Administrative Agent, as applicable, shall deliver a certificate to the Borrower setting forth the basis and calculation of the amount of the relevant payment or liability, which shall be conclusive absent manifest error. Notwithstanding anything to the contrary contained in this Section 2.17(c), the Borrower shall not be required to indemnify the Administrative Agent or any DIP Lender pursuant to this Section 2.17(c) for any amount to the extent the Administrative Agent or such DIP Lender fails to notify the Borrower of the relevant possible indemnification claim within 180 days after the Administrative Agent or such DIP Lender receives written notice from the applicable taxing authority of the specific tax assessment giving rise to such indemnification claim.

(d) Each DIP Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes imposed on or with respect to any payment under any Loan Document that is attributable to such DIP Lender (but only to the extent that no Loan Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such DIP Lender’s failure to comply with the provisions of Section 9.05(c) relating to the maintenance of a Participant Register and (iii) any Taxes not described in clauses (i) or (ii) that are attributable to such DIP Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted. A certificate as to the amount of such payment or liability delivered to any DIP Lender by the Administrative Agent shall be conclusive absent manifest error. Each DIP Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such DIP Lender under any Loan Document or otherwise payable by the Administrative Agent to such DIP Lender under any Loan Document or otherwise payable by the Administrative Agent to any DIP Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(e) As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent or DIP Lender, as applicable, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent or DIP Lender, as applicable.

(f) Status of DIP Lenders.

(i) Any DIP Lender (which shall include the Administrative Agent for purposes of this Section 2.17(f)) that is entitled to an exemption from or reduction of any withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation as the Borrower or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any DIP Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such DIP Lender is subject to backup withholding or information reporting requirements. Each DIP Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any Successor Administrative Agent any documentation provided to the Administrative Agent pursuant to this Section 2.17(f).

(ii) Without limiting the generality of the foregoing:

(A) each DIP Lender that is not a Foreign DIP Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such DIP Lender becomes a DIP Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of IRS Form W-9 certifying that such DIP Lender is exempt from U.S. federal backup withholding tax;

(B) each Foreign DIP Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign DIP Lender becomes a DIP Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of any Foreign DIP Lender claiming the benefits of an income tax treaty to which the U.S. is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) two executed copies of IRS Form W-8ECI;

(3) in the case of any Foreign DIP Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) two executed copies of a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign DIP Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments hereunder to such DIP Lender are effectively connected with the conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) two executed original copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent any Foreign DIP Lender is not the beneficial owner (e.g., where the Foreign DIP Lender is a partnership or participating DIP Lender), two executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2, Exhibit L-3 or Exhibit L-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign DIP Lender is a partnership (and not a participating DIP Lender) and one or more direct or indirect partners of such Foreign DIP Lender are claiming the portfolio interest exemption, such Foreign DIP Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 on behalf of each such direct or indirect partner;

(C) each Foreign DIP Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign DIP Lender becomes a DIP Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to any DIP Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such DIP Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such DIP Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation as is prescribed by applicable

Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such DIP Lender has complied with such DIP Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment; provided that solely for the purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) The Administrative Agent shall, and any successor to the Administrative Agent (a “Successor Administrative Agent”) that is not an “exempt recipient” (within the meaning of Treas. Reg. 1.6049-4(c)(1)(ii)) on or before the date such Successor Administrative Agent becomes a party to this Agreement shall, deliver to Borrower whichever of the following is applicable: (i) if such agent is a “United States person” within the meaning of Section 7701(a)(30) of the Code, two executed original copies of IRS Form W-9 certifying that such agent is exempt from U.S. federal backup withholding or (ii) if such agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, (A) with respect to payments received for its own account, two executed original copies of IRS Form W-8ECI and (B) with respect to payments received on account of any DIP Lender, two executed original copies of IRS Form W-8IMY (together with all required accompanying documentation) certifying that such agent is a U.S. branch and may be treated as a United States person for purposes of applicable U.S. federal withholding Tax. At any time thereafter, such agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower.

Each DIP Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

For the avoidance of doubt, if a DIP Lender is an entity disregarded from its owner for U.S. federal income tax purposes, references to the foregoing documentation are intended to refer to documentation with respect to such DIP Lender’s owner and, as applicable, such DIP Lender.

Notwithstanding anything to the contrary in this Section 2.17(f), no DIP Lender shall be required to provide any documentation that such DIP Lender is not legally eligible to deliver.

(g) If any party determines, in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 2.17, it shall pay over such refund to the relevant indemnifying party (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.17 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of such indemnified party (including any Taxes imposed with respect to such refund), and without interest

(other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that, upon the request of such indemnified party, such indemnifying party agrees to repay the amount paid over to such indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such indemnified party in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will an indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) to the extent that the payment thereof would place such indemnified party in a less favorable net after-Tax position than the position that such indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the relevant indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any DIP Lender, the termination of the DIP Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.18 Payments Generally; Allocation of Proceeds; Sharing of Payments.

(a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 3:00 p.m. on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated by the Administrative Agent to the Borrower, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Person or Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as provided in Sections 2.19(b) and 2.20, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the DIP Term Loans of a given Class and each conversion of any Borrowing or continuation of any Borrowing as a Borrowing of any Type (and of the same Class) shall be allocated pro rata among the DIP Lenders in accordance with their respective Applicable Percentages of the applicable Class. Unless otherwise specified, all payments (including accrued interest) hereunder shall be made in Dollars. Each DIP Lender agrees that in computing such DIP Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each DIP Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) Subject in all respects to the provisions of each applicable Intercreditor Agreement and the Orders, all proceeds of Collateral received by the Administrative Agent while an Event of Default exists and all or any portion of the DIP Term Loans have been accelerated hereunder pursuant to Section 7.01, shall be applied, first, to the payment of all costs and expenses then due that have been incurred by the Agents in connection with any collection, sale or realization on Collateral or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of agents and legal counsel, the repayment of all advances made by the Agents hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, second, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Agents (other than those covered in clause first above) from the Borrower constituting Obligations, third, on a pro rata basis in accordance with the amounts of the Obligations (other than contingent indemnification obligations for which no claim has yet been made) owed to the Secured Parties on the date of any such distribution, to the payment in full of the Obligations (with accrued and unpaid interest being paid ahead of principal), fourth, as provided in the applicable Intercreditor Agreements and the Orders and fifth, to, or at the direction of, the Borrower or as a court of competent jurisdiction may otherwise direct.

(c) If any DIP Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its DIP Term Loans of any Class held by it resulting in such DIP Lender receiving payment of a greater proportion of the aggregate amount of its DIP Term Loans of such Class and accrued interest thereon than the proportion received by any other DIP Lender with DIP Term Loans of such Class, then the DIP Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the DIP Term Loans of such Class at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the DIP Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective DIP Term Loans of such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by any DIP Lender as consideration for the assignment of or sale of a participation in any of its DIP Term Loans to any permitted assignee or participant, including any payment made or deemed made in connection with Sections 9.02(c) and/or Section 9.05. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any DIP Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such DIP Lender were a direct creditor of the Borrower in the amount of such participation. The Administrative Agent shall have no obligation to keep records of participations purchased under this Section 2.18(c) and the applicable DIP Lender will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.18(c) and will, in each case, notify the DIP Lenders following any such purchases or repayments.

(d) Unless the Administrative Agent has received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any DIP Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (without obligation), in reliance upon such assumption, distribute to the applicable DIP Lender the amount due. In such event, if the Borrower has not in fact made such payment, then each DIP Lender severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such DIP Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any DIP Lender fails to make any payment required to be made by it pursuant to Section 2.07(b) or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such DIP Lender to satisfy such DIP Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19 Mitigation Obligations; Replacement of DIP Lenders.

(a) If any DIP Lender requests compensation under Section 2.15 or such DIP Lender determines it can no longer make or maintain Term SOFR Loans pursuant to Section 2.20, or any Loan Party is required to pay any additional amount to or indemnify any DIP Lender or any Governmental Authority for the account of any DIP Lender pursuant to Section 2.17, then such DIP Lender shall use reasonable efforts to designate a different lending office for funding or booking its DIP Term Loans hereunder, or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such DIP Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future or mitigate the impact of Section 2.20, as the case may be, and (ii) would not subject such DIP Lender to any unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such DIP Lender in any material respect. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any DIP Lender in connection with any such designation or assignment.

(b) If (i) any DIP Lender requests compensation under Section 2.15 or such DIP Lender determines it can no longer make or maintain Term SOFR Loans pursuant to Section 2.20, (ii) any Loan Party is required to pay any additional amount to or indemnify any DIP Lender or any Governmental Authority for the account of any DIP Lender pursuant to Section 2.17, (iii) any DIP Lender is a Defaulting DIP Lender or (iv) in connection with any proposed amendment, waiver or consent requiring the consent of “each DIP Lender” or “each DIP Lender directly affected thereby” (or any other Class or group of DIP Lenders other than the Required DIP Lenders) with respect to which Required DIP Lender consent (or the consent of DIP Lenders holding loans or commitments of such Class or lesser group representing more than 50% of the sum of the total loans and unused commitments of such Class or lesser group at such time) has been obtained, as applicable, any DIP Lender is a non-consenting DIP Lender (each such DIP Lender described in this clause (iv), a “Non-Consenting DIP Lender”), then the Borrower may, at its sole expense and effort, upon notice to such DIP Lender and the Administrative Agent, replace such DIP Lender by requiring such DIP Lender to assign and delegate (and such DIP Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another DIP Lender, if any DIP Lender accepts such assignment); provided that (A) such DIP Lender has received payment of an amount equal to the outstanding principal amount of its DIP Term Loans and accrued interest thereon, accrued fees and all other amounts payable to it under any Loan Document with respect to such Class of DIP Term Loans and/or DIP Term Loan Commitments, (B) in the case of any assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment would result in a reduction in such compensation or payments and (C) such assignment does not conflict with applicable Requirements of Law. No DIP Lender (other than a Defaulting DIP Lender) shall be required to make any such assignment and delegation, in each case if, prior thereto, as a result of a waiver by such DIP Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each DIP Lender agrees that if it is replaced pursuant to this Section 2.19, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Borrower any Promissory Note (if the assigning DIP Lender’s DIP Term Loans are evidenced by one or more Promissory Notes) subject to such Assignment and Assumption (provided that the failure of any DIP Lender replaced pursuant to this Section 2.19 to execute an Assignment and Assumption or deliver any such Promissory Note shall not render such sale and purchase (and the corresponding assignment) invalid and such DIP Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on its part and such assignment shall be recorded in the Register upon receipt of an Assignment and Assumption executed by the other parties thereto and any such Promissory Note shall be deemed cancelled.

Section 2.20 Illegality. (a) If any DIP Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such DIP Lender or its applicable lending office to make, maintain or fund DIP Term Loans whose interest is determined by reference to Term SOFR or to determine or charge interest rates based upon Term SOFR or any Governmental Authority has imposed material restrictions on the authority of such DIP Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such DIP Lender to the Borrower through the Administrative Agent:

(i) any obligation of such DIP Lender to make or continue Term SOFR Loans or to convert ABR Loans to Term SOFR Loans shall be suspended,

(ii) if such notice asserts the illegality of such DIP Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted Term SOFR component of the Alternate Base Rate, the interest rate of such DIP Lender’s ABR Loans, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the Alternate Base Rate, in each case until such DIP Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (which notice such DIP Lender agrees to give promptly),

(iii) the Borrower shall, upon demand from such DIP Lender (with a copy to the Administrative Agent), prepay or if applicable, convert all of such DIP Lender’s Term SOFR Loans to ABR Loans (the interest rate on which ABR Loans of such DIP Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such DIP Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such DIP Lender may not lawfully continue to maintain such Term SOFR Loans (in which case the Borrower shall not be required to make payments pursuant to Section 2.16 in connection with such payment),

(iv) if such notice asserts the illegality of such DIP Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such DIP Lender without reference to the Term SOFR Rate component thereof until the Administrative Agent is advised in writing by such DIP Lender that it is no longer illegal for such DIP Lender to determine or charge interest rates based upon Term SOFR.

(b) Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(c) Each DIP Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such DIP Lender, otherwise be materially disadvantageous to such DIP Lender.

Section 2.21 Defaulting DIP Lenders. Notwithstanding any provision of this Agreement to the contrary, if any DIP Lender becomes a Defaulting DIP Lender, then the following provisions shall apply for so long as such DIP Lender is a Defaulting DIP Lender:

(a) Fees shall cease to accrue on the unfunded portion of any DIP Term Loan Commitment of such Defaulting DIP Lender pursuant to any provisions of this Agreement or other Loan Document.

(b) The DIP Term Loans and DIP Term Loan Commitments of such Defaulting DIP Lender shall not be included in determining whether all DIP Lenders, each affected DIP Lender, the Required DIP Lenders or such other number of DIP Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any waiver, amendment or modification pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all DIP Lenders or each affected DIP Lender which affects such Defaulting DIP Lender disproportionately and adversely relative to other affected DIP Lenders shall require the consent of such Defaulting DIP Lender.

(c) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting DIP Lender (whether mandatory, at maturity, pursuant to Section 2.11, Section 2.15, Section 2.16, Section 2.17, Section 2.18, Article 7, Section 9.05 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting DIP Lender pursuant to Section 9.09), shall be applied at such time or times as may be determined by the Administrative Agent and, where relevant, the Borrower as follows: first, to the payment of any amounts owing by such Defaulting DIP Lender to the Administrative Agent hereunder; second, so long as no Default or Event of Default exists, as the Borrower may request, to the funding of any DIP Term Loan in respect of which such Defaulting DIP Lender has failed to fund its portion thereof as required by this Agreement; third, as the Administrative Agent or the Borrower may elect, to be held in a deposit account and released in order to satisfy obligations of such Defaulting DIP Lender to fund DIP Term Loans under this Agreement; fourth, to the payment of any amounts owing to the non-Defaulting DIP Lenders as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting DIP Lender against such Defaulting DIP Lender as a result of such Defaulting DIP Lender’s breach of its obligations under this Agreement; fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting DIP Lender as a result of such Defaulting DIP Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting DIP Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any DIP Term Loan in respect of which such Defaulting DIP Lender has not fully funded its appropriate share and (y) such DIP Term Loan was made or created at a time when the applicable conditions to make such credit extensions were satisfied or waived, such payment shall be applied solely to pay the DIP Term Loans of all non-Defaulting DIP Lenders on a pro rata basis prior to being applied to the payment of any DIP Term Loans of such Defaulting DIP Lender. Any payments, prepayments or other amounts paid or payable to any Defaulting DIP Lender that are applied (or held) to pay amounts owed by any Defaulting DIP Lender shall be deemed paid to and redirected by such Defaulting DIP Lender, and each DIP Lender irrevocably consents hereto.

Section 2.22 Priority and Liens.

(a) Each of the Loan Parties hereby covenants and agrees that, subject to entry of the Orders and subject to the Carve Out, the Prepetition Permitted Liens and the Post-Petition Permitted Priority Liens, the Obligations (i) pursuant to section 364(c)(1) of the Bankruptcy Code, shall at all times constitute allowed Superpriority Claims in the Chapter 11 Cases, having the priority set forth in the Orders and (ii) pursuant to sections 364(c)(2), 364(c)(3) and 364(d)(1) of the Bankruptcy Code, shall at all times be secured by valid, binding, enforceable, and automatically and fully and properly perfected Liens on, and security interests in, the Collateral (except to the extent limited under non-U.S. law), in each case, having the priorities over the Collateral set forth in the Orders and, with respect to clauses (i) and (ii) above, the corresponding provisions of the Orders are incorporated by reference herein as if such provisions appeared herein, mutatis mutandis.

(b) In accordance with the Orders, all of the Liens described in this Section 2.22 shall be effective and perfected upon entry of the Interim DIP Order (except to the extent limited under non-U.S. law), without the necessity of the execution, recordation or filings by the Debtors of security agreements, control agreements, intellectual property security agreements, mortgages, legal opinions, pledge agreements, financing statements or other similar documents, or the possession or control by any Agent of, or over, any Collateral, as set forth in the Interim DIP Order and no DIP Security Documents or filings shall be made under any non-U.S. jurisdiction in connection with the Loan Documents.

(c) Subject to the Orders, the Obligations shall have the status and priority set forth in this Section 2.22 and the Orders and, for the avoidance of doubt, are subject to the Carve Out in all respects. The DIP Orders are effective to create, in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid, binding and enforceable perfected security interests in the Collateral (except to the extent limited under non-U.S. law) without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES

To the extent required pursuant to Section 4.01 hereof, Holdings (solely with respect to Sections 3.01, 3.02, 3.03, 3.06, 3.07, 3.08, 3.09, 3.11, 3.13, 3.16, 3.17 and 3.18) and the Borrower hereby represent and warrant to the Lenders that:

Section 3.01 Organization; Powers. Subject to any restrictions arising on account of the Loan Parties’ status as “debtors” under the Bankruptcy Code, Holdings, the Borrower and each of its Subsidiaries (a) is (i) duly organized and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the Requirements of Law of its jurisdiction of organization, (b) has all requisite organizational power and authority to own its assets and to carry on its business as now conducted and (c) is qualified to do business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in every jurisdiction where the ownership, lease or operation of its properties or conduct of its business requires such qualification, except, in each case referred to in this Section 3.01 (other than (i) clause (a)(i) and (ii) clause (b), in each case with respect to the Borrower) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. Subject to any restrictions arising on account of the Loan Parties’ status as “debtors” under the Bankruptcy Code, the entry of the Orders and subject to the terms thereof, the execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party are within such Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Subject to the entry of the DIP Orders and subject to the terms thereof, each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to the Legal Reservations.

Section 3.03 Governmental Approvals; No Conflicts. Subject to the entry of the Orders and subject to the terms thereof, the execution and delivery of each Loan Document by each Loan Party thereto and the performance by such Loan Party thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) such consents, approvals, registrations, filings or other actions the failure to obtain or make which could not be reasonably expected to have a Material Adverse Effect, (b) will not violate any (i) of such Loan Party’s Organizational Documents or (ii) Requirement of Law applicable to such Loan Party which violation, in the case of this clause (b)(ii), could reasonably be expected to have a Material Adverse Effect and (c) will not violate or result in a default under any material Contractual Obligation to which such Loan Party is a party which violation, in the case of this clause (c), could reasonably be expected to result in a Material Adverse Effect.

Section 3.04 No Material Adverse Effect. Since the Petition Date, there have been no events, developments or circumstances that have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05 Properties.

(a) As of the Closing Date, Schedule 3.05 sets forth the address of each Real Estate Asset (or each set of such assets that collectively comprise one operating property) that is owned in fee simple (or similar concept in any applicable jurisdiction) by any Loan Party.

(b) Subject to the entry of the Orders and the terms thereof, the Borrower and each of its Subsidiaries have good and valid fee simple title (or similar concept in any applicable jurisdiction) to or rights to purchase, or valid leasehold interests in, or easements or other limited property interests in, all of their respective Real Estate Assets and have good title to their personal property and assets, in each case, except (i) for defects in title that do not materially interfere with their ability to conduct their business as currently conducted or to utilize such properties and assets for their intended purposes or (ii) where the failure to have such title would not reasonably be expected to have a Material Adverse Effect.

(c) Subject to the entry of the Orders and the terms thereof, the Borrower and its Subsidiaries own or otherwise have a license or right to use all intellectual property rights in Patents, Trademarks, Copyrights, trade secrets, know-how and any and all other intellectual property or proprietary information (“IP Rights”) used or held for use in the conduct of their respective businesses as presently conducted without, to the knowledge of the Borrower, any infringement, misappropriation or other violation of the IP Rights of third parties, except to the extent any such failure to own or license or have rights to use such IP Rights would not, or where such infringement, misappropriation or other violation would not, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and the Borrower and its Subsidiaries have not infringed, misappropriated or otherwise violated, and, to the knowledge of the Borrower, do not infringe, misappropriate or otherwise violate, any IP Rights of any third party, except to the extent such infringement, misappropriation or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06 Litigation and Environmental Matters.

(a) Subject to any Chapter 11 Case, and any litigation that is stayed by operation of the Bankruptcy Code, there are no actions, suits, proceedings, audits, inquiries or reviews by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Holdings, Borrower or any of their respective Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except as set forth on Schedule 3.06, Holdings, the Borrower and their respective Subsidiaries have no material liabilities or obligations, contingent or otherwise, other than (i) liabilities and obligations of a type or nature not required under GAAP as in effect on the Closing Date to be reflected in the Borrower and its Subsidiaries annual report for the period ended October 4, 2025 and quarterly report for the period ended July 4, 2026, in each case, filed by the Borrower with the SEC, and (ii) liabilities and obligations incurred after July 4, 2026 in the ordinary course of business and consistent with past practices, or pursuant to this Agreement.

(c) Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) neither Holdings, the Borrower nor any of their respective Subsidiaries is subject to or has received notice of any Environmental Claim or Environmental Liability or knows of any facts or circumstances, including any Release of Hazardous Materials, that would give rise to any Environmental Claim or Environmental Liability and (ii) neither the Borrower nor any of its Subsidiaries is in violation of any Environmental Law, including any failure to possess or comply with any permit, license or other approval required under any Environmental Law.

(d) Neither Holdings, the Borrower nor any of their respective Subsidiaries has treated, stored, transported or Released any Hazardous Materials or conducted any other Hazardous Materials Activity on, at, under or from any real estate or facility, whether currently or formerly owned, leased or operated by Holdings, the Borrower or any of their respective Subsidiaries, in a manner that would reasonably be expected to have a Material Adverse Effect.

Section 3.07 Compliance with Laws. Each of Holdings, the Borrower and each of their Subsidiaries is in compliance with all Requirements of Law applicable to it or its property (other than any default that arises solely as a result of, and is stayed by, the Chapter 11 Cases), except, in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; it being understood and agreed that this Section 3.07 shall not apply to any Requirements of Law specifically referenced in Section 3.17.

Section 3.08 Investment Company Status. No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

Section 3.09 Taxes. Except as set forth on Schedule 3.09: (i) Holdings and each of its Subsidiaries has timely filed all material Tax returns required to be filed by it and such Tax returns are true, correct and complete in all material respects, and all material Taxes due and owing by Holdings and its Subsidiaries (whether or not shown on any Tax return) have been timely paid; (ii) to the knowledge of Holdings and each of its Subsidiaries, no claim has been made by any taxing authority in any jurisdiction where Holdings or any such Subsidiary does not file Tax returns that it is, or may be, subject to Tax by that jurisdiction; (iii) there are no material liens with respect to Taxes on any of the assets of Holdings or any of its Subsidiaries, other than liens for Taxes not yet due and payable and Taxes being contested in good faith; (iv) no audits, examinations, investigations, administrative or judicial proceedings, or other claims or assessments with respect to U.S. federal, state, local or non-U.S. Taxes are pending or, to Holdings or any of its Subsidiaries’

knowledge, threatened against any Holdings or any Subsidiary, and neither Holdings nor any of its Subsidiaries has, to Holdings and its Subsidiaries’ knowledge, received from any U.S. federal, state, local or non-U.S. taxing authority any notice of deficiency or proposed adjustment for a material amount of Tax; and (v) neither Holdings nor any of its Subsidiaries (A) is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than an agreement into by Holdings or any of its Subsidiaries the primary purpose of which is not related to Taxes), (B) has been a party to a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2), (C) has entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8, (D) has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code, (E) is, nor has been during the applicable period specified in Section 897(c)(1)(A) of the Code, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code), or (F) has requested, entered into or been issued any closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes by any taxing authority.

Section 3.10 ERISA.

(a) Each Pension Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable Requirements of Law, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect.

(b) In the five-year period prior to the date on which this representation is made or deemed made, no ERISA Event has occurred and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 3.11 Disclosure.

(a) As of the Closing Date, all written information (other than financial estimates, other forward-looking information and/or projected information and information of a general economic or industry-specific nature) concerning Holdings, the Borrower and its Subsidiaries that has been prepared by or on behalf of Holdings, the Borrower or its Subsidiaries or their respective representatives and made available to any DIP Lender or the Administrative Agent in connection with the Transactions, when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

Section 3.12 [Reserved].

Section 3.13 Capitalization and Subsidiaries. Schedule 3.13 sets forth, in each case as of the Closing Date, (a) a correct and complete list of the name of each Subsidiary of Holdings and the ownership interest therein held by Holdings or its applicable Subsidiary and (b) the type of entity of Holdings and each of its Subsidiaries.

Section 3.14 [Reserved].

Section 3.15 Labor Disputes. As of the Closing Date, except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened and (b) the hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirements of Law dealing with such matters (except such payments that have been stayed by the commencement of the Chapter 11 Cases).

Section 3.16 Federal Reserve Regulations. No part of the proceeds of any DIP Term Loan have been used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that results in a violation of the provisions of Regulation U or Regulation X.

Section 3.17 OFAC; USA PATRIOT Act; Beneficial Ownership and FCPA.

(a) (i) None of Holdings, the Borrower or any of its Subsidiaries or any director, officer or, to the knowledge of the Borrower, employee of any of the foregoing is, or is owned or controlled by any individual or entity that is, the subject of any U.S. sanctions administered by the United States government, including the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) and the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority (collectively, “Sanctions”), or is located, organized or resident in a country or territory that is the subject of comprehensive Sanctions (including, at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria); and (ii) the Borrower will not directly or, to its knowledge, indirectly, use the proceeds of the DIP Term Loans or otherwise make available such proceeds to any Person for the purpose of financing the activities of any Person that is the subject of any Sanctions, or in any country or territory, that is the subject of any comprehensive Sanctions.

(b) To the extent applicable, each Loan Party is in compliance, in all material respects, with the USA PATRIOT Act and the Beneficial Ownership Regulation.

(c) (i) None of Holdings, the Borrower or any of its Subsidiaries, any director, officer or employee of the Borrower or any Subsidiary, or to the knowledge of the Borrower any agent (acting in its capacity as an agent for Holdings or any of its Subsidiaries) has taken any action, directly or indirectly, that would result in a material violation by any such Person of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), including, without limitation, corruptly making any offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any Person, including any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in each case in contravention of the FCPA or any applicable anti-corruption Requirement of Law of any Governmental Authority; and (ii) the Borrower will not directly or, to its knowledge, indirectly, use the proceeds of the DIP Term Loans or otherwise make available such proceeds to any Person, including any governmental official or employee, political party, official of a political party, candidate for public office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of the FCPA or any applicable anti-corruption Requirement of Law of any Governmental Authority.

Section 3.18 Chapter 11 Cases; Orders.

(a) The Chapter 11 Cases were commenced on the Petition Date in accordance in all material respects with applicable law, and proper notice thereof and the proper notice of (i) the motion seeking approval of the DIP Term Loans, the Interim DIP Order and, as applicable, the Final DIP Order, (ii) the hearing for the approval of the Interim DIP Order, and (iii) when applicable, the hearing for the approval of the Final DIP Order will be given in all material respects.

(b) The Interim DIP Order (with respect to the period prior to the entry of the Final DIP Order) or the Final DIP Order (with respect to the period on and after the entry of the Final DIP Order), as the case may be, is in full force and effect and has not been reversed, stayed, modified or amended in an adverse manner without the Required Consenting Term Loan Lenders’ consent.

ARTICLE 4 CONDITIONS

Section 4.01 Closing Date. The obligations of each DIP Lender to make Interim DIP Term Loans on or about the Closing Date shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02); provided that the waiver of Sections 4.01(d) and (s) shall also require the consent of the Fronting Lender to the extent the Fronting Lender is adversely affected by any such waiver:

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received from each Loan Party party thereto (i) a counterpart signed by such Loan Party (or written evidence reasonably satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic method) that such party has signed a counterpart) of (A) this Agreement, (B) the DIP Collateral Agreement and (C) any Promissory Note requested by a DIP Lender at least three Business Days prior to the Closing Date and (ii) a Borrowing Request as required by Section 2.03.

(b) Secretary’s Certificate and Good Standing Certificates. The Administrative Agent (or its counsel) shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by a secretary, assistant secretary or other Responsible Officer thereof, which shall (A) certify that attached thereto are (x) a true and complete copy of the certificate or articles of incorporation, formation or organization of such Loan Party certified by the relevant authority of its jurisdiction of organization, which certificate or articles of incorporation, formation or organization have not been amended (except as attached thereto) since the date reflected thereon, (y) a true and correct copy of the by-laws or operating, management, partnership or similar agreement of such Loan Party, to the extent applicable, together with all amendments thereto as of the Closing Date, which by-laws or operating, management, partnership or similar agreement are in full force and effect, and (z) a true and complete copy of the resolutions or written consent, as applicable, of its board of directors, board of managers, sole member or other applicable governing body authorizing the execution and delivery of the Loan Documents, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and (B) identify by name and title and bear the signatures of the officers, managers, directors or other authorized signatories of such Loan Party authorized to sign the Loan Documents to which such Loan Party is a party on the Closing Date and (ii) a good standing (or equivalent) certificate for such Loan Party from the relevant authority of its jurisdiction of organization, dated as of a recent date.

(c) Representations and Warranties. The representations and warranties of the Loan Parties set forth in Article 3 shall be true and correct in all material respects on and as of the Closing Date; provided that (A) in the case of any representation and warranty which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (B) if any representation and warranty is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, such representation and warranty shall be true and correct in all respects.

(d) Fees and Expenses. Prior to or substantially concurrently with the funding of the Interim DIP Term Loans hereunder, the Borrower shall have paid all reasonable and documented out-of-pocket fees and expenses (whether accrued before or after the Petition Date) of (x) the Agents and the DIP Lenders then earned, due and payable under the Loan Documents (including, without limitation, the fees, costs and expenses of the Consenting Term Loan Lenders’ Advisors (as defined in the Restructuring Support Agreement) in connection with the Chapter 11 Cases and the negotiation, preparation, execution and delivery of the Loan Documents and the Restructuring Support Agreement) and (y) the Fronting Lender pursuant to the terms of the Fronting Fee Letter, in each case, solely to the extent invoiced at least one (1) Business Day prior to the Closing Date and in accordance with the Interim DIP Order.

(e) USA PATRIOT Act; Beneficial Ownership. No later than three Business Days in advance of the Closing Date, the Administrative Agent shall have received all documentation and other information reasonably requested with respect to any Loan Party in writing by any DIP Lender at least ten Business Days in advance of the Closing Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

(f) No Default. No Default, Event of Default or DIP Termination Event (as defined in the Interim DIP Order) exists or would immediately result from the making of the Interim DIP Term Loans or from the application of the proceeds on or around the Closing Date.

(g) Approved Budget. The Administrative Agent and the DIP Lenders shall have received the Initial Approved Budget.

(h) No Adverse Proceedings. There shall exist no unstayed action, suit, investigation, litigation or proceeding with respect to the Loan Parties pending in any court or before any arbitrator or governmental instrumentality (other than the Chapter 11 Cases) that would reasonably be expected to result in a Material Adverse Effect.

(i) Debtors. Each of the Loan Parties shall be a debtor and a debtor in possession in the Chapter 11 Cases.

(j) Restructuring Support Agreement. The Restructuring Support Agreement shall be in full force and effect as of the Closing Date. All Milestones required to be satisfied by the Debtors as of the date of the requested Borrowing shall have been satisfied or waived or extended in accordance with the Restructuring Support Agreement.

(k) First Day Orders. All material First Day Orders shall have been entered by the Bankruptcy Court and shall be reasonably satisfactory in form and substance to the Required Consenting Term Loan Lenders.

(l) Interim DIP Order. The Interim DIP Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any material respect (or in the case of any modification or amendment, in any material respect without the consent of the Required Consenting Term Loan Lenders (and the Agents solely to the extent any modification affects such Agent’s rights or duties)).

(m) No Violation. The making of the Interim DIP Term Loans shall not violate any requirement of applicable law, the violation of which constitutes or is reasonably expected to constitute a Material Adverse Effect, applicable to the Loan Parties, after giving effect to the Orders and any other order of the Bankruptcy Court entered on or prior to the date of the applicable Borrowing, and shall not be enjoined, temporarily, preliminarily or permanently. The funding of the Interim DIP Term Loans shall not result in the aggregate outstanding amount of the Interim DIP Term Loans exceeding the amount authorized by the Interim DIP Order.

(n) Status of Chapter 11 Cases. None of the Chapter 11 Cases shall have been dismissed or converted to a chapter 7 case. No trustee under chapter 7 or chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Chapter 11 Cases.

(o) No Material Adverse Effect. Since the Petition Date, there shall not have occurred any circumstance or conditions which, individually or in the aggregate, constitutes or is reasonably expected to constitute a Material Adverse Effect.

(p) Security Interest. The Loan Parties shall have granted to the Collateral Agent, for the benefit of the Secured Parties, valid and perfected liens, satisfactory to the Required Consenting Term Loan Lenders, via entry of the Interim DIP Order, on the security interests in the Collateral of the Loan Parties set forth in Section 2.22.

(q) ABL Credit Agreement. The Administrative Agent shall have received a fully executed copy of the ABL DIP Credit Agreement, in form and substance reasonably satisfactory to the Required Consenting Term Loan Lenders.

(r) Officer’s Certificate. On the Closing Date, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying as to the satisfaction of the conditions in Sections 4.01(c) and (f).

(s) Fronting Lender Deliverables. The Fronting Lender shall have received (i) a duly executed copy of this Agreement, (ii) the Fronting Fee Letter duly executed by the Borrower, (iii) the Master Consent to Assignment duly executed by the Administrative Agent, (iv) a copy of the Borrowing Request delivered in connection with the funding of the Interim DIP Term Loans, (v) a copy of the Officer’s Certificate delivered pursuant to Section 4.01(r) and (vi) a copy of the Interim DIP Order.

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, by funding the DIP Term Loans hereunder, the Administrative Agent and each DIP Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such DIP Lender, as the case may be.

Section 4.02 Final DIP Term Loans. The obligations of each DIP Lender to make Final DIP Term Loans on the Final DIP Term Loan Funding Date shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02); provided that the waiver of Sections 4.02(j) and (k) shall also require the consent of the Fronting Lender to the extent the Fronting Lender is adversely affected by any such waiver, in addition to the conditions described in Section 4.01 above having been satisfied or waived on the Closing Date:

(a) Approved Budget. The Administrative Agent and the DIP Lenders shall have received the latest Approved Budget required to be delivered pursuant to Section 5.01(d).

(b) Borrowing Request. Prior to the making of any Final DIP Term Loan on or about the Final DIP Order Entry Date, the Administrative Agent shall have received a Borrowing Request in accordance with the requirements of Section 2.03.

(c) Officer’s Certificate. On the Final DIP Order Entry Date, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying as to the satisfaction of the conditions in Sections 4.02(d) and (e).

(d) No Default. No Default, Event of Default or DIP Termination Event (as defined in the Final DIP Order) exists or would immediately result from the making of the Final DIP Term Loans or from the application of the proceeds on or about the Final DIP Order Entry Date.

(e) Representations and Warranties. The representations and warranties of the Loan Parties set forth in Article 3 shall be true and correct in all material respects on and as of the Final DIP Order Entry Date; provided that (A) in the case of any representation and warranty which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (B) if any representation and warranty is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, such representation and warranty shall be true and correct in all respects.

(f) Restructuring Support Agreement. The Restructuring Support Agreement shall be in full force and effect as of the date of the requested Borrowing. All Milestones required to be satisfied by the Debtors as of the date of the requested Borrowing shall have been satisfied or waived or extended in accordance with the Restructuring Support Agreement.

(g) Final DIP Order. The Final DIP Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any material respect (or in the case of any modification or amendment, in any material respect without the consent of the Required Consenting Term Loan Lenders (and the Agents solely to the extent any modification affects such Agent’s rights or duties)).

(h) No Adverse Proceedings. There shall exist no unstayed action, suit, investigation, litigation or proceeding with respect to the Loan Parties pending in any court or before any arbitrator or governmental instrumentality (other than the Chapter 11 Cases) that would reasonably be expected to result in a Material Adverse Effect.

(i) No Violation. The making of the Final DIP Term Loans shall not violate any requirement of applicable law, the violation of which constitutes or is reasonably expected to constitute a Material Adverse Effect, applicable to the Loan Parties, after giving effect to the Orders and any other order of the Bankruptcy Court entered on or prior to the date of the applicable Borrowing, and shall not be enjoined, temporarily, preliminarily or permanently. The funding of the Final DIP Term Loans shall not result in the aggregate outstanding amount of the Final DIP Term Loans exceeding the amount authorized by the Final DIP Order.

(j) Fees and Expenses. Prior to or substantially concurrently with the funding of the Final DIP Term Loans hereunder, the Borrower shall have paid all reasonable and documented out-of-pocket fees and expenses (whether accrued before or after the Petition Date) of (x) the Agents and the DIP Lenders then earned, due and payable under the Loan Documents (including, without limitation, the fees, costs and expenses of the Consenting Term Loan Lenders’ Advisors (as defined in the Restructuring Support Agreement) in connection with the Chapter 11 Cases and the negotiation, preparation, execution and delivery of the Loan Documents and the Restructuring Support Agreement) and (y) the Fronting Lender pursuant to the terms of the Fronting Fee Letter, in each case, solely to the extent invoiced at least one (1) Business Day prior to the Final DIP Order Entry Date and in accordance with the Final DIP Order.

(k) Fronting Lender Deliverables. The Fronting Lender shall have received (i) a copy of the Borrowing Request delivered in connection with the funding of the Final DIP Term Loans, (ii) a copy of the Officer’s Certificate delivered pursuant to Section 4.02(c) and (iii) a copy of the Final DIP Order.

ARTICLE 5 AFFIRMATIVE COVENANTS

From the Closing Date until the date on which all DIP Term Loan Commitments have expired or terminated and the principal of and interest on each DIP Term Loan and all fees, expenses and other Obligations payable under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full (such date, the “Termination Date”), Holdings (solely with respect to Sections 5.02, 5.03, 5.12, 5.14, 5.15, 5.16 and 5.17) and the Borrower hereby covenant and agree with the DIP Lenders that:

Section 5.01 Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent for delivery by the Administrative Agent to each DIP Lender:

(a) Quarterly Financial Statements. Within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending January 2, 2027, the consolidated balance sheet of the Borrower as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of the Borrower for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and setting forth, in reasonable detail, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Responsible Officer Certification (which may be included in the applicable Compliance Certificate) with respect thereto;

(b) Annual Financial Statements. Within 120 days after the end of each Fiscal Year, commencing with the Fiscal Year ending October 4, 2026, (i) the consolidated balance sheet of the Borrower as at the end of such Fiscal Year and the related consolidated statements of income, changes in equity and cash flows of the Borrower for such Fiscal Year and setting forth, in reasonable detail, in comparative form the corresponding figures for the previous Fiscal Year and (ii) with respect to such consolidated financial statements, a report thereon of an independent certified public accountant of recognized national standing (which report shall not be subject to (x) a “going concern” qualification (except as resulting from (i) the impending maturity of any Indebtedness within the four full Fiscal Quarter period following the date of delivery of the relevant audit opinion or (ii) an actual or prospective breach of any financial covenant under any Indebtedness), but may include a “going concern” explanatory paragraph or like statement) or (y) a qualification as to the scope of the audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower as at the dates indicated and their income and cash flows for the periods indicated in conformity with GAAP;

(c) Monthly Financial Statements. Within 30 days after the end of each of fiscal month of each Fiscal Year, commencing with the fiscal month ending October 31, 2026 and in each case in a manner consistent with the Borrower’s existing internal monthly reporting practices, the consolidated balance sheet of the Borrower as at the end of such fiscal month and the related consolidated statements of income and cash flows of the Borrower for such fiscal month and for the period from the beginning of the then current Fiscal Year to the end of such fiscal month, and setting forth, in reasonable detail, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Responsible Officer Certification with respect thereto;

(d) Compliance Certificate. Together with each delivery of financial statements of the Borrower pursuant to Section 5.01(a) and Section 5.01(b), (i) a duly executed and completed Compliance Certificate and (ii) a list identifying each Patent, Trademark or Copyright created or acquired and included as part of the Collateral or confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list;

(e) Budgets. Commencing no later than 12:00 p.m. (Pacific Standard time) on the fourth Friday following the Petition Date, and continuing no later than 12:00 p.m. (Pacific Standard time) on the Friday of every fourth week thereafter (or, in each case, if any Friday is not a Business Day, the next Business Day thereafter), or at any other interim time as reasonably requested by the Borrower, (i) the thirteen (13) week rolling cash flow budget of Holdings and its Subsidiaries for the following thirteen (13) calendar weeks shall be updated, and if such updated budget is in form and substance satisfactory to the Required DIP Lenders in their sole discretion, it shall become the Approved Budget and (ii) a forecast, by professional, of expected professional fee accruals corresponding to the same period covered by such updated thirteen (13) week rolling cash flow budget set forth in clause (i) above (the “Professional Fee Forecast”); provided that the Professional Fee Forecast shall also contain the accruals (and cash disbursements) to each professional for the preceding four-week period prior to the forecast; provided further that if the preceding week is not available, then the accruals (and cash disbursements) should be for the last four-week period that accruals (and cash disbursements) are available. Additional variances, if any, from the Approved Budget and any proposed changes to the Approved Budget shall be subject to the written approval of the Required DIP Lenders. For the avoidance of doubt, any reference to “written consent” or “written approval” hereunder shall include consent or approval granted by e-mail (including as communicated by counsel to the DIP Lenders by e-mail). Any amendments, restatements, supplements or other modifications to the Approved Budget or any Variance Report shall be subject to the prior written approval of the Required DIP Lenders prior to the implementation thereof. Until any such updated budget, amendment, restatement, supplement or modification has been approved by the Required DIP Lenders, the Debtors shall be subject to and governed by the terms of the Approved Budget then-in-effect. To the extent any updated budget is not approved by the Required DIP Lenders, the Approved Budget that is then in effect shall continue to constitute the Approved Budget for purposes hereof. Each updated budget delivered hereunder shall be accompanied by such supporting documentation as is reasonably requested by the Required DIP Lenders. Each such budget shall be prepared in good faith based upon assumptions which the Loan Parties believe to be reasonable;

(f) Variance Reports and Liquidity Reports. By no later than 12:00 p.m. (Pacific Standard time) on each Friday commencing with October 16, 2026 and each Friday of each calendar week thereafter (or, in each case, if any Friday is not a Business Day, the next Business Day thereafter), the Loan Parties shall deliver to the Administrative Agent for distribution to the DIP Lenders: (i) a variance report (each a “Variance Report”) setting forth, in reasonable detail, actual total “receipts” and total “disbursements” (bifurcating operating vs. non-operating) of the Debtors on a weekly and cumulative basis (relative to the then-in-effect Approved Budget) and any variances between the actual amounts and those set forth in the then-in-effect Approved Budget, and including detail by line-item as to whether a given material variance is permanent or timing-based and commentary in respect thereof and (ii) a Liquidity report showing calculations of Liquidity as of the preceding calendar week end, as applicable, in each case, certified by a Responsible Officer of the Borrower;

(g) Notice of Default. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) any Default or Event of Default or (ii) the occurrence of any event or change that has caused or evidences or would reasonably be expected to cause or evidence, either individually or in the aggregate, a Material Adverse Effect, a notice in reasonable detail specifying the nature and period of existence of such condition, event or change and what action the Borrower has taken, is taking and proposes to take with respect thereto;

(h) Notice of Litigation. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) the institution of, or threat of, any Adverse Proceeding not previously disclosed in writing by the Borrower to the Administrative Agent or (ii) any material development in any Adverse Proceeding that, in the case of either of clauses (i) or (ii), could reasonably be expected to have a Material Adverse Effect, written notice thereof from the Borrower together with such other non-privileged information as may be reasonably available to the Loan Parties to enable the DIP Lenders to evaluate such matters;

(i) ERISA. Promptly upon any Responsible Officer of the Borrower becoming aware of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof;

(j) [Reserved].

(k) Information Regarding Collateral. Prompt (and, in any event, within 30 days of the relevant change) written notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s type of organization, (iii) in any Loan Party’s jurisdiction of organization or (iv) in any Loan Party’s chief executive office, in each case to the extent such information is necessary to enable the Secured Parties to perfect or maintain the perfection and priority of the Collateral Agent’s security interest in the Collateral of the relevant Loan Party (and in any event upon any change to such Loan Party’s legal name), together with a certified copy of the applicable Organizational Document reflecting the relevant change;

(l) Certain Reports. Promptly upon their becoming available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Loan Document, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower, Holdings or its applicable Parent Company to its security holders acting in such capacity and (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the Borrower, Holdings or its applicable Parent Company with any securities exchange or with the SEC or any analogous Governmental Authority or private regulatory authority with jurisdiction over matters relating to securities; and

(m) ABL DIP Credit Agreement. Substantially contemporaneously with delivery by any Loan Party to the ABL DIP Agents or any lender under the ABL DIP Credit Agreement, copies of the Borrowing Base Certificate (as defined in the ABL DIP Credit Agreement), in form and substance consistent with the terms of the ABL DIP Credit Agreement.

(n) Other Information. Such other certificates, reports and information (financial or otherwise) as the Administrative Agent may reasonably request from time to time regarding the financial condition or business of the Borrower and its Subsidiaries; provided, however, that none of Holdings, the Borrower nor any Subsidiary shall be required to disclose or provide any information (a) that constitutes non-financial trade secrets or non-financial proprietary information of Holdings, the Borrower or any of its Subsidiaries or any of their respective customers and/or suppliers, (b) in respect of which disclosure to the Administrative Agent or any DIP Lender (or any of their respective representatives) is prohibited by any applicable Requirement of Law, (c) that is subject to attorney-client or similar privilege or constitutes attorney work product or (d) in respect of which Holdings, the Borrower or any Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.01(n).

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or a representative thereof) posts such documents (or provides a link thereto) at the website address listed on Schedule 9.01; provided that, other than with respect to items required to be delivered pursuant to Section 5.01(l) above, the Borrower shall promptly notify (which notice may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents at the website address listed on Schedule 9.01 and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; (ii) on which such documents are delivered by the Borrower to the Administrative Agent for posting on behalf of the Borrower on IntraLinks, SyndTrak, Debt Domain or another relevant secure website, if any, to which each DIP Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); (iii) on which such documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent; or (iv) with respect to any item required to be delivered pursuant to Section 5.01(l) above in respect of information filed by the Borrower, Holdings or its applicable Parent Company with any securities exchange or with the SEC or any analogous Governmental Authority or private regulatory authority with jurisdiction over matters relating to securities (other than Form 10-Q Reports and Form 10-K reports), on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to any financial statements of the Borrower by furnishing (A) the applicable financial statements of Holdings (or any other Parent Company) or (B) Holdings’ (or any other Parent Company’s), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC, in each case, within the time periods specified in such paragraphs; provided that, with respect to each of clauses (A) and (B), (i) to the extent such financial statements relate to any Parent Company, such financial statements shall be accompanied by consolidating information that summarizes in reasonable detail the differences between the information relating to such Parent Company, on the one hand, and the information relating to the Borrower on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Borrower as having been fairly presented in all material respects and (ii) to the extent such statements are in lieu of statements required to be provided under Section 5.01(b), such statements shall be accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall satisfy the applicable requirements set forth in Section 5.01(b) as if the references to “the Borrower” therein were references to such Parent Company.

Section 5.02 Existence. Except as otherwise permitted under Section 6.07, Holdings and the Borrower will, and the Borrower will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, franchises, licenses and permits material to its business except, other than with respect to the preservation of the existence of the Borrower, to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that neither Holdings nor the Borrower nor any of the Borrower’s Subsidiaries shall be required to preserve any such existence (other than with respect to the preservation of existence of the Borrower), right, franchise, license or permit if a Responsible Officer of such Person or such Person’s board of directors (or similar governing body) determines that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the DIP Lenders (taken as a whole).

Section 5.03 Payment of Taxes. Subject to the Orders and any required approval by the Bankruptcy Court, Holdings and the Borrower will, and the Borrower will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises before any penalty or fine accrues thereon; provided, however, that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings, so long as (i) adequate reserves or other appropriate provisions, as are required in conformity with GAAP, have been made therefor and (ii) in the case of a Tax which has resulted or may result in the creation of a Lien on any of the Collateral, such contested proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or (b) failure to pay or discharge the same could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04 Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all property reasonably necessary to the normal conduct of business of the Borrower and its Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof except as expressly permitted by this Agreement or where the failure to maintain such properties or make such repairs, renewals or replacements could not reasonably be expected to have a Material Adverse Effect.

Section 5.05 Insurance. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons, including flood insurance with respect to each Flood Hazard Property, in each case in compliance with applicable Flood Insurance Laws. Each such policy of insurance, which may be completed on a post-closing basis, shall (i) name the Collateral Agent on behalf of the Secured Parties as a loss payee or an additional insured, as applicable, thereunder as its interests may appear and (ii) to the extent available from the relevant insurance carrier, in the case of each casualty insurance policy (excluding any business interruption insurance policy), contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and, to the extent available from the relevant insurance carrier after submission of a request by the applicable Loan Party to obtain the same, provide for at least 30 days’ prior written notice to the Collateral Agent of any modification or cancellation of such policy (or 10 days’ prior written notice in the case of the failure to pay any premiums thereunder).

Section 5.06 Inspections; Lender Calls.

(a) The Borrower will, and will cause each of its Subsidiaries to, permit any authorized representative designated by the Steering Committee to visit and inspect any of the properties of the Borrower and any of its Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its and their respective financial and accounting records, and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers and independent public accountants (provided that the Borrower (or any of its Subsidiaries) may, if it so chooses, be present at or participate in any such discussion) at the expense of the Borrower, all upon reasonable notice and at reasonable times during normal business hours; provided that (a) except as expressly set forth in clause (c) below during the continuance of an Event of Default, (i) the Steering Committee shall not exercise such rights more often than one time during any calendar year and (ii) only one such time per calendar year shall be at the expense of the Borrower and its Subsidiaries, (b) when an Event of Default exists, the Steering Committee (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (c) notwithstanding anything to the contrary herein, neither the Borrower nor any Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower and its Subsidiaries and/or any of its customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any DIP Lender (or any of their respective representatives or contractors) is prohibited by applicable Requirements of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Holdings, the Borrower or any Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.06).

(b) The senior management and financial advisors of the Borrower will, not more than once per calendar week, hold a conference call or teleconference, at a time selected by the Borrower and reasonably acceptable to the Steering Committee, with all of the Steering Committee and their advisors that choose to participate, to discuss the Debtors’ financial performance, operational performance or metrics and/or any other matters reasonably requested by the Steering Committee (including Chapter 11 Cases status updates).

Section 5.07 Maintenance of Books and Records. The Borrower will, and will cause its Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.

Section 5.08 Compliance with Laws. Subject to the Orders and other orders entered by the Bankruptcy Court, the Borrower will comply, and will cause each of its Subsidiaries to comply, with the requirements of all applicable Requirements of Law (including applicable ERISA and all Environmental Laws, the USA PATRIOT Act, the Beneficial Ownership Regulation and the FCPA), except to the extent the failure of the Borrower or the relevant Subsidiary to comply could not reasonably be expected to have a Material Adverse Effect.

Section 5.09 Environmental.

(a) The Borrower will deliver to the Administrative Agent as soon as reasonably practicable following the sending or receipt thereof by the Borrower or any of its Subsidiaries, a copy of any material written communications with respect to (A) any Environmental Claim that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (B) any Release or Hazardous Materials Activity that could reasonably be expected to have a Material Adverse Effect, (C) any request made to the Borrower or any of its Subsidiaries for information from any Governmental Authority that suggests such Governmental Authority is investigating whether the Borrower or any of its Subsidiaries may be responsible or otherwise liable for any Hazardous Materials Activity which is reasonably expected to have a Material Adverse Effect and (D) such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to the foregoing.

(b) The Borrower shall promptly take, and shall cause each of its Subsidiaries promptly to (i) take any and all actions required under Environmental Law to cure any violation of or noncompliance with any Environmental Law by the Borrower or its Subsidiaries and address any Release or threatened Release of Hazardous Materials at or from any real property or facility owned, leased or operated by Borrower or any of its Subsidiaries, in each case, that could reasonably be expected to have a Material Adverse Effect and (ii) reasonably respond to any Environmental Claim against the Borrower or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder, in each case, where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10 [Reserved].

Section 5.11 Use of Proceeds. The Borrower will only use the proceeds of the DIP Term Loans, subject to the Orders and the Carve Out: (i) for working capital and other general corporate purposes of the Debtors including for the payment of Debtor professional fees incurred in the Chapter 11 Cases consistent with the terms of the Restructuring Support Agreement, (ii) for the payment of the fees, costs and expenses of administering the Chapter 11 Cases, (iii) to pay obligations arising from or related to the Carve Out, (iv) to make payments on account of prepetition claims to the extent permitted by, and as set forth in, the Approved Budget (subject to Permitted Variances) or otherwise approved by the Bankruptcy Court, (v) for the payment of agency fees and the reasonable and documented fees and expenses of the Agents and the DIP Lenders owed under the Loan Documents, (vi) to make payments with respect to the Adequate Protection Obligations pursuant to the terms of the Orders, (vii) to pay Professional Fees to the extent allowed by the Bankruptcy Court and (viii) for any other purposes specifically set forth in the Approved Budget.

Notwithstanding the foregoing, no proceeds of DIP Term Loans may be used to make any payments on account of prepetition claims, except as permitted herein and in the Orders; provided that the foregoing limitation shall not apply with respect to obligations benefiting from the Carve Out. As soon as reasonably practicable after the funding of the DIP Term Loans, the proceeds of all DIP Term Loans not otherwise applied directly to the payment of amounts permitted to be paid under the Approved Budget (after giving effect to the Permitted Variances) shall be maintained in deposit accounts of the Debtors that are subject to the Liens in favor of the Collateral Agent, which Liens shall be granted and automatically perfected solely pursuant to the Orders.

For the avoidance of doubt and notwithstanding anything to the contrary herein, the Carve Out and the Collateral, including Cash Collateral and any portion or proceeds of the DIP Term Loans, shall not include, apply to or be available for any fees or expenses incurred by any party in connection with any Prohibited Action (other than the Investigation Budget Cap); provided that, for the avoidance of doubt, the foregoing limitations shall not apply to defending against a Prohibited Action.

Section 5.12 Covenant to Guarantee Obligations and Provide Security.

(a) Except as otherwise provided in the Orders and to the extent not effected by the Orders, upon (i) the formation or acquisition after the Closing Date of any Subsidiary (including, without limitation, any formation or acquisition pursuant to a division as contemplated by Section 1.12) or (ii) any Subsidiary that was an Excluded Subsidiary ceasing to be an Excluded Subsidiary, on or before the date that is 30 days after such event (or such longer period as the Required DIP Lenders may reasonably agree), the Borrower shall cause such Subsidiary to comply with the relevant requirements set forth in the definition of “Collateral and Guarantee Requirement”; provided, however, that notwithstanding the foregoing, no Subsidiary that is an Excluded Subsidiary shall be required to take any action described in this Section 5.12(a).

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that:

(i) to the extent applicable and subject to the Orders, the Administrative Agent may, at the direction of the Required DIP Lenders, grant extensions of time (including after the expiration of any relevant period, which apply retroactively) for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any Loan Guarantee by any Subsidiary (in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date), and each Lender hereby consents to any such extension of time,

(ii) any Lien required to be granted from time to time pursuant to the definition of “Collateral and Guarantee Requirement” shall be subject to the exceptions and limitations set forth in the applicable Security Documents;

(iii) to the extent applicable and subject to the Orders, perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements, including deposit accounts, securities accounts and commodities accounts except where the same is required to be established under the ABL DIP Credit Agreement;

(iv) no Loan Party shall be required to seek any landlord lien waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement except where the same is required to be established with respect to the Prepetition ABL Credit Agreement or the ABL DIP Credit Agreement;

(v) no Loan Party will be required to (A) take any action outside of the U.S. in order to create or perfect any security interest in any asset of any Loan Party that is located outside of the United States, (B) execute any security agreement, pledge agreement, mortgage, deed or charge governed by the laws of any jurisdiction other than the United States or (C) make any foreign intellectual property filing, conduct any foreign intellectual property search or prepare any foreign intellectual property schedule with respect to any assets of any Loan Party;

(vi) in no event will the Collateral include any Excluded Asset;

(vii) no action shall be required to perfect any Lien with respect to (A) any vehicle or other asset subject to a certificate of title and/or (B) letter-of-credit rights, in each case except to the extent that a security interest therein can be perfected by filing a UCC-1 (or similar) financing statement or any analogous filing in any other jurisdiction, in each case without the requirement to list any VIN, serial or similar number,

(viii) no action shall be required to perfect a Lien in any asset in respect of which the perfection of a security interest therein would (1) be prohibited by enforceable anti-assignment provisions set forth in any contract that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings), (2) violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings), in each case, after giving effect to any applicable anti-assignment provision of the UCC or other applicable law or (3) trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings) pursuant to any “change of control” or similar provision, it being understood that the Collateral shall include any proceeds and/or receivables arising out of any contract described in this clause (vi) to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC or other applicable Requirements of Law notwithstanding the relevant prohibition, violation or termination right;

(ix) no Loan Party shall be required to perfect a security interest in any asset to the extent the perfection of a security interest in such asset would (A) require any governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (B) be prohibited under any applicable Requirement of Law, in the case of clauses (A) and (B), after giving effect to any applicable anti-assignment provision of the UCC or other applicable law and other than proceeds thereof to the extent that the assignment of such proceeds is effective under the UCC or other applicable Requirements of Law notwithstanding such required consent, restriction or prohibition, and/or (C) result in material adverse tax consequences to any Loan Party as reasonably determined by the Borrower and the Administrative Agent (acting at the direction of the Required DIP Lenders);

(x) any joinder or supplement to any DIP Term Loan Guarantee, any Security Document and/or any other Loan Document executed by any Subsidiary that is required to become a Loan Party pursuant to Section 5.12(a) above may, with the consent of the Administrative Agent (acting at the direction of the Required DIP Lenders, not to be unreasonably withheld or delayed), include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other Loan Document;

(xi) the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the relevant Secured Parties afforded thereby, as determined by the Borrower and the Administrative Agent (acting at the direction of the Required DIP Lenders); and

(xii) notwithstanding anything to the contrary and for the avoidance of doubt, (A) the other provisions of this Section 5.12 need not be satisfied with respect to any assets or other exclusions and carve-outs from grant of security and perfection requirements set forth in the DIP Security Documents, to the extent not conflicting or otherwise inconsistent, with the DIP Orders and (B) no actions will be required with respect to the grant and perfection of security interests that are granted and perfected pursuant to the DIP Orders according to applicable law and in accordance with the Lien priorities set forth in the DIP Orders.

Section 5.13 [Reserved].

Section 5.14 Further Assurances. Promptly upon request of the Administrative Agent and subject to the limitations described in Section 5.12:

(a) Holdings and the Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements and/or amendments thereto and other documents), that may be required under any applicable Requirements of Law or the Orders and which the Administrative Agent (at the direction of the Required DIP Lenders) may reasonably request to ensure the creation, perfection and priority of the Liens created or intended to be created under the DIP Security Documents and the Orders, all at the expense of the relevant Loan Parties.

(b) Holdings and the Borrower will, and will cause each other Loan Party to, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any DIP Security Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as the Administrative Agent (at the direction of the Required DIP Lenders) may reasonably request from time to time in order to ensure the creation, perfection and priority of the Liens created or intended to be created under the DIP Security Documents and the Orders.

Section 5.15 Milestones. The Borrower shall, and shall cause the other Debtors to, comply with the Milestones (in each case, as then in effect after giving effect to any extensions, waivers or amendments thereto made in accordance with the requirements of the Loan Documents or the Restructuring Support Agreement, as applicable).

Section 5.16 Bankruptcy Matters. The Debtors shall cause, to the extent reasonably practicable, all material, proposed (i) drafts of pleadings, motions, documents, or briefs filed in the Chapter 11 Cases, (ii) orders related to or materially affecting the Loans and the other Obligations, the Prepetition Debt and the Loan Documents, any other financing or use of Cash Collateral, any sale or other disposition of Collateral outside of the ordinary course, cash management, adequate protection, any plan of reorganization (including, without limitation, the Plan) and/or any disclosure statement related thereto, (iii) orders concerning the financial condition of Holdings, the Borrower or any of their Subsidiaries or other Indebtedness of the Debtors or seeking relief under section 363, 364, 365, 1113 or 1114 of the Bankruptcy Code or Rule 9019 of the Federal Rules of Bankruptcy Procedure, (iv) orders authorizing additional payments to critical vendors (outside of the relief approved in the “first day orders” and “second day orders”), (v) other orders establishing procedures for administration of the Chapter 11 Cases or approving significant transactions submitted to the Bankruptcy Court and (vi) any other Bankruptcy Court orders, motions and other filings, in each case, proposed by the Debtors to be provided in draft form to the Administrative Agent, the Required Consenting Term Loan Lenders and their respective counsel at least three (3) Business Days prior (or such shorter review period if necessary in light of exigent circumstances) to the proposed filing and to be in accordance with and permitted by the terms of this Agreement or otherwise reasonably acceptable to the Required Consenting Term Loan Lenders; provided, that, ministerial notices and similar ministerial documents, retention applications, fee applications, fee statements, any similar pleadings or motions relating to the retention or fees of any professional or statements of financial affairs and schedules of assets and liabilities, and any forms of the “first day orders” that are reasonably acceptable to the Required Consenting Term Loan Lenders (and, solely with respect to any provision that affects the rights, obligations, liabilities or duties of the Administrative Agent, reasonably acceptable to the Administrative Agent, as applicable) shall not be required to be provided pursuant to this Section 5.16.

Section 5.17 Cash Management Order. Each Loan Party shall maintain its cash management system in a manner reasonably acceptable to the Required Consenting Term Loan Lenders (which shall be deemed satisfied if the cash management system is substantially the same as the cash management system in existence on the Petition Date, with such modifications as set forth under the Cash Management Order (subject to any approval or consent rights of the Agents or the Required Consenting Term Loan Lenders provided therein)).

Section 5.18 Transformation Committee. The Borrower shall, on or prior to the date set forth in the Milestones, adopt the Transformation Committee Mandate and constitute the Transformation Committee and shall, thereafter, comply in all material respects with the terms and conditions of the Transformation Committee Mandate.

ARTICLE 6 NEGATIVE COVENANTS

From the Closing Date and until the Termination Date, Holdings (solely with respect to Sections 6.13, 6.16, 6.17, 6.18, 6.19 and 6.20) and the Borrower covenant and agree with the DIP Lenders that:

Section 6.01 Indebtedness. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except (subject in all respects to the Orders):

(a) the Obligations;

(b) Indebtedness of the Borrower to any other Loan Party and/or Indebtedness of any Loan Party to Holdings, the Borrower and/or any other Loan Party;

(c) unsecured Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations incurred in connection with any Disposition permitted hereunder, any acquisition permitted hereunder or any other purchase of assets or Capital Stock permitted hereunder, and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of the Borrower or any such Subsidiary pursuant to any such agreement;

(d) Indebtedness of the Borrower and/or any Subsidiary (i) pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal, performance and/or return of money bonds or other similar obligations incurred in the ordinary course of business and (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(e) Indebtedness of the Borrower and/or any Subsidiary in respect of commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts, including incentive, supplier finance or similar programs, in each case, in the ordinary course of business;

(f) (i) guaranties by the Borrower and/or any Subsidiary of the obligations of suppliers, customers and licensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower and/or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(g) Guarantees by the Borrower and/or any Subsidiary of Indebtedness or other obligations of the Borrower and/or any Subsidiary with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or other obligations not prohibited by this Agreement; provided that a Subsidiary may not, pursuant to this clause (f), Guarantee any Indebtedness of a Loan Party that such Subsidiary would not have been permitted to incur under another clause of this Section 6.01;

(h) Indebtedness of the Borrower and/or any Subsidiary existing on the Closing Date and described on Schedule 6.01;

(i) Indebtedness of the Borrower and/or any Subsidiary consisting of obligations owing under supply, license or similar agreements entered into in the ordinary course of business;

(j) Indebtedness of the Borrower and/or any Subsidiary consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(k) Indebtedness of the Borrower and/or any Subsidiary with respect to Capital Leases and purchase money Indebtedness in an aggregate outstanding principal amount not to exceed $5,000,000;

(l) Indebtedness consisting of promissory notes issued by the Borrower or any Subsidiary to any stockholder of any Parent Company or any current or former director, officer, employee, member of management, manager or consultant of any Parent Company, the Borrower or any Subsidiary (or their respective Immediate Family Members) to finance the purchase or redemption of Capital Stock of any Parent Company permitted by Section 6.04(a);

(m) the Borrower and its Subsidiaries may become and remain liable for any Indebtedness refinancing, refunding or replacing any Indebtedness permitted under (h), (k) and (p) of this Section 6.01 (in any case, including any refinancing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided that:

(i) (1) except to the extent otherwise permitted hereunder (including utilization of any other available baskets or incurrence based amounts), the principal amount of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded or replaced, except by (A) an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts and other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, refunding or replacement and (B) an amount equal to any existing commitments unutilized thereunder and (2) if such additional Indebtedness is secured, the Lien securing such Refinancing Indebtedness satisfies the applicable requirements of Section 6.02);

(ii) In the case of Refinancing Indebtedness other than in the case of Refinancing Indebtedness with respect to clauses (h), (k) and/or (p) of this Section 6.01, such Refinancing Indebtedness has (A) a final maturity equal to or later than (and, in the case of revolving Indebtedness, does not require mandatory commitment reductions, if any, prior to) the final maturity of the Indebtedness being refinanced, refunded or replaced and (B) a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, refunded or replaced;

(iii) the terms of any Refinancing Indebtedness with an original principal amount in excess of the Threshold Amount (excluding pricing, fees, premiums, rate floors, optional prepayment or redemption terms (and, if applicable, subordination terms) are not, taken as a whole (as reasonably determined by the Borrower), more favorable to the lenders providing such Indebtedness than those applicable to the Indebtedness being refinanced, refunded or replaced (other than (x) any covenants or any other provisions applicable only to periods after the Latest Maturity Date as of such date or (y) any covenants or provisions which are market terms and conditions (taken as a whole) at the time of incurrence or issuance for the applicable type of Indebtedness) (as reasonably determined by the Borrower));

(iv) in the case of Refinancing Indebtedness with respect to Indebtedness permitted under clauses (k) and (p) of this Section 6.01, the incurrence thereof shall be without duplication of any amounts outstanding in reliance on (and such Refinancing Indebtedness shall constitute utilization of amounts set forth in) the applicable clause of this Section 6.01;

(v) (A) such Indebtedness, if secured, is secured only by Permitted Liens at the time of such refinancing, refunding or replacement (it being understood that secured Indebtedness may be refinanced with unsecured Indebtedness and unsecured Indebtedness must remain unsecured), (B) such Refinancing Indebtedness is incurred by the obligor or obligors in respect of the Indebtedness being refinanced, refunded or replaced (provided that Holdings may not be a primary obligor in respect of the applicable Refinancing Indebtedness if Holdings was not a primary obligor in respect of the relevant refinanced Indebtedness), (C) if the Indebtedness being refinanced, refunded or replaced was originally contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness were originally contractually subordinated to the Liens on all or a portion of the Collateral securing the DIP Term Loans), such Refinancing Indebtedness is contractually subordinated to the Obligations in right of payment (or the Liens securing such Refinancing Indebtedness are subordinated to the Liens on the relevant Collateral securing the DIP Term Loans) on terms not materially less favorable (as reasonably determined by the Borrower), taken as a whole, to the Lenders than those applicable to the Indebtedness (or Liens, as applicable) being refinanced, refunded or replaced, taken as a whole, and (D) as of the date of the incurrence of any such Refinancing Indebtedness and after giving effect thereto, no Event of Default exists; and

(vi) the case of Refinancing Indebtedness with respect to intercompany Indebtedness permitted under Section 6.01(i), such Refinancing Indebtedness also constitutes intercompany Indebtedness;

(n) Indebtedness of the Borrower and/or any Subsidiary under any Derivative Transaction not entered into for speculative purposes in an aggregate outstanding principal amount not to exceed $1,000,000;

(o) Indebtedness of the Borrower and/or any Subsidiary representing (i) deferred compensation to current or former directors, officers, employees, members of management, managers and consultants of any Parent Company, the Borrower and/or any Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with any Investment permitted hereby;

(p) Indebtedness of any Loan Party in an aggregate outstanding principal amount not to exceed $1,000,000; provided that such Indebtedness (i) shall be Junior Indebtedness and (ii) shall have a maturity date no earlier than 90 days after the Latest Maturity Date;

(q) Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred by the Borrower and/or any Subsidiary in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits, in each case, in the ordinary course of business;

(r) Indebtedness of the Borrower and/or any Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any issuing bank or swingline lender to support any defaulting lender’s participation in letters of credit issued, or swingline loans made under the Prepetition ABL Facility and/or the ABL DIP Facility;

(s) Indebtedness of the Borrower or any Subsidiary supported by any letter of credit issued under the Prepetition ABL Facility and/or the ABL DIP Facility;

(t) unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Borrower and/or any Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 7.01(i);

(u) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(v) without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of the Borrower and/or any Subsidiary hereunder;

(w) Indebtedness of the Borrower and/or any Subsidiary outstanding at any time in respect of the Prepetition ABL Facility in an aggregate outstanding principal amount that does not exceed $250,000,000, minus all amounts converted, “rolled-up” or otherwise exchanged into obligations under the ABL DIP Facility pursuant to the terms of the DIP Orders; provided that such Indebtedness is at all times subject to the Prepetition ABL Intercreditor Agreement; and

(x) Indebtedness of the Borrower and/or any Subsidiary outstanding at any time in respect of the ABL DIP Facility in an aggregate outstanding principal amount that does not exceed the lesser of (i) $225,000,000 and (ii) the amount provided therefor in the DIP Orders (including with respect to the “creeping roll-up” of obligations under the Prepetition ABL Facility); provided that such Indebtedness is at all times subject to the terms of the DIP Orders.

Section 6.02 Liens The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, except, which shall be subject in all respects to the Orders:

(a) Liens securing the Obligations;

(b) Liens for Taxes which are (i) not then due, (ii) if due, not at such time or of such amount that would be required to be paid pursuant to Section 5.03 or (iii) being contested in accordance with Section 5.03;

(c) statutory Liens (and rights of set-off) of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by applicable Requirements of Law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 30 days, (ii) for amounts that are overdue by more than 30 days and that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by GAAP have been made for any such contested amounts or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(d) Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (in each case, exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to Holdings, the Borrower and its Subsidiaries or (y) leases or licenses of property otherwise permitted by this Agreement and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e) Liens consisting of easements, rights-of-way, restrictions, encroachments, servitudes for railways, sewers, drains, gas and oil and other pipelines, gas and water mains, electric light and power and telecommunication, telephone or telegraph or cable television conduits, poles, wires and cables and other minor defects or irregularities in title, in each case which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Borrower and/or its Subsidiaries, taken as a whole, or the use of the affected property for its intended purpose;

(f) Liens consisting of any (i) interest or title of a lessor or sub-lessor under any lease of real estate permitted hereunder, (ii) landlord lien permitted by the terms of any lease, (iii) restriction or encumbrance to which the interest or title of such lessor or sub-lessor may be subject or (iv) subordination of the interest of the lessee or sub-lessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);

(g) Liens (i) solely on any Cash earnest money deposits (including as part of any escrow arrangement) made by the Borrower and/or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder and (ii) consisting of (A) an agreement to Dispose of any property in a Disposition permitted under Section 6.07 and/or (B) the pledge of Cash as part of an escrow arrangement required in any Disposition permitted under Section 6.07;

(h) precautionary or purported Liens evidenced by the filing of UCC financing statements or similar financing statements under applicable Requirements of Law relating solely to (i) operating leases or consignment or bailee arrangements entered into in the ordinary course of business and/or (ii) the sale of accounts receivable in the ordinary course of business for which a UCC financing statement or similar financing statements under applicable Requirements of Law is required;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens in connection with any zoning, building or similar Requirement of Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any dimensions of real property or the structure thereon, including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order;

(k) Liens securing Indebtedness permitted pursuant to Section 6.01(m) (solely with respect to the permitted refinancing of (x) Indebtedness permitted pursuant to Sections 6.01(h), (k) and (p) and (y) Indebtedness that is secured in reliance on Section 6.02(r) (without duplication of any amount outstanding thereunder such that the amount available under Section 6.02(r) shall be reduced by the amount of the applicable Lien granted in reliance on this clause (y))); provided that (i) no such Lien extends to any asset not covered by the Lien securing the Indebtedness that is being refinanced (it being understood that individual financings of the type permitted under 6.01(k) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates), (ii) if the Lien securing the Indebtedness being refinanced was subject to intercreditor arrangements, then (A) the Lien securing any refinancing Indebtedness in respect thereof shall be subject to intercreditor arrangements that are not materially less favorable to the Secured Parties, taken as a whole, than the intercreditor arrangements governing the Lien securing the Indebtedness that is refinanced or (B) the intercreditor arrangements governing the Lien securing the relevant refinancing Indebtedness shall be set forth in an Acceptable Intercreditor Agreement and (iii) no such Lien shall be senior in priority as compared to the Lien securing the Indebtedness being refinanced;

(l) Liens existing on the Closing Date and described on Schedule 6.02 and any modification, replacement, refinancing, renewal or extension thereof; provided that (i) no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(k); provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if the same constitute Indebtedness, is permitted by Section 6.01;

(m) Liens securing Indebtedness permitted pursuant to Section 6.01(k); provided that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(k) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(n) (i) Liens that are contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary, (C) purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to Deposit Accounts, (iv) Liens of a collection bank arising under Section 4-208 of the UCC on items in the ordinary course of business, (v) Liens in favor of banking or other financial institutions arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions and not granted in connection with the issuance of Indebtedness and (vi) Liens on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction;

(o) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and/or its Subsidiaries;

(p) subject to the terms of the DIP Orders, Liens on Collateral securing Indebtedness incurred pursuant to Section 6.01(w), subject to the Prepetition ABL Intercreditor Agreement; provided, that for the avoidance of doubt, no such Liens (other than Liens on the ABL Priority Collateral securing Indebtedness incurred pursuant to Section 6.01(w)) shall be senior in priority to the Liens securing the Obligations hereunder;

(q) subject to the terms of the DIP Orders, Liens on Collateral securing Indebtedness incurred pursuant to Section 6.01(x); provided, that for the avoidance of doubt, no such Liens (other than Liens on the ABL Priority Collateral securing Indebtedness incurred pursuant Section 6.01(x)) shall be senior in priority to the Liens securing the Obligations hereunder;

(r) other Liens on Collateral securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed $1,000,000; provided that such Liens shall be secured on a junior basis with Liens securing the Obligations;

(s) (i) Liens on assets securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(h) and (ii) any pledge and/or deposit securing any settlement of litigation;

(t) (i) leases, licenses (including sublicenses), or subleases granted to others or (ii) assignments of IP Rights granted to a customer of the Borrower or any Subsidiary, in each case in the ordinary course of business which do not secure any Indebtedness;

(u) Liens on Securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.06 arising out of such repurchase transaction;

(v) Liens securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 6.01(c), 6.01(d), 6.01(f), (r) and (t);

(w) Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any asset in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (and/or any similar Requirement of Law under any jurisdiction);

(x) Liens (i) in favor of any Loan Party and/or (ii) granted by any non-Loan Party in favor of any Subsidiary that is not a Loan Party, in each case of the foregoing clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 6.01;

(y) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(z) Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(aa) Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(bb) Liens consisting of the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(cc) the Carve Out;

(dd) Prepetition Permitted Liens;

(ee) the Adequate Protection Liens (as defined in the DIP Orders);

(ff) so long as entered into in the ordinary course of business, consistent with past practices and not securing debt for borrowed money, other Liens securing obligations in an aggregate principal amount at any time outstanding not to exceed $250,000; and

(gg) Liens which secure Indebtedness in accordance with Section 6.01(e) (provided that such Liens shall attach only to the cash pledged to secure or support such Indebtedness permitted pursuant to Section 6.01(e)).

Section 6.03 [Reserved].

Section 6.04 Restricted Payments; Restricted Debt Payments.

(a) The Borrower shall not pay or make, directly or indirectly, any Restricted Payment, except that, in each case, subject to the Orders and solely to the extent set forth in the Approved Budget and Permitted Variances:

(i) the Borrower may make Restricted Payments to the extent necessary to permit any Parent Company:

(A) to pay franchise Taxes, and similar fees and expenses, required to maintain the organizational existence of such Parent Company, in each case, which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claim made by any director, officer, member of management, manager, employee and/or consultant of any Parent Company, in each case, to the extent attributable to the ownership or operations of any Parent Company and/or its Subsidiaries (but excluding, for the avoidance of doubt, the portion of any such amount, if any, that is attributable to the ownership or operations of any Subsidiary of any Parent Company other than the Borrower and/or its Subsidiaries);

(B) if Borrower is included in a group filing a consolidated, combined, or similar income tax return with Holdings, distributions to Holdings to pay (or to make distributions to any direct or indirect parent of Holdings to pay) the relevant consolidated, combined, unitary or similar income Tax liabilities, when and as due, attributable to taxable income of the Borrower and its Subsidiaries; provided that such Restricted Payments made pursuant to this Section 6.04(a)(i)(B) shall not exceed the amount of income Tax that the Borrower would pay if it were the parent entity of a group filing such consolidated, combined or similar tax return with the applicable Subsidiaries;

(C) to pay audit and other accounting and reporting expenses of such Parent Company to the extent such expenses are attributable to any Parent Company and/or its Subsidiaries (but excluding, for the avoidance of doubt, the portion of any such expenses, if any, that is attributable to the ownership or operations of any Subsidiary of any Parent Company other than the Borrower and/or its Subsidiaries);

(D) to pay any insurance premium that is payable by, or attributable to, any Parent Company and/or its Subsidiaries (but excluding, for the avoidance of doubt, the portion of any such premium, if any, that is attributable to the ownership or operations of any Subsidiary of any Parent Company other than the Borrower and/or its Subsidiaries);

(E) to pay Public Company Costs;

(F) to finance any Investment permitted under Section 6.06 (provided that (x) any Restricted Payment under this clause (a)(i)(F) shall be made substantially concurrently with the closing of such Investment and (y) the relevant Parent Company shall, promptly following the closing thereof, cause (I) all property acquired to be contributed to the Borrower or one or more of its Subsidiaries, or (II) the merger, consolidation or amalgamation of the Person formed or acquired into the Borrower or one or more of its Subsidiaries, in order to consummate such Investment in compliance with the applicable requirements of Section 6.06 as if undertaken as a direct Investment by the Borrower or the relevant Subsidiary); and

(G) to pay customary salary, bonus, severance and other benefits payable to current or former directors, officers, members of management, managers, employees or consultants of any Parent Company (or any Immediate Family Member of any of the foregoing) to the extent such salary, bonuses, severance and other benefits are attributable and reasonably allocated to the operations of the Borrower and/or its Subsidiaries, in each case, so long as such Parent Company applies the amount of any such Restricted Payment for such purpose;

(ii) the Borrower may make Restricted Payments (i) to any Parent Company to enable such Parent Company to make Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of such Parent Company and (ii) consisting of (A) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former officer, director, employee, member of management, manager and/or consultant of the Borrower, any Subsidiary or any Parent Company or any of their respective Immediate Family Members and/or (B) repurchases of Capital Stock in consideration of the payments described in sub-clause (A) above, including demand repurchases in connection with the exercise of stock options;

(iii) the Borrower may repurchase (or make Restricted Payments to any Parent Company to enable it to repurchase) Capital Stock upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;

(iv) the Borrower may make Restricted Payments the proceeds of which are applied to pay Transaction Costs with respect to the Transactions; and

(v) the Borrower may make Restricted Payments to (i) redeem, repurchase, retire or otherwise acquire any (A) Capital Stock (“Treasury Capital Stock”) of the Borrower and/or any Subsidiary or (B) Capital Stock of any Parent Company, in the case of each of sub-clauses (A) and (B), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Borrower and/or any Subsidiary) of, Qualified Capital Stock of the Borrower or any Parent Company to the extent any such proceeds are contributed to the capital of the Borrower and/or any Subsidiary in respect of Qualified Capital Stock (“Refunding Capital Stock”) and (ii) declare and pay dividends on any Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Subsidiary) of any Refunding Capital Stock; provided that any amount applied to make a Restricted Payment pursuant to this clause (v) shall not be applied or used to make any other Restricted Payment or Restricted Debt Payment hereunder;

(vi) to the extent constituting a Restricted Payment, the Borrower may consummate any transaction permitted by Section 6.06 (other than Section 6.06(g) and (n)), Section 6.07 (other than Section 6.07(g)) and Section 6.09 (other than Section 6.09(d));

Notwithstanding anything to the contrary contained herein, no such Restricted Payments shall be permitted after the Petition Date unless such Restricted Payments are made strictly in accordance with the Approved Budget and Permitted Variances.

(b) The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, make any payment on or in respect of any Restricted Debt, including any sinking fund or similar deposit, on account of the prepayment, purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt (collectively, “Restricted Debt Payments”), except, in each case, subject to the Orders and solely to the extent set forth in the Approved Budget and Permitted Variances:

(i) with respect to any purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement thereof made by exchange for, or out of the proceeds of, Refinancing Indebtedness permitted by Section 6.01(m);

(ii) payments of regularly scheduled interest and payments of fees, expenses and indemnification obligations as and when due (other than payments with respect to Junior Indebtedness that are prohibited by the subordination provisions thereof); and

(iii) payments contemplated by this Agreement and the other Loan Documents, including payments with respect to Adequate Protection Obligations as set forth in the DIP Orders.

Section 6.05 Burdensome Agreements. Except as provided herein or in any other Loan Document or the ABL DIP Credit Agreement, Holdings and Borrower will not, and will not permit any of their respective Subsidiaries to, enter into or cause to exist any agreement restricting the ability of (x) any Subsidiary of the Borrower to pay dividends or other distributions to the Borrower or any Loan Party, (y) any Subsidiary to make cash loans or advances to the Borrower or any Loan Party or (z) any Loan Party to create, permit or grant a Lien on any of its properties or assets to secure the Obligations (any of clauses (x), (y) or (z), a “Burdensome Agreement”), except restrictions:

(a) set forth in any agreement evidencing (i) Indebtedness of a Subsidiary that is not a Loan Party permitted by Section 6.01, (ii) Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien if the relevant restriction applies only to the Person obligated under such Indebtedness and its Subsidiaries or the assets intended to secure such Indebtedness and (iii) Indebtedness permitted pursuant to clauses (k) or (m) as it relates to Indebtedness in respect of clauses (h), (k) and/or (p) of Section 6.01) of Section 6.01;

(b) arising under customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses (including sublicenses), joint venture agreements and other agreements entered into in the ordinary course of business;

(c) that are or were created by virtue of any Lien granted upon transfer of, agreement to transfer or grant of, any option or right with respect to any assets or Capital Stock not otherwise prohibited under this Agreement;

(d) that are assumed in connection with any acquisition of property or the Capital Stock of any Person, so long as the relevant encumbrance or restriction relates solely to the Person and its Subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;

(e) set forth in any agreement for any Disposition of any Subsidiary (or all or substantially all of the assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Subsidiary pending such Disposition;

(f) set forth in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(g) imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements;

(h) on Cash, other deposits or net worth or similar restrictions imposed by any Person under any contract entered into in the ordinary course of business or for whose benefit such Cash, other deposits or net worth or similar restrictions exist;

(i) set forth in documents which exist on the Closing Date and were not created in contemplation thereof;

(j) arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred after the Closing Date if the relevant restrictions, taken as a whole, are not materially less favorable to the DIP Lenders than the restrictions contained in this Agreement, taken as a whole (as determined in good faith by the Borrower);

(k) arising under or as a result of applicable Requirements of Law or the terms of any license, authorization, concession or permit;

(l) arising in any Hedge Agreement and/or any agreement relating to Cash Management Services;

(m) relating to any asset (or all of the assets) of and/or the Capital Stock of the Borrower and/or any Subsidiary which is imposed pursuant to an agreement entered into in connection with any Disposition of such asset (or assets) and/or all or a portion of the Capital Stock of the relevant Person that is permitted or not restricted by this Agreement;

(n) set forth in any agreement relating to any Permitted Lien that limits the right of the Borrower or any Subsidiary to Dispose of or encumber the assets subject thereto; and

(o) imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (a) through (n) above or in the first paragraph of this Section 6.05; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.06 Investments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make or own any Investment in any other Person except, in each case, subject in all respects to the Orders and the Approved Budget and Permitted Variances:

(a) Cash or Investments that were Cash Equivalents at the time made;

(b) (i) Investments existing on the Closing Date in the Borrower or in any Subsidiary and (ii) Investments made after the Closing Date by the Borrower and/or one or more Subsidiaries in the Borrower or any Subsidiary;

(c) Investments (i) constituting deposits, prepayments and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Borrower or any Subsidiary;

(d) (i) Investments existing on the Closing Date and described on Schedule 6.06 and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, replacement, renewal or extension increases the amount of such Investment;

(e) Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.07 or any other disposition of assets not constituting a Disposition;

(f) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(g) Investments consisting of (or resulting from) Indebtedness permitted under Section 6.01 (other than Indebtedness permitted under Sections 6.01(b) and (g)), Permitted Liens, Restricted Payments permitted under Section 6.04 (other than Section 6.04(a)(vi)), Restricted Debt Payments permitted by Section 6.04 and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.07 (other than Section 6.07(c)(ii) (if made in reliance on clause (B) therein) and Section 6.07(g));

(h) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(i) Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(j) loans and advances of payroll payments or other compensation to present or former employees, directors, members of management, officers, managers or consultants of any Parent Company (to the extent such payments or other compensation relate to services provided to such Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, attributable to the ownership or operations of any Subsidiary of any Parent Company other than the Borrower and/or its Subsidiaries)), the Borrower and/or any Subsidiary in the ordinary course of business;

(k) Investments to the extent that payment therefor is made solely with Capital Stock of any Parent Company or Qualified Capital Stock of the Borrower or any Subsidiary, in each case, to the extent not resulting in a Change of Control;

(l) Investments made in connection with the Transactions;

(m) (i) Guarantees of leases (other than Capital Leases) or of other obligations not constituting Indebtedness and (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Borrower and/or its Subsidiaries, in each case, in the ordinary course of business;

(n) Investments in any Parent Company in amounts and for purposes for which Restricted Payments to such Parent Company are permitted under Section 6.04(a); provided that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 6.04(a);

(o) Investments arising under or in connection with any Derivative Transaction of the type permitted under Section 6.01(n);

(p) Investments consisting of the licensing of IP Rights pursuant to joint marketing or other similar arrangements with other Persons entered into in the ordinary course of business;

(q) Investments made in joint ventures as required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements entered into in the ordinary course of business;

(r) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that the same are permitted to remain unfunded under applicable Requirements of Law;

(s) Investments in Holdings, the Borrower, any Subsidiary and/or any joint venture in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(t) Investments made in connection with any nonqualified deferred compensation plan or arrangement for any present or former employee, director, member of management, officer, manager or consultant or independent contractor (or any Immediate Family Member thereof) of any Parent Company, the Borrower, its Subsidiaries and/or any joint venture.

Notwithstanding the foregoing or anything else in this Agreement or the other Loan Documents to the contrary, no Loan Party or Subsidiary shall, directly or indirectly, transfer (including via Investments, sales, Restricted Payments, Dispositions, exclusive licenses, distributions or otherwise) or grant an exclusive license to Material Property to any Affiliate that is not a Loan Party, or permit any Affiliate that is not a Loan Party to own or have an exclusive license to Material Property; provided, however, that the limitations in this Section with respect to Material Property shall not apply to (x) selling, transferring or otherwise disposing of cash or Cash Equivalents to the extent not otherwise prohibited or (y) any grant of a non-exclusive license or non-exclusive sublicense.

Section 6.07 Fundamental Changes; Disposition of Assets. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), or make any Disposition of any assets, except (subject in all respects to the Orders):

(a) any Subsidiary may be merged, consolidated or amalgamated with or into the Borrower or any Subsidiary Loan Party; provided that (i) in the case of any such merger, consolidation or amalgamation with or into the Borrower, the Borrower shall be the continuing or surviving Person (and, if with or into the Borrower, the Borrower shall be the continuing or surviving Person) and (ii) in the case of any such merger, consolidation or amalgamation with or into any Subsidiary Loan Party, such Subsidiary Loan Party shall be the continuing or surviving Person;

(b) Dispositions (including of Capital Stock) among the Borrower and/or any Subsidiary Loan Party (upon voluntary liquidation or otherwise));

(c) the liquidation or dissolution of any Subsidiary if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, is not materially disadvantageous to the DIP Lenders, and the Borrower or any Subsidiary Loan Party receives any assets of the relevant dissolved or liquidated Subsidiary; (ii) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (A) any Disposition otherwise permitted under this Section 6.07 (other than Sections 6.07(a) or (b) or this Section 6.07(c)) or (B) any Investment permitted under Section 6.06 (other than in reliance on clause (g) thereof); and (iii) the conversion of the Borrower or any Subsidiary into another form of entity, so long as such conversion does not adversely affect the value of the DIP Term Loan Guarantee or the Collateral, taken as a whole;

(d) (x) Dispositions of inventory or equipment or immaterial assets in the ordinary course of business (including on an intercompany basis) and (y) the leasing or subleasing of real property in the ordinary course of business;

(e) Dispositions of surplus, obsolete, used or worn out property or other property that, in the reasonable judgment of the Borrower, is (A) no longer useful in its business (or in the business of any Subsidiary or the Borrower) or (B) otherwise economically impracticable to maintain;

(f) Dispositions of Cash and/or Cash Equivalents and/or other assets that were Cash Equivalents when the relevant original Investment was made;

(g) Dispositions, mergers, amalgamations, consolidations or conveyances that constitute (w) Investments permitted pursuant to Section 6.06 (other than Section 6.06(g)), (x) Permitted Liens and (y) Restricted Payments permitted by Section 6.04(a) (other than Section 6.04(a)(vi));

(h) Dispositions for fair market value in an aggregate amount not to exceed $1,000,000; provided that 100% of the consideration for such Disposition shall consist of Cash or Cash Equivalents; provided, further, that (x) immediately prior to and after giving effect to such Disposition, as determined on the date on which the agreement governing such Disposition is executed, no Event of Default exists and (y) the Net Proceeds of such Disposition shall be applied as (and to the extent) required by Section 2.11(b)(ii);

(i) to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(k) Dispositions of notes receivable or accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or in connection with the collection or compromise thereof;

(l) Dispositions consisting of and/or terminations in the ordinary course of business of leases, subleases or licenses (including sublicenses) (including the provision of software under any open source license), (i) the Disposition or termination of which will not materially interfere with the business of the Borrower and its Subsidiaries or (ii) which relate to closed facilities or the discontinuation of any product line;

(m) (i) any termination of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(n) Dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(o) to the extent otherwise restricted by this Section 6.07, the consummation of the Transactions;

(p) (i) non-exclusive licensing, sub-licensing and cross-licensing arrangements involving any technology, intellectual property or other IP Rights of the Borrower or any Subsidiary in the ordinary course of business, (ii) Dispositions, abandonments, cancellations or lapses of IP Rights, or issuances or registrations, or applications for issuances or registrations, of IP Rights, which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower or its Subsidiaries, individually or in the aggregate, or are no longer economical to maintain in light of their respective use, (iii) Dispositions of any technology, intellectual property or other IP Rights of the Borrower or any Subsidiary involving their customers in the ordinary course of business and (iv) the expiration of issuances or registrations, or applications for issuances or registrations, of IP Rights at the end of their natural statutory terms;

(q) Terminations or unwinds of Derivative Transactions;

(r) Dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, managers or consultants of any Parent Company, the Borrower and/or any Subsidiary;

(s) Dispositions for fair market value made to comply with any order of any Governmental Authority or any applicable Requirement of Law; provided that the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.11(b)(ii);

(t) any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(u) Dispositions contemplated on the Closing Date and described on Schedule 6.07 hereto; and

(v) sales, leases or other dispositions of inventory of the Borrower or any Subsidiary determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of such Borrower or such Subsidiary, in each case (i) not in connection with an store-wide liquidation and (ii) in the ordinary course of business;

Notwithstanding the foregoing or anything else in this Agreement or the other Loan Documents to the contrary, no Loan Party or Subsidiary shall, directly or indirectly, transfer (including via Investments, sales, Restricted Payments, Dispositions, exclusive licenses, distributions or otherwise) or grant an exclusive license to Material Property to any Affiliate that is not a Loan Party, or permit any Affiliate that is not a Loan Party to own or have an exclusive license to Material Property; provided, however, that the limitations in this Section with respect to Material Property shall not apply to (x) selling, transferring or otherwise disposing of cash or Cash Equivalents to the extent not otherwise prohibited or (y) any grant of a non-exclusive license or non-exclusive sublicense.

To the extent that any Collateral is Disposed of as expressly permitted by this Section 6.07 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such Disposition; it being understood and agreed that the Collateral Agent shall be authorized to take, and shall take, any actions reasonably requested by the Borrower in order to effect the foregoing in accordance with Article 8 hereof.

Section 6.08 [Reserved].

Section 6.09 Transactions with Affiliates. The Borrower shall not, nor shall it permit any of its Subsidiaries to enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any of their respective Affiliates on terms that are less favorable to the Borrower or such Subsidiary, as the case may be (as reasonably determined by the Borrower), than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; provided that the foregoing restriction shall not apply to (subject in all respects to the Orders, the Approved Budget and Permitted Variances):

(a) any transaction between or among Holdings, the Borrower and/or one or more Subsidiaries (or any entity that becomes a Subsidiary as a result of such transaction) to the extent permitted by this Agreement;

(b) any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Company or of the Borrower or any Subsidiary;

(c) (i) any collective bargaining, employment or severance agreement or compensatory (including profit sharing) arrangement entered into by the Borrower or any of its Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors or those of any Parent Company, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (iii) transactions pursuant to any employee compensation, Benefit Plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement;

(d) (i) transactions permitted by Sections 6.01(c), (l) and (t), Section 6.04 and Sections 6.06(j) and (n) and (ii) issuances of Capital Stock and issuances and incurrences of Indebtedness not restricted by this Agreement;

(e) transactions in existence on the Closing Date and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not (i) materially adverse to the DIP Lenders or (ii) more disadvantageous to Holdings or any Subsidiary thereof than the relevant transaction in existence on the Closing Date;

(f) the Transactions, including the payment of Transaction Costs;

(g) Guarantees permitted by Section 6.01 or Section 6.06;

(h) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of the Borrower and/or any of its Subsidiaries in the ordinary course of business and, in the case of payments to such Person in such capacity on behalf of any Parent Company, to the extent attributable to the operations of the Borrower or its Subsidiaries;

(i) transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to the Borrower and/or its applicable Subsidiary in the good faith determination of the board of directors (or similar governing body) of the Borrower or the senior management thereof or (ii) on terms at least as favorable to the Borrower and/or its applicable Subsidiary as might reasonably be obtained from a Person other than an Affiliate;

(j) the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement; and

(k) (i) any purchase by Holdings of the Capital Stock of (or contribution to the equity capital of) the Borrower and (ii) any intercompany loan made by, to, or among Holdings the Borrower or any Subsidiary Loan Party otherwise permitted hereunder.

Section 6.10 Conduct of Business. The Borrower shall not, nor shall it permit any of its Subsidiaries to, engage in any material line of business other than, in each case, subject to the Orders, (a) the businesses engaged in by the Borrower or any Subsidiary on the Closing Date and similar, incidental, complementary, ancillary or related businesses and (b) such other lines of business to which the Administrative Agent (acting at the direction of the Required Consenting Term Loan Lenders) may consent.

Section 6.11 Amendments of or Waivers with Respect to Restricted Debt. The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend or otherwise modify the terms of any Restricted Debt (or the documentation governing any Restricted Debt) (a) if the effect of such amendment or modification, together with all other amendments or modifications made thereto, is materially adverse to the interests of the DIP Lenders (in their capacities as such) or (b) in violation of any Intercreditor Agreement, any intercreditor agreement related to such debt entered into with the Administrative Agent or the subordination terms set forth in the definitive documentation governing any Restricted Debt; provided that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt, in each case, that is permitted under the Loan Documents in respect thereof or to the extent required by the Bankruptcy Code or by the Plan.

Section 6.12 Fiscal Year. The Borrower shall not, nor shall it permit any of its Subsidiaries to, change its Fiscal Year-end; provided, that, the Borrower may, upon written notice to the Administrative Agent, change the Fiscal Year-end of the Borrower to another date, in which case the Borrower and the Administrative Agent will, and are hereby authorized to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

Section 6.13 Permitted Activities of Holdings. Subject to the Orders and except as required by the Bankruptcy Code or by the Plan, Holdings shall not:

(a) incur any third-party Indebtedness for borrowed money other than Guarantees of Indebtedness or other obligations of the Borrower and/or any Loan Party, which Indebtedness or other obligations are otherwise permitted hereunder;

(b) create or suffer to exist any Lien on any asset now owned or hereafter acquired by it other than (i) the Liens created under the DIP Security Documents, (ii) any other Lien created in connection with the Transactions, (iii) Permitted Liens on (x) the Term Priority Collateral that are secured on a pari passu or junior basis with the Obligations with respect to the Term Priority Collateral and/or (y) the ABL Priority Collateral that are secured on a senior basis with the Obligations with respect to the ABL Priority Collateral, so long as such Permitted Liens secure Guarantees permitted by clause (a) above and the underlying Indebtedness subject to such Guarantee is permitted to be secured on the same basis pursuant to Section 6.02 and (iv) Liens of the type permitted under Section 6.02 (other than in respect of debt for borrowed money); or

(c) own or hold any assets or property or engage in any business other than (i) the ownership of the Capital Stock of the Borrower (ii) the maintenance of its corporate existence and activities incidental thereto, including general and corporate overhead, (iii) activities required to comply with Requirements of Laws, (iv) maintenance and administration of stock option and stock ownership plans and activities incidental thereto, (v) the receipt of Restricted Payments to the extent permitted by Section 6.04 and the making of Restricted Payments, (vi) to the extent not otherwise covered by the other clauses of this Section 6.13, any of the activities of Holdings or any Parent Company referred to in Section 6.04, (vii) concurrently with any issuance of Qualified

Capital Stock, the redemption, purchase or retirement of any Capital Stock of Holdings using the proceeds of, or conversion or exchange of any Capital Stock of Holdings for, such Qualified Capital Stock, (viii) the obtainment of, and the payment of any fees and expenses for, management, consulting, investment banking and advisory services to the extent otherwise permitted by this Agreement, (ix) compliance with its obligations under the Loan Documents or any credit agreement, indenture or other agreement in respect of Refinancing Indebtedness in respect of any Junior Indebtedness, (x) activities necessary or reasonably advisable for or incidental to the initial registration and listing of Holdings common stock and the continued existence of Holdings as a public company, (xi) activities incidental to the consummation of the Transactions, in each case consummated substantially contemporaneously with the consummation of the applicable Transactions and (xii) activities incidental to legal, tax and accounting matters in connection with any of the foregoing activities;

(d) consolidate or amalgamate with, or merge with or into, or convey, sell or otherwise transfer all or substantially all of its assets to, any Person; provided that, so long as no Default or Event of Default exists or would result therefrom, Holdings may convert into another form of entity so long as such conversion does not adversely affect the value of the DIP Term Loan Guarantee or the Collateral.

Section 6.14 Amendments of Organizational Documents. The Borrower shall not, nor shall it permit any of its Subsidiaries to, in each case, subject to the Orders, amend any of its Organizational Documents, if the effect of such amendment is materially adverse to the interests of the DIP Lenders (in their capacities as such), except as required by the Bankruptcy Code or by the Plan.

Section 6.15 Variances. The Borrower and its Subsidiaries shall not permit, as of the last date of each Variance Testing Period, (i) the unfavorable variance (as compared to estimated receipts in the Approved Budget) of the actual total aggregate receipts of the Debtors (on a cumulative basis for such Variance Testing Period) and/or (ii) the unfavorable variance (as compared to estimated disbursements in the Approved Budget) of the actual total aggregate disbursements (excluding Professional Fees) (on a cumulative basis for such Variance Testing Period) to be in excess of the Permitted Variances.

Section 6.16 Bankruptcy Matters. Holdings and Borrower will not, and will not permit any of their respective Subsidiaries to, do any of the following:

(a) subject to the terms of the Orders, assert, join, investigate, support or prosecute any claim or cause of action against any of the Secured Parties (in their capacities as such), unless such claim or cause of action is in connection with the enforcement of the Loan Documents against the Secured Parties or with respect to the failure of any Secured Party to perform its obligations under, or comply with the terms of, the Orders, this Agreement, any other Loan Document or the Restructuring Support Agreement;

(b) subject to the terms of the Orders, object to, contest, delay, prevent or interfere with in any material manner the exercise of rights and remedies by the Agents, the DIP Lenders or other Secured Parties with respect to the Collateral following the occurrence of an Event of Default; or

(c) make or permit to be made any change to the Orders without the prior written consent of the Required Consenting Term Loan Lenders and the Agents (with respect to their own rights and duties thereunder).

Section 6.17 Minimum Liquidity. The Loan Parties shall not permit Liquidity as of the last day of any calendar week to be less than $25,000,000.

Section 6.18 Assumption or Rejection of Contracts or Leases. Holdings and Borrower will not, and will not permit any of their respective Subsidiaries to, file a motion, or otherwise seek, to assume or reject any material contract (including any material executory contracts and unexpired leases) pursuant to section 365 of the Bankruptcy Code, in each case, except with the consent of the Required Consenting Term Loan Lenders (not to be unreasonably withheld, delayed or conditioned).

Section 6.19 Formation of Subsidiaries. From and after the Petition Date, Holdings and Borrower will not, and will not permit any of their respective Subsidiaries to, create or acquire any ownership interest in any new subsidiaries (whether direct or indirect), except to the extent contemplated in the Plan.

Section 6.20 Consulting Engagement. Without the prior written consent of the Required Consenting Term Loan Lenders, Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, terminate or materially modify the terms or conditions of the Consultant Engagement Letter of Steve Ortega.

ARTICLE 7 EVENTS OF DEFAULT

Section 7.01 Events of Default. Notwithstanding the provisions of section 362 of the Bankruptcy Code to the extent provided in the Orders, but subject to the Orders and the Carve Out in all respects, with respect to the Debtors and without notice, application or motion, hearing before, or order of the Bankruptcy Court unless required by the Orders, if any of the following events (each, an “Event of Default”) occurs:

(a) Failure To Make Payments When Due. Failure by the Borrower to pay (i) any installment of principal of any DIP Term Loan when due, whether at stated maturity, by acceleration, by mandatory prepayment or otherwise; or (ii) any interest on any DIP Term Loan or any fee or any other amount due hereunder or in respect of any Adequate Protection Obligations within five (5) Business Days after the date due; or

(b) Default in Other Agreements. (i) Failure by the Borrower or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of Indebtedness under the ABL DIP Credit Agreement or one or more other items of Indebtedness (other than Indebtedness referred to in clause (a) above, any Indebtedness of any Debtor that was incurred prior to the Petition Date and the enforcement of remedies with respect to which shall have been stayed by the commencement of the Chapter 11 Cases) with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case, beyond the grace period, if any, provided therefor; or (ii) breach or default by the Borrower or any of its Subsidiaries with respect to any other term of (A) one or more items of such Indebtedness with an aggregate outstanding principal amount exceeding the Threshold Amount, (B) the ABL DIP Credit Agreement or (C) any other loan agreement, mortgage, indenture or other agreement relating to such item(s) of such Indebtedness (other than, for the avoidance of doubt, with respect to Indebtedness consisting of termination events or equivalent events pursuant to the terms of the relevant Hedge Agreement which are not the result of any default thereunder by any Loan Party or any Subsidiary, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (with the giving of notice, if required), such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that clause (ii) of this paragraph (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder; or

(c) Breach of Certain Covenants. Failure of any Loan Party, as required by the relevant provision, to perform or comply with any term or condition contained in Section 5.01(c) (subject to a fifteen (15) Business Day grace period), Section 5.01(e), Section 5.01(f), Section 5.01(g), Section 5.02 (as it applies to the preservation of the existence of the Borrower), Section 5.06(b), Section 5.11, Section 5.15, Section 5.16, Section 5.17, Section 5.18 or Article 6; or

(d) Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection herewith or therewith being untrue in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Loan Documents. Default by any Loan Party in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Article 7, and such default shall not have been remedied or waived within 30 days, in each case, after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(f) [Reserved]; or

(g) [Reserved]; or

(h) Judgments and Attachments. The entry or filing of one or more final money judgments, writs or warrants of attachment or similar process (excluding any First Day Order or any order fixing the amount of any claim in the Chapter 11 Cases) against Holdings, the Borrower or any of its Subsidiaries or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not adequately covered by self-insurance (if applicable) or by insurance as to which the relevant third party insurance company has been notified and not denied coverage), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 days; or

(i) Employee Benefit Plans. The occurrence of one or more ERISA Events which individually or in the aggregate result in liability of Holdings, the Borrower or any of its Subsidiaries in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect; or

(j) Change of Control. The occurrence of a Change of Control; or

(k) Guaranties, DIP Security Documents and Other Loan Documents. At any time after the execution and delivery thereof, (i) any DIP Term Loan Guarantee for any reason, other than the occurrence of the Termination Date, shall cease to be in full force and effect (other than in accordance with its terms) or is declared to be null and void or any Guarantor shall repudiate in writing its obligations thereunder (other than as a result of the discharge of such Guarantor in accordance with the terms thereof), (ii) this Agreement or any material DIP Security Document ceases to be in full force and effect or shall be declared null and void or any Lien on Collateral created under any DIP Security Document ceases to be perfected with respect to a material portion of the Collateral (other than solely by reason of (x) the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or the failure of the Administrative Agent to file UCC (or equivalent) continuation statements, (y) a release of Collateral in accordance with the terms hereof or thereof or (z) the occurrence of the Termination Date or any other termination of such DIP Security Document in accordance with the terms thereof) or (iii) other than in any bona fide, good faith dispute as to the scope of Collateral or whether any Lien has been, or is required to be released, any Loan Party shall contest in writing the validity or enforceability of any material provision of any Loan Document (or any Lien purported to be created by the DIP Security Documents or any DIP Term Loan Guarantee) or denies in writing that it has any further liability (other than by reason of the occurrence of the Termination Date), including with respect to future advances by the DIP Lenders, under any Loan Document to which it is a party; it being understood and agreed that the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or file any UCC (or equivalent) continuation statement shall not result in an Event of Default under this clause (k) or any other provision of any Loan Document; or

(l) Subordination. The Obligations ceasing or the assertion in writing by any Loan Party that the Obligations cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any Junior Indebtedness in an outstanding principal amount in excess of $500,000 or any such subordination provision being invalidated or otherwise ceasing, for any reason, to be valid, binding and enforceable obligations of the parties thereto; or

(m) Dismissal; Conversion. Any of the Chapter 11 Cases of the Debtors shall be dismissed or converted to a case under chapter 7 of the Bankruptcy Code or any Debtors shall file a motion or other pleading seeking the dismissal, or conversion to a case under chapter 7 of the Bankruptcy Code, of any of the Chapter 11 Cases of any Debtor under section 1112 of the Bankruptcy Code or otherwise without causing all Obligations hereunder to be paid in full; or

(n) Trustee. A trustee under chapter 11 of the Bankruptcy Code, an examiner under section 1104(b) of the Bankruptcy Code or a responsible officer having expanded powers (beyond those set forth in section 1106(a)(3) and (a)(4) of the Bankruptcy Code) shall be appointed in any of the Chapter 11 Cases of the Debtors and the order appointing such trustee, examiner or responsible officer shall not be reversed or vacated within fifteen (15) days after the entry thereof (or the Loan Parties or their Affiliates shall have acquiesced to the entry of such order) unless consented to by the Required Consenting Term Loan Lenders; or

(o) Superpriority Claims; Liens. Other than as permitted by the Orders, an application shall be filed by any Debtor for the approval of, or an order of the Bankruptcy Court shall be entered granting, (i) any Superpriority Claim, other than Superpriority Claims under this Agreement, or (ii) any Lien that is pari passu with or senior to the DIP Liens (as defined in the DIP Orders), the Adequate Protection Liens (as defined in the Orders) or Liens securing the Prepetition Term Loan Obligations, excluding the Carve Out, the Prepetition Permitted Liens and Liens expressly permitted hereunder or under the Orders; or

(p) Stay Relief. Other than with the prior written consent of the Required Consenting Term Loan Lenders, the Bankruptcy Court shall enter a final non-appealable order or orders granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any Collateral which has a value in excess of $500,000 in the aggregate; or

(q) Orders; Actions. Other than with the prior written consent of the Required Consenting Term Loan Lenders:

(i) an order of the Bankruptcy Court shall be entered reversing, amending, supplementing, staying, vacating or otherwise modifying the DIP Orders or the Loan Documents in any material respect or disallowing any of the Obligations, in whole or in part, or Holdings, the Borrower or any of their respective Subsidiaries shall apply for the authority to do so (or shall fail to contest the same in good faith), in each case, without the prior written consent of the Required Consenting Term Loan Lenders; or

(ii) (x) the entry of an order authorizing the use of Collateral or Cash Collateral or financing under section 364 of the Bankruptcy Code or the filing by the Debtors of a motion seeking such authority, in each case, without the consent of the Required Consenting Term Loan Lenders, or (y) an order of the Bankruptcy Court shall be entered denying or terminating use of Cash Collateral by the Loan Parties or imposing any additional conditions on such use (and such order remains unstayed for more than three (3) Business Days) and the Loan Parties shall have not obtained use of Cash Collateral pursuant to an order consented to by, and in form and substance acceptable to, the Required Consenting Term Loan Lenders; or

(iii) the DIP Orders shall cease to create a valid and perfected Lien on any material portion of the Collateral described therein, or the DIP Orders shall cease to be in full force and effect (other than as a result of the repayment of the DIP Term Loans), or the Final DIP Order shall be entered with respect to the Loan Documents in form or substance that is not acceptable to the Required Consenting Term Loan Lenders in their reasonable discretion; or

(iv) other than with respect to the Carve Out (as provided for in the DIP Orders), an order in the Chapter 11 Cases shall be entered (without the consent of the Required Consenting Term Loan Lenders) charging any of the Collateral under section 506(c) of the Bankruptcy Code against any Agent or the DIP Lenders; or

(v) the Debtors’ failure to comply with any provision of the DIP Orders, the Cash Management Order or any order of the Bankruptcy Court approving the Plan in any material respect; or

(r) Chapter 11 Plan. Filing by the Debtors of a chapter 11 plan or disclosure statement that is inconsistent in any material respect with the Restructuring Support Agreement; or

(s) Sale Motions. Without the consent of the Required Consenting Term Loan Lenders, any Loan Party shall file (or fail to oppose) any motion seeking an order authorizing the sale of all or substantially all of the assets of the Loan Parties under section 363 of the Bankruptcy Code that does not provide for payment in full in cash to the Agents and the DIP Lenders of all Obligations and does not provide for the payment in full in cash to the Prepetition Term Loan Secured Parties of the Adequate Protection Obligations and the Prepetition Term Loan Obligations upon closing of such sale or the effective date of a plan pursuant to which such sale is made; or

(t) RSA Termination. The Restructuring Support Agreement shall have terminated in accordance with its terms, other than a termination of the Restructuring Support Agreement resulting from a breach thereof, or a breach of any Loan Document or any Order, in each case, by any DIP Lenders (whether in their capacities as DIP Lenders or parties to the Restructuring Support Agreement); or

(u) Adverse Claims. Any Loan Party or any of their respective Subsidiaries shall obtain Bankruptcy Court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding (x) against any of the Agents, the DIP Lenders (in their capacities as such) or any of their agents or employees, to subordinate (excluding with respect to the Carve Out, the Prepetition Permitted Liens and Liens expressly permitted hereunder or under the Orders) or avoid any liens granted under any Loan Document in favor of the DIP Lenders or the Collateral Agent or (y) to challenge, subordinate or avoid any claims or obligations arising, or liens granted, under the Prepetition Term Loan Credit Agreement or under any other related Prepetition Loan Documents, as applicable, or any other action against any Prepetition Term Loan Secured Party, in its capacity as such, in each case under this clause (u) other than any action permitted by the DIP Orders; or

(v) Loss of Exclusivity. The Bankruptcy Court shall enter an order denying, terminating or modifying (i) the Debtors’ exclusive plan filing and plan solicitation periods under section 1121 of the Bankruptcy Code or (ii) the exclusive right of any Debtor to file a chapter 11 plan pursuant to section 1121 of the Bankruptcy Code, unless such order was entered as a result of a request by, or received support from, the Required Consenting Term Loan Lenders.

then, and in every such event, and at any time thereafter, subject to the terms of the DIP Orders, during the continuance of such event, the Administrative Agent, at the direction of the Required DIP Lenders, shall, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the DIP Term Loan Commitments, and thereupon such DIP Term Loan Commitments shall terminate immediately and (ii) declare the DIP Term Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the DIP Term Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, each Agent, at the request of the Required DIP Lenders, shall exercise any rights and remedies provided to each Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC, or equivalent applicable Requirement of Law, as applicable, without the need for filing any motion for relief from the automatic stay or any other pleading.

ARTICLE 8 THE AGENTS

Each of the DIP Lenders hereby, each, on behalf of itself and its applicable Affiliates and in their respective capacities as such irrevocably appoints Alter Domus (US) LLC (or any successor appointed pursuant hereto) as Administrative Agent and Collateral Agent for such DIP Lender and the other applicable Secured Parties under the applicable DIP Security Documents, and authorizes each Agent, in such capacities, to take such actions on its behalf, including execution of this Agreement and the other Loan Documents to which such Agent is a party, and to exercise such powers as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a DIP Lender as any other DIP Lender and may exercise the same as though it were not the Administrative Agent, and the term “DIP Lender” or “DIP Lenders” shall, unless otherwise expressly indicated, unless the context otherwise requires or unless such Person is in fact not a DIP Lender, include each Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary of any Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder. The DIP Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.

No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents to which such Agent is a party and its duties shall be administrative in nature. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duty, regardless of whether any Default or Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligation arising under agency doctrine of any applicable Requirements of Law; it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers that are expressly contemplated by the Loan Documents and which such Agent is required to exercise as directed in writing by the Required DIP Lenders (or such other number or percentage of the DIP Lenders as shall be expressly required under this Agreement or the other Loan Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity. In furtherance of the foregoing, notwithstanding anything contained in this Agreement or the other Loan Documents to the contrary, without limiting any rights, protections, immunities or indemnities afforded to the Administrative Agent or the Collateral Agent, as applicable, hereunder (including without limitation this Article 8) or any other Loan Document, phrases such as “satisfactory to the [Administrative][Collateral] Agent,” “approved by the [Administrative][Collateral] Agent,” “acceptable to the [Administrative][Collateral] Agent,” “as determined by the [Administrative][Collateral] Agent,” “designed by the [Administrative][Collateral] Agent”, “specified by the [Administrative][Collateral] Agent”, “in the [Administrative][Collateral] Agent’s discretion,” “selected by the [Administrative][Collateral] Agent,” “elected by the [Administrative][Collateral] Agent,” “requested by the [Administrative][Collateral] Agent,” “in the opinion of the [Administrative][Collateral] Agent,” “in consultation with the [Administrative][Collateral] Agent”, “specified by the [Administrative][Collateral] Agent”, “in the judgment of the [Administrative][Collateral] Agent”, “required by the [Administrative][Collateral] Agent” and phrases of similar import that authorize or permit the Administrative Agent or the Collateral Agent to approve, disapprove, determine, act, evaluate or decline to act in its discretion shall be subject to the Administrative Agent or Collateral Agent, as applicable, receiving a direction of the Required DIP Lenders (or such other number or percentage of the DIP Lenders as shall be expressly required under this Agreement or the other Loan Documents) to take such action or to exercise such rights. No Agent shall be liable to the DIP Lenders or any other Secured Party for any action taken or not taken by it with the consent or at the request of the Required DIP Lenders (or such other number or percentage of the DIP Lenders as shall be expressly required under this Agreement or the other Loan Documents) or in the absence of its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by the Borrower or any DIP Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance, satisfaction or observance of any covenant, agreement or other term or condition set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral or to assure that the Liens granted to an Agent pursuant to any Loan Document have been or will continue to be properly or sufficiently or lawfully created, perfected or enforced or are entitled to any particular priority, or (vi) any property, book or record of any Loan Party or any Affiliate thereof. No provision of this Agreement or any other Loan Document shall require any Agent to expend or risk its own funds or otherwise incur any liability, financial or otherwise, in the performance of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have grounds to believe that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it. No Agent shall be responsible for, nor chargeable with, knowledge of the terms of any condition of any agreement, instrument or document other than such Loan Documents to which it is a party whether or not an original or a copy of such agreement has been provided to such Agent. Each DIP Lender agrees that, except with the written consent of the Administrative Agent (acting at the direction of the Required DIP Lenders (or such other number or percentage of the DIP Lenders as is expressly required under this Agreement or the other Loan Documents)), it will not take any enforcement action hereunder or under any other Loan Document, accelerate the Obligations under any Loan Document, or exercise any right that it might otherwise have under applicable Requirements of Law or otherwise to credit bid at any foreclosure sale, UCC sale, any sale under Section 363 of the Bankruptcy Code or any other similar Disposition of Collateral. Notwithstanding the foregoing, any DIP Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such DIP Lender, including the filing of a proof of claim in a case under any Debtor Relief Law.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the Borrower, the Agents and each Secured Party agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the DIP Term Loan Guarantee; it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Agents on behalf of the Secured Parties in accordance with the terms hereof, and all powers, rights and remedies under the Loan Documents may be exercised solely by the Agents, and (ii) in the event of a foreclosure by the applicable Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code), (A) the applicable Agent on behalf of the Secured Parties (in each case, acting at the direction of the Required DIP Lenders and effectuated directly or through one or more acquisition vehicles), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply all or any portion of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such Disposition and (B) the Agents or any DIP Lender may be the purchaser or licensor of all or any portion of such Collateral at any such Disposition.

Each of the DIP Lenders hereby irrevocably authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of all Secured Parties, to take any of the following actions upon the instruction of the Required DIP Lenders:

(a) consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code (including Section 363 thereof), or any other applicable Debtor Relief Law;

(b) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code (including under Section 363 thereof), or any other applicable Debtor Relief Law;

(c) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;

(d) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable Requirements of Law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e) estimate the amount of any contingent or unliquidated Obligations of such DIP Lender or other Secured Party;

it being understood that no DIP Lender shall be required to fund any amount in connection with any purchase of all or any portion of the Collateral by such Agent pursuant to the foregoing clauses (b), (c) or (d) without its prior written consent.

Each Secured Party agrees that no Agent is under any obligation to credit bid any part of the Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clauses (b), (c) or (d) of the preceding paragraph, the Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph and any Obligations owing to such Agent) may be, and shall be, credit bid by an Agent on a ratable basis.

With respect to any contingent or unliquidated claim that is an Obligation, the applicable Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of such Agent to credit bid the Obligations or purchase the Collateral in the relevant Disposition. In the event that such Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of such Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Obligations are credit bid under clauses (b), (c) or (d) of the third preceding paragraph is entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (y) the aggregate amount of all Obligations that were credit bid in such credit bid or other Disposition.

In addition, in case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, each Secured Party agrees that the Administrative Agent (irrespective of whether the principal of any DIP Term Loan is then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent has made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the DIP Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the DIP Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the DIP Lenders and the Agents and their respective agents and counsel and all other amounts to the extent due to the DIP Lenders and the Agents under Section 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent consents to the making of such payments directly to the Secured Parties, to pay each Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amount due to such Agent under Section 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any DIP Lender the Plan or any other plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any DIP Lender or to authorize the Administrative Agent to vote in respect of the claim of any DIP Lender in any such proceeding.

Each Agent shall be entitled to conclusively rely upon, and shall not incur any liability for relying upon, any notice (including any telephonic notice), request, certificate, consent, statement, instrument, document, order or judgement issued by a court of competent jurisdiction or other writing (including any electronic message, Internet or intranet website posting or other distribution) that it believes to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may conclusively rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a DIP Term Loan that by its terms must be fulfilled to the satisfaction of a DIP Lender, each Agent may presume that such condition is satisfactory to such DIP Lender unless such Agent has received notice to the contrary from such DIP Lender prior to the making of such DIP Term Loan. Each Agent may consult with legal counsel (who may, but need not, be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. No Agent shall be liable for any action omitted to be taken by it by reason of the lack of direction or instruction required or contemplated by the Loan Documents for such action (including without limitation for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of any DIP Lender to provide, written instruction to exercise such discretion or grant such consent from any such DIP Lender, as applicable). No Agent shall incur any liability for any failure, inability or unwillingness on the part of any party to provide accurate and complete information on a timely basis to such Agent, or otherwise on the part of any such party to comply with the terms of this Agreement or any other Loan Document.

Each Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article 8, Section 9.03 and all other rights, protections, immunities and indemnities of the Agents hereunder and under the other Loan Documents shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

In no event shall the Administrative Agent or the Collateral Agent be liable for any failure or delay in the performance of its obligations under this Agreement or any other Loan Document because of circumstances beyond its control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, epidemics or pandemics or other health crises, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or the other Loan Documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Administrative Agent’s or the Collateral Agent’s control whether or not of the same class or kind as specified above.

The rights, privileges, protections, immunities and benefits given to the Administrative Agent or the Collateral Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by each Agent in each Loan Document and any other document related hereto or thereto to which it is a party. Each Agent may resign at any time by giving ten days’ written notice to the DIP Lenders and the Borrower; provided that if no successor agent is appointed in accordance with the terms set forth below within such ten-day period, such Agent’s resignation shall not be effective until the earlier to occur of (x) the date of the appointment of the successor agent or (y) the date that is 20 days after the last day of such ten-day period. The Required DIP Lenders may, upon ten days’ notice, remove the Administrative Agent. Upon receipt of any such notice of resignation or delivery of any such notice of removal, the Required DIP Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), to appoint a Successor Administrative Agent or successor Collateral Agent which shall be a commercial bank, trust company or other Person with offices in the U.S. having combined capital and surplus in excess of $1,000,000,000; provided that during the existence and continuation of an Event of Default under Section 7.01(a) or, with respect to the Borrower, Sections 7.01(f) or (g), no consent of the Borrower shall be required. If no successor Agent has been appointed as provided above and accepted such appointment within ten days after the retiring Agent gives notice of its resignation or the Administrative Agent receives notice of removal, then (a) in the case of a retirement, the retiring Agent may (but shall not be obligated to), on behalf of the DIP Lenders, appoint a successor Agent meeting the qualifications set forth above (including, for the avoidance of doubt, the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed)) or (b) in the case of a removal, the Required DIP Lenders may appoint a successor Agent meeting the qualifications set forth above (including, for the avoidance of doubt, the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed)); provided that (x) in the case of a retirement, if the applicable Agent notifies the Borrower and the Lenders that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Borrower notifies the Required DIP Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with such notice and (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by such Agent for the Secured Parties for purposes of maintaining the perfection of the Lien on the Collateral securing the Obligations, the retiring Agent shall continue to hold such collateral security as a gratuitous bailee until such time as a successor Agent is appointed) and (ii) except for any indemnity payments or other amounts owed to such Agent, all payments, communications and determinations required to be made by, to or through such Agent shall instead be made by or to each DIP Lender directly (and each DIP Lender will cooperate with the Borrower to enable the Borrower to take such actions), until such time as the Required DIP Lenders or the Borrower, as applicable, appoint a successor Agent as provided above in this Article 8. Upon the acceptance of its appointment as successor Administrative Agent or Collateral Agent, as applicable hereunder such successor Administrative Agent and/or Collateral Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity or other payments owed to the retiring Agent), and the retiring or removed Agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 9.13 hereof). The fees payable by the Borrower to any successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor Agent. After an Agent’s resignation or removal hereunder, the provisions of this Article 8, Section 9.03 and any other provision of this Agreement and the other Loan Documents that expressly survive the resignation or removal of the Agents shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the relevant Person was acting as Administrative Agent or Collateral Agent, as applicable (including for this purpose holding any collateral security following the retirement or removal of the Administrative Agent). Notwithstanding anything to the contrary herein, no Disqualified Institution (nor any Affiliate thereof) may be appointed as a successor Agent

Each DIP Lender acknowledges that it has, independently and without reliance upon the Agents or any other DIP Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each DIP Lender also acknowledges that it will, independently and without reliance upon the Agents or any other DIP Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the DIP Lenders by the Agents herein, no Agent shall have any duty or responsibility to provide any DIP Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of such Agent or any of its Related Parties.

Each Secured Party irrevocably authorizes and instructs each Agent to, and the applicable Agent shall, subject to the Orders:

(a) release any Lien on any property granted to or held by such Agent under any Loan Document (i) upon the occurrence of the Termination Date, (ii) that is sold or to be sold or transferred as part of or in connection with any Disposition permitted under the Loan Documents to a Person that is not a Loan Party, (iii) that does not constitute (or ceases to constitute) Collateral, (iv) if the property subject to such Lien is owned by a Subsidiary Loan Party, upon the release of such Subsidiary Loan Party from its DIP Term Loan Guarantee otherwise in accordance with the Loan Documents or (v) if approved, authorized or ratified in writing by the Required DIP Lenders or such other number of DIP Lenders as may be required in accordance with Section 9.02;

(b) subject to Section 9.23, release any Subsidiary Loan Party from its DIP Term Loan Guarantee (i) upon the consummation of any permitted transaction or series of related transactions if as a result thereof such Subsidiary Loan Party ceases to be a Subsidiary or becomes an Excluded Subsidiary and/or (ii) upon the occurrence of the Termination Date;

(c) subordinate any Lien on any property granted to or held by such Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(d), 6.02(e), 6.02(f), 6.02(g), 6.02(m), 6.02(o), 6.02(r) (to the extent the relevant Lien is of the type to which the Lien of such Agent is otherwise required to be subordinated under this clause (c) pursuant to any of the other exceptions to Section 6.02 that are expressly included in this clause (c)), 6.02(u), 6.02(v), 6.02(w)(i), 6.02(y), 6.02(z), 6.02(aa) and/or 6.02(bb) (and any Refinancing Indebtedness in respect of any thereof to the extent such Refinancing Indebtedness is permitted to be secured under Section 6.02(k)); provided, that the subordination of any Lien on any property granted to or held by such Agent shall only be required with respect to any Lien on such property that is permitted by Sections 6.02(f), 6.02(o), 6.02(r) and/or 6.02(y) (and any Refinancing Indebtedness in respect of any thereof to the extent such Refinancing Indebtedness is permitted to be secured under Section 6.02(k)) to the extent that the Lien of such Agent with respect to such property is required to be subordinated to the relevant Permitted Lien in accordance with the documentation governing the Indebtedness that is secured by such Permitted Lien; and

(d) enter into subordination agreements, collateral trust agreements, Acceptable Intercreditor Agreements and/or similar agreements contemplated hereby with respect to Indebtedness that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens, and with respect to which Indebtedness and/or Liens, this Agreement contemplates an intercreditor, subordination, collateral trust agreement or similar agreement.

Upon the request of an Agent at any time, the Required DIP Lenders will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the DIP Term Loan Guarantee or its Lien on any Collateral pursuant to this Agreement or any other Loan Document. In each case specified in this Article 8, the applicable Agent will (and each DIP Lender and other Secured Party (other than the Agents) hereby authorizes each Agent to), at the Borrower’s expense and without recourse representation or warranty, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the DIP Security Documents, to subordinate its interest therein, or to release such Loan Party from its obligations under the DIP Term Loan Guarantee, in each case in accordance with the terms of this Agreement and the other Loan Documents; provided, that upon the request of such Agent, the Borrower shall deliver a certificate of a Responsible Officer certifying that the execution or authorization of such release or subordination by such Agent is authorized or permitted by the terms of the Loan Documents and that the relevant transaction has been consummated in compliance with the terms of this Agreement and the other Loan Documents.

Notwithstanding anything to the contrary contained herein, no Agent shall have any responsibility to the Secured Parties for or have any duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of such Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith nor shall any Agent be responsible or liable to the DIP Lenders for any failure to monitor or maintain any portion of the Collateral. No Agent shall be under any obligation to effect or maintain insurance or to renew any policies of insurance or to inquire as to the sufficiency of any policies of insurance carried by the Borrower or any other Loan Party, or to report, or make or file claims or proof of loss for, any loss or damage insured against or that may occur, or to keep itself informed or advised as to the payment of any taxes or assessments, or to require any such payment to be made; and in no event shall either Agent be responsible for obtaining, monitoring or continuing any flood hazard determinations or flood insurance policies or for determining whether any flood hazard determinations or flood insurance policies are or should be obtained in respect of the Collateral, and each DIP Lender shall be solely responsible for determining whether it requires that any flood hazard determinations or flood insurance policies be obtained in respect of the Collateral and that it will not rely on the Collateral Agent to make such determination or to see that any such flood hazard determinations or flood insurance policies are in fact obtained.

Each Agent is authorized to enter into the Intercreditor Agreements, any Acceptable Intercreditor Agreement and any other intercreditor, subordination, collateral trust or similar agreement contemplated hereby with respect to any Indebtedness (i) that is (A) required or permitted to be subordinated hereunder and/or (B) secured by Liens and (ii) with respect to which Indebtedness and/or Liens, this Agreement contemplates an intercreditor, subordination, collateral trust or similar agreement (any such other intercreditor, subordination, collateral trust and/or similar agreement, an “Additional Agreement”), and the Secured Parties party hereto acknowledge that any Additional Agreement is binding upon them. Each Secured Party party hereto hereby (a) agrees that they will be bound by, and will not take any action contrary to, the provisions of the Intercreditor Agreements and any Additional Agreement and (b) authorizes and instructs each Agent to enter into the Intercreditor Agreements and/or any Additional Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrower, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of the Intercreditor Agreements and/or any Additional Agreement.

To the extent that any Agent (or any Affiliate thereof) is not reimbursed and indemnified by the Borrower in accordance with and to the extent required by Section 9.03(b), the DIP Lenders will reimburse and indemnify such Agent (and any Affiliate thereof) in proportion to their respective Applicable Percentages (determined as if there were no Defaulting DIP Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agent (or any Affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no DIP Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the such Agent’s (or such Affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

To the extent required by any applicable Requirements of Law (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any DIP Lender under any Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each DIP Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such DIP Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such DIP Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any DIP Lender by the Administrative Agent shall be conclusive absent manifest error. Each DIP Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such DIP Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any DIP Lender, the termination of the DIP Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Each DIP Lender and each Secured Party hereby agrees that (i) if the Administrative Agent notifies such DIP Lender or Secured Party that the Administrative Agent has determined in its sole discretion that any funds received by such DIP Lender or Secured Party from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such DIP Lender or Secured Party (whether or not known to such DIP Lender or Secured Party) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), then such DIP Lender or Secured Party shall promptly, but in no event later than five (5) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such DIP Lender or Secured Party to the date such amount is repaid to the Administrative Agent in same day funds at the greater of federal funds rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such DIP Lender or Secured Party shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including, without limitation, waiver of any defense based on “discharge for value” or any similar theory or doctrine. A notice of the Administrative Agent to any DIP Lender or any Secured Party under this clause (a) shall be conclusive, absent manifest error.

Without limiting immediately preceding clause (a), each DIP Lender and each Secured Party hereby further agrees that if it receives a payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent, (y) that was not preceded or accompanied by notice of payment, or (z) that such DIP Lender or Secured Party otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each case, if an error has been made each such DIP Lender and Secured Party is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment, and to the extent permitted by applicable law, such DIP Lender or Secured Party shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar theory or doctrine. Each DIP Lender and each Secured Party agrees that, in each such case, it shall promptly (and, in all events, within two (2) Business Days of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than five (5) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such DIP Lender or Secured Party to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the federal funds rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

The Borrower and each other Loan Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any DIP Lender or Secured Party that has received such Erroneous Payment (or portion thereof) for any reason (and without limiting the Administrative Agent’s rights and remedies under this Article 8), the Administrative Agent shall be subrogated to all the rights of such DIP Lender or Secured Party with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

In addition to any rights and remedies of the Administrative Agent provided by law, Administrative Agent shall have the right, without prior notice to any DIP Lender or Secured Party, any such notice being expressly waived by such DIP Lender or Secured Party to the extent permitted by applicable law, with respect to any Erroneous Payment for which a demand has been made in accordance with this Article 8 and which has not been returned to the Administrative Agent, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Administrative Agent or any of its Affiliate, branch or agency thereof to or for the credit or the account of such DIP Lender or Secured Party. Administrative Agent agrees promptly to notify the DIP Lender or Secured Party after any such setoff and application made by Administrative Agent; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

Each party’s obligations hereunder shall survive the resignation or replacement of the Administrative Agent, the termination of the DIP Term Loan Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE 9 MISCELLANEOUS

Section 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i) if to any Loan Party, to such Loan Party in the care of the Borrower at:

Leslie’s Poolmart, Inc.

2005 East Indian School Road

Phoenix, Arizona 85016

Attention: Jeffery White, Chief Financial Officer

Email: jwhite@lesl.com

Telephone: (602) 366-3903

with a copy to (which shall not constitute notice to any Loan Party):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Katie Taylor; Stephanie Marshak

Email: Katie.Taylor@stblaw.com;

Stephanie.Marshak@stblaw.com

Telephone: (415) 426-7310; (212) 455-2817

(ii) if to the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified on Schedule 1.01(d); and

(iii) if to any DIP Lender, to it at its address or facsimile number or email address set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01 or (B) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Notices and other communications to the DIP Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or Intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent. The Administrative Agent or the Borrower (on behalf of any Loan Party) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that any such notice or communication not given during the normal business hours of the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient and (ii) posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number or other notice information hereunder by notice to the other parties hereto; it being understood and agreed that the Borrower or any DIP Lender may provide any such notice to the Administrative Agent as recipient on behalf of itself and each DIP Lender.

(d) The Platform. Each of Holdings and the Borrower hereby acknowledges that (a) the Administrative Agent will make available to the DIP Lenders materials and/or information provided by, or on behalf of, Holdings or the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, Debt Domain or another similar electronic system (the “Platform”) and (b) certain of the DIP Lenders may be “public-side” DIP Lenders (i.e., DIP Lenders that do not wish to receive material nonpublic information within the meaning of the United States federal securities laws with respect to Holdings, the Borrower or their respective securities) (each, a “Public DIP Lender”). At the request of the Administrative Agent, each of Holdings and the Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public DIP Lenders shall be clearly and conspicuously marked “PUBLIC”, (ii) by marking Borrower Materials “PUBLIC,” Holdings and the Borrower shall be deemed to have authorized the Administrative Agent and the DIP Lenders to treat the Borrower Materials as information of a type that would (A) customarily be made publicly available, as determined in good faith by the Borrower, if Holdings or the Borrower were to become public reporting companies or (B) would not be material with respect to Holdings, the Borrower, their respective Subsidiaries, any of their respective securities or the Transactions as determined in good faith by the Borrower for purposes of the United States federal securities laws and (iii) the Administrative Agent shall be required to treat Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC,” unless the Borrower notifies the Administrative Agent promptly that any such document contains material nonpublic information (it being understood that the Borrower shall have a reasonable opportunity to review the same prior to distribution and comply with SEC or other applicable disclosure obligations): (1) the Loan Documents, (2) any amendment to any Loan Document and (3) any information delivered pursuant to Section 5.01(a) or (b).

Each Public DIP Lender agrees to cause at least one individual at or on behalf of such Public DIP Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public DIP Lender or its delegate, in accordance with such Public DIP Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Holdings, the Borrower or their securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES (COLLECTIVELY, THE “AGENT PARTIES”) WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS ON, OR THE ADEQUACY OF, THE PLATFORM, AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN ANY SUCH COMMUNICATION. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR

A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL ANY AGENT PARTY HAVE ANY LIABILITY TO ANY OTHER PARTY HERETO OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by any Agent or any DIP Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof except as provided herein or in any Loan Document, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the DIP Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any party hereto therefrom shall in any event be effective unless the same is permitted by this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by applicable Requirements of Law, the making of any DIP Term Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent or any DIP Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) Subject to clauses (A), (B) and (C) of this Section 9.02(b) and Sections 9.02(c) below and to Section 9.05(f), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required DIP Lenders (or the Administrative Agent with the consent of the Required DIP Lenders) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Document), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is party thereto, with the consent of the Required DIP Lenders; provided that, notwithstanding the foregoing:

(A) the consent of each DIP Lender directly and adversely affected thereby (but not the consent of the Required DIP Lenders) shall be required for any waiver, amendment or modification that:

(1) increases the DIP Term Loan Commitment of such DIP Lender; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the DIP Term Loan Commitments shall constitute an increase of any DIP Term Loan Commitment of such DIP Lender;

(2) reduces the principal amount of any DIP Term Loan owed to such DIP Lender or reduces any amount due to such DIP Lender on any date on which principal is scheduled to be payable hereunder;

(3) (x) extends the scheduled final maturity of any DIP Term Loan or (y) postpones any Interest Payment Date with respect to any DIP Term Loan held by such DIP Lender or the date of any scheduled payment of any fee or premium payable to such DIP Lender hereunder; provided that only the consent of the Required DIP Lenders is required to extend the Original Maturity Date to (a) the date that is one (1) month following the Original Maturity Date and/or (b) the date that is two (2) months following the Original Maturity Date (such extended date, the “Extended Maturity Date”);

(4) reduces the rate of interest (other than to waive any Default or Event of Default or obligation of the Borrower to pay interest to such DIP Lender at the default rate of interest under Section 2.13(c), which shall only require the consent of the Required DIP Lenders) or the amount of any fee or premium owed to such DIP Lender;

(5) extends the expiry date of such DIP Lender’s DIP Term Loan Commitment; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of any DIP Term Loan Commitment shall constitute an extension of any DIP Term Loan Commitment of any DIP Lender;

(6) waives, amends or modifies the provisions of Sections 2.18(b) or 2.18(c) in a manner that would by its terms alter the pro rata sharing of payments required thereby (except in connection with any transaction permitted under Sections 9.02(c) and/or Section 9.05(g) or as otherwise provided in this Section 9.02); or

(7) other than pursuant to the Orders, subordinates the DIP Term Loans to any other Indebtedness or subordinates the Lien securing the DIP Term Loans on any of the Collateral to any other Lien securing any other Indebtedness, in each case, except in the case of (i) any Indebtedness that is expressly permitted under the Loan Documents as in effect on the Closing Date to be senior to the DIP Term Loans and/or be secured by a Lien that is senior to the Lien securing the DIP Term Loans or (ii) any other Indebtedness so long as such Indebtedness is offered ratably to all DIP Lenders holding such DIP Term Loans;

(B) no such agreement shall:

(1) change any of the provisions of Section 9.02(a), Section 9.02(b) or Section 9.05(a)(i) or the definition of “Required DIP Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each DIP Lender;

(2) release all or substantially all of the Collateral from the Lien granted pursuant to the Loan Documents without the prior written consent of each DIP Lender (other than in connection with a disposition approved by an order of the Bankruptcy Court with the prior written consent of the Required DIP Lenders); or

(3) release all or substantially all of the value of the Guarantees under the DIP Term Loan Guarantee without the prior written consent of each DIP Lender (other than in connection with a disposition approved by an order of the Bankruptcy Court with the prior written consent of the Required DIP Lenders);

(C) no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent (or any Person that previously served as Agent) hereunder without the prior written consent of such Agent (or such previous Agent, as applicable).

(c) Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document:

(i) the Borrower and the Administrative Agent may, without the input or consent of any DIP Lender, amend, supplement and/or waive any guaranty, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to (A) comply with any Requirement of Law or the advice of counsel or (B) cause any such guaranty, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Loan Documents,

(ii) if the Administrative Agent and the Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision solely to address such matter as reasonably determined by them acting jointly,

(iii) the Administrative Agent and the Borrower may amend, restate, amend and restate or otherwise modify the Intercreditor Agreements, any Acceptable Intercreditor Agreement and/or any other Additional Agreement as provided therein;

(iv) the Administrative Agent may amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.05 and/or DIP Term Loan Commitment reductions or terminations pursuant to Section 2.09,

(v) no Defaulting DIP Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except as permitted pursuant to Section 2.21(b) and except that the DIP Term Loan Commitment of any Defaulting DIP Lender may not be increased without the consent of such Defaulting DIP Lender (it being understood that any DIP Term Loan Commitment or DIP Term Loan held or deemed held by any Defaulting DIP Lender shall be excluded from any vote hereunder that requires the consent of any DIP Lender, except as expressly provided in Section 2.21(b)), and

(vi) any amendment, waiver or modification of any term or provision that directly affects DIP Lenders under one or more Classes and does not directly affect DIP Lenders under one or more other Classes may be effected with the consent of DIP Lenders holding more than 60.01% of the aggregate DIP Term Loan Commitments or DIP Term Loans of such directly affected Class in lieu of the consent of the Required DIP Lenders.

Section 9.03 Expenses; Indemnity.

(a) Subject to payment in accordance with the Orders, the Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each Agent, each DIP Lender and their respective Related Parties (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of (x) one firm of outside counsel to the Agents taken as a whole, (y) one firm of outside counsel to the DIP Lenders taken as a whole, and (z) if reasonably necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole) in connection with the syndication and distribution (including via the Internet or through a service such as IntraLinks or Debt Domain) of the DIP Term Loans, in connection with the Chapter 11 Cases generally, in connection with the preparation, execution, delivery and administration of the Loan Documents and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Agents or the DIP Lenders or any of their respective Related Parties (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of (x) one firm of outside counsel to the Agents taken as a whole, (y) one firm of outside counsel to the DIP Lenders taken as a whole, and (z) if necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, the Chapter 11 Cases generally, or in connection with the DIP Term Loans made hereunder. The Borrower shall reimburse and pay all reasonable and documented out-of-pocket expenses incurred by the Fronting Lender in connection with the Transactions as set forth in the Fronting Fee Letter.

(b) Subject to payment in accordance with the Orders, the Borrower shall indemnify each Agent and each DIP Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of (x) one counsel to the Agents and their Related Parties taken as a whole, (y) one counsel to the DIP Lenders and their Related Parties taken as a whole, and (z) one local counsel in any relevant jurisdiction to all Indemnitees, taken as a whole, and, solely in the case of an actual or potential conflict of interest, one additional counsel (and local counsel, if applicable) to all affected Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby and/or the enforcement of the Loan Documents, (ii) the use of the proceeds of the DIP Term Loans, (iii) any actual or alleged Release or presence of Hazardous Materials on, at, in, under, to or from any property currently or formerly owned, leased or operated by the Borrower, any of its Subsidiaries or any other Loan Party or any Environmental Liability related to the Borrower, any of its Subsidiaries or any other Loan Party and/or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that any such loss, claim, damage, or liability (i) is determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or, in the case of any Indemnitees other than the Agents and their Related Parties, to the extent such judgment finds that any such loss, claim, damage, or liability has resulted from such Person’s bad faith or material breach of the Loan Documents or (ii) arises out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against any Agent, acting in its capacity as an Agent) that does not involve any act or omission of Holdings, the Borrower or any of its Subsidiaries. Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrower pursuant to this Section 9.03 to such Indemnitee for any fees, expenses, or damages to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof. This Section 9.03(b) shall not apply to Taxes other than any Taxes that represent losses, claims, damages or liabilities in respect of a non-Tax claim.

(c) The Borrower shall not be liable for any settlement of any proceeding effected without the written consent of the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned), but if any proceeding is settled with the written consent of the Borrower, or if there is a final judgment against any Indemnitee in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability.

(d) Nothing contained in this Agreement shall limit or impair the Borrower’s reimbursement or indemnification obligations set forth in the Fronting Fee Letter.

Section 9.04 Waiver of Claim. To the extent permitted by applicable Requirements of Law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto, any Loan Party and/or any Related Party of any thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any DIP Term Loan or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against the Borrower, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 9.03.

Section 9.05 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (i) except in a transaction permitted under Section 6.07, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each DIP Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no DIP Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section 9.05 Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, to the extent provided in paragraph (c) of this Section 9.05, Participants and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the DIP Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any DIP Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any DIP Term Loan or DIP Term Loan Commitment) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld, conditioned or delayed); provided, that (x) the Borrower shall be deemed to have consented to any assignment of DIP Term Loans or DIP Term Loan Commitments unless it has objected thereto by written notice to the Administrative Agent within 10 Business Days after receipt of written notice thereof, (y) the consent of the Borrower shall not be required for any assignment of DIP Term Loans or DIP Term Loan Commitments (1) to any DIP Lender or any Affiliate of any DIP Lender or an Approved Fund, (2) to any Prepetition Term Loan Secured Party that is a Consenting Term Loan Lender, a list of which shall be provided by the Borrower to the Administrative Agent, (3) for any assignment by the Fronting Lender (or its Affiliates) contemplated by the Master Consent to Assignment or (4) at any time when an Event of Default exists and (z) the Borrower may withhold its consent to any assignment to any person that is not a “Disqualified Institution” but is known by the Borrower to be an affiliate of a Disqualified Institution regardless of whether such person is identifiable as an affiliate of a Disqualified Institution on the basis of such affiliate’s name; and

(B) the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed); provided that no consent of the Administrative Agent shall be required for any assignment to another DIP Lender, any Affiliate of a DIP Lender or any Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of any assignment to another DIP Lender, any Affiliate of any DIP Lender or any Approved Fund or any assignment of the entire remaining amount of the relevant assigning DIP Lender’s DIP Term Loans or DIP Term Loan Commitments of any Class, the principal amount of DIP Term Loans or DIP Term Loan Commitments of the assigning DIP Lender subject to the relevant assignment (determined as of the date on which the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds) shall not be less than $1,000,000, unless the Borrower (other than for any assignment by the Fronting Lender (or its Affiliates) contemplated by the Master Consent to Assignment which shall not require the Borrower’s consent regardless of the amount assigned) and the Administrative Agent otherwise consent;

(B) any partial assignment shall be made as an assignment of a proportionate part of all the relevant assigning DIP Lender’s rights and obligations under this Agreement; except that this clause (ii)(B) shall not prohibit the Fronting Lender from assigning any Interim DIP Term Loans separate from any Final DIP Term Loans and/or Final DIP Term Commitment;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(D) the relevant Eligible Assignee, if it is not a DIP Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire, (2) any IRS form required under Section 2.17 and (3) all documentation and other information reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

(iii) Subject to the acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 9.05, from and after the effective date specified in any Assignment and Assumption, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment and Assumption, have the rights and obligations of a DIP Lender under this Agreement, and the assigning DIP Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning DIP Lender’s rights and obligations under this Agreement, such DIP Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13). If any assignment by any DIP Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning DIP Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Borrower for cancellation, and, following such cancellation, if requested by either the assignee or the assigning DIP Lender, the Borrower shall issue and deliver a new Promissory Note to such assignee and/or to such assigning DIP Lender, with appropriate insertions, to reflect the new commitments and/or outstanding DIP Term Loans of the assignee and/or the assigning DIP Lender.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the DIP Lenders and their respective successors and assigns, and the commitment of, and principal amount of and interest on the DIP Term Loans owing to, each DIP Lender pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such DIP Term Loans. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the DIP Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a DIP Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, each Agent (and their related sub-agents) and each DIP Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior written notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning DIP Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax certification required by Section 9.05(b)(ii)(D)(2) (unless the assignee is already a DIP Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.05, if applicable, and any written consent to the relevant assignment required by paragraph (b) of this Section 9.05, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in paragraph (b) of this Section 9.05.

(vi) By executing and delivering an Assignment and Assumption, the assigning DIP Lender and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows: (A) the assigning DIP Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its commitments, and the outstanding balances of its DIP Term Loans, in each case without giving effect to any assignment thereof which has not become effective, are as set forth in such Assignment and Assumption, (B) except as set forth in clause (A) above, the assigning DIP Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (C) the assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption; (D) the assignee confirms that it has received a copy of this Agreement and the Intercreditor Agreements then in effect, together with copies of the most recent financial statements delivered pursuant to Section 5.01, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (E) the assignee will independently and without reliance upon any Agent, the assigning DIP Lender or any other DIP Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) the assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) the assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a DIP Lender.

(c)

(i) Any DIP Lender may, without the consent of the Borrower, the Administrative Agent or any other DIP Lender, sell participations to any bank or other entity (other than to any Disqualified Institution, any natural Person or, the Borrower or any of its Affiliates) (a “Participant”) in all or a portion of such DIP Lender’s rights and obligations under this Agreement (including all or a portion of its commitments and the DIP Term Loans owing to it); provided that (A) such DIP Lender’s obligations under this Agreement shall remain unchanged, (B) such DIP Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, each Agent and the other DIP Lenders shall continue to deal solely and directly with such DIP Lender in connection with such DIP Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which any DIP Lender sells such a participation shall provide that such DIP Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such DIP Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 9.02(b) that directly and adversely affects the DIP Term Loans or commitments in which such Participant has an interest and (y) clauses (B)(1), (2) or (3) of the first proviso to Section 9.02(b). Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of such Sections and Section 2.19) to the same extent as if it were a DIP Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (it being understood that the documentation required under Section 2.17(f) is delivered to the participating DIP Lender, and if additional amounts are required to be paid pursuant to Section 2.17(a) or Section 2.17(c), to the Borrower and the Administrative Agent). To the extent permitted by applicable Requirements of Law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a DIP Lender; provided that such Participant shall be subject to Section 2.18(c) as though it were a DIP Lender.

(ii) No Participant shall be entitled to receive any greater payment under Sections 2.15, 2.16 or 2.17 than the participating DIP Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent expressly acknowledging that such Participant’s entitlement to benefits under Sections 2.15, 2.16 or 2.17 is not limited to what the participating DIP Lender would have been entitled to receive absent the participation.

Each DIP Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and its respective successors and registered assigns, and the principal and interest amounts of each Participant’s interest in the DIP Term Loans or other obligations under the Loan Documents (a “Participant Register”); provided that no DIP Lender shall have any obligation to disclose all or any portion of any Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any DIP Term Loan Commitment, DIP Term Loan or any other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such DIP Term Loan Commitment, DIP Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and each DIP Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Register is intended to cause each DIP Term Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any DIP Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution or any natural person) to secure obligations of such DIP Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such DIP Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release any DIP Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such DIP Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any DIP Lender (a “Granting DIP Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting DIP Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any DIP Term Loan that such Granting DIP Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any DIP Term Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such DIP Term Loan, the Granting DIP Lender shall be obligated to make such

DIP Term Loan pursuant to the terms hereof and (iii) in no event may any DIP Lender grant any option to provide to the Borrower all or any part of any DIP Term Loan that such Granting DIP Lender would have otherwise been obligated to make to the Borrower pursuant to this Agreement to any Disqualified Institution. The making of any DIP Term Loan by an SPC hereunder shall utilize the DIP Term Loan Commitment of the Granting DIP Lender to the same extent, and as if, such DIP Term Loan were made by such Granting DIP Lender. Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17) and no SPC shall be entitled to any greater amount under Sections 2.15, 2.16 or 2.17 or any other provision of this Agreement or any other Loan Document that the Granting DIP Lender would have been entitled to receive, unless the grant to such SPC is made with the prior written consent of the Borrower expressly acknowledging that such SPC’s entitlement to benefits under Sections 2.15, 2.16 or 2.17 is not limited to what the Granting DIP Lender would have been entitled to receive absent the grant to the SPC, (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting DIP Lender) and (C) the Granting DIP Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the DIP Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the Requirements of Law of the U.S. or any State thereof; provided that (x) such SPC’s Granting DIP Lender is in compliance in all material respects with its obligations to the Borrower hereunder and (y) each DIP Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (1) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent, assign all or a portion of its interests in any DIP Term Loan to the Granting DIP Lender and (2) disclose on a confidential basis any non-public information relating to its DIP Term Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC.

(f)

(i) If any assignment or participation is made by a DIP Lender without the Borrower’s consent (A) to or with any Disqualified Institution or (B) to the extent the Borrower’s consent is required under this Section 9.05 (and not deemed to have been given pursuant to Section 9.05(b)(A)), to any other Person (each such Person under the foregoing clauses (A) and (B), a “Disqualified Person”), then the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, require such Disqualified Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.05), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided that the relevant assignment shall otherwise comply with this Section 9.05 (except that no registration and processing fee required under this Section 9.05 shall be required with any assignment pursuant to this paragraph). Nothing in this Section 9.05(f) shall be deemed to prejudice any right or remedy that Holdings or the Borrower may otherwise have at law or equity. Further, any Disqualified Person identified by the Borrower to the Administrative Agent (A) shall not be permitted to (x) receive information or reporting provided by any Loan Party, the Administrative Agent or any DIP Lender and/or (y) attend and/or participate in conference calls or meetings attended solely by the DIP Lenders and the Administrative Agent, (B) (x) shall not for purposes of determining whether the Required DIP Lenders or the majority DIP Lenders under any Class have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any DIP Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, have a right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any DIP Lender to take (or refrain from taking) any such action; it being understood that all DIP Term Loans held by any Disqualified Person shall be deemed to be not outstanding for all purposes of calculating whether the Required DIP Lenders, majority DIP Lenders under any Class or all DIP Lenders have taken any action, and (y) shall be deemed to vote in the same proportion as DIP Lenders that are not Disqualified Persons in any proceeding under any Debtor Relief Law commenced by or against the Borrower or any other Loan Party and (C) shall not be entitled to receive the benefits of Section 9.03. For the sake of clarity, the provisions in this Section 9.05(f) shall not apply to any Person that is an assignee of any Disqualified Person, if such assignee is not a Disqualified Person.

(ii) Neither Agent, in its capacity as such, shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions or Disqualified Persons (other than with respect to updating the list with names of Disqualified Institutions provided in writing to and acceptable to the Administrative Agent in accordance with the definition of “Disqualified Institution” or providing the list (with such updates) upon request in accordance with this Section 9.05), regardless of whether the consent of the Administrative Agent is required thereto, and none of the Borrower, any DIP Lender or any of their respective Affiliates will bring any claim to such effect. Without limiting the generality of the foregoing, neither Agent, in its capacity as such, shall (i) be obligated to ascertain, monitor or inquire as to whether any DIP Lender or Participant or prospective DIP Lender or Participant is a Disqualified Institution or Disqualified Person or (ii) have any liability with respect to or arising out of any assignment or participation of DIP Term Loans, or disclosure of confidential information, to any Disqualified Institution or Disqualified Person.

(iii) Upon the request of any DIP Lender, the Administrative Agent may and the Borrower will make the list of Disqualified Institutions (other than any Disqualified Institution that is a reasonably identifiable Affiliate of another Disqualified Institution on the basis of such Person’s name) available to such DIP Lender so long as such DIP Lender agrees to keep the list of Disqualified Institutions confidential in accordance with the terms hereof.

(g) Notwithstanding anything to the contrary contained herein, no DIP Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its DIP Term Loans or DIP Term Loan Commitments to Holdings, the Borrower or any Subsidiary or Affiliate thereof.

(h) Notwithstanding anything to the contrary contained herein, no assignment shall be made to any Prepetition Term Loan Secured Party, any of their respective Affiliates or any other Person, unless such Prepetition Term Loan Secured Party, Affiliate or other Person is, or contemporaneously becomes, a Consenting Term Loan Lender prior to, or concurrently with, such assignment and otherwise complies with the terms and conditions set forth in the Restructuring Support Agreement; provided, however, in no event shall the Administrative Agent or Collateral Agent be responsible or liable for monitoring or confirming compliance with the foregoing restriction.

Section 9.06 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any DIP Term Loan regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.15 2.16 or 2.17, 9.03 and 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the DIP Term Loans, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement.

Section 9.07 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, the Fronting Fee Letter and the Agency Fee Letter constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it has been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email as a “.pdf” or “.tiff” attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.08 Severability. To the extent permitted by applicable Requirements of Law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09 Right of Setoff. Subject to the Orders, at any time when an Event of Default exists, upon the written consent of the Administrative Agent, each Agent and each DIP Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by such Agent or such DIP Lender to or for the credit or the account of any Loan Party against any of and all the Obligations held by such Agent or such DIP Lender, irrespective of whether or not such Agent or such DIP Lender shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such DIP Lender different than the branch or office holding such deposit or obligation on such Indebtedness. Any applicable DIP Lender shall promptly notify the Borrower and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each DIP Lender and each Agent under this Section are in addition to other rights and remedies (including other rights of setoff) which such DIP Lender or such Agent may have.

Section 9.10 Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT), WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN THE BANKRUPTCY COURT, SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, FEDERAL COURT, AS THE CASE MAY BE. EACH PARTY HERETO AGREES THAT

SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE REQUIREMENTS OF LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ITS RIGHTS UNDER ANY DIP SECURITY DOCUMENT.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(d) TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY LOAN DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW.

Section 9.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO

ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13 Confidentiality. Each of the Administrative Agent (and any sub-agent of the Administrative Agent) and each DIP Lender agrees (and each DIP Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, managers, employees, independent auditors, or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”) and/or funding and financing sources on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided that such Person shall be responsible for its Affiliates’ and their Representatives’ compliance with this paragraph; provided, further, that unless the Borrower otherwise consents, no such disclosure shall be made by the Administrative Agent, any DIP Lender or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent or any DIP Lender that is a Disqualified Institution, (b) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law (in which case such Person shall (i) to the extent permitted by applicable Requirements of Law, inform the Borrower promptly in advance thereof and (ii) except with respect to any audit or examination conducted by bank regulatory authorities, use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) upon the demand or request of any regulatory or governmental authority (including any self-regulatory body) purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent permitted by applicable Requirements of Law, (i) inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment), (d) to any other party to this Agreement, (e) subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Borrower and the Administrative Agent) in accordance with market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case other than a Disqualified Institution), (ii) any pledgee referred to in Section 9.05, (iii) any actual or prospective, direct or indirect contractual counterparty (or its advisors, but other than any

Disqualified Institution) to any Derivative Transaction or similar derivative instrument to which any Loan Party is a party and (iv) subject to the Borrower’s prior approval of the information to be disclosed, (x) to Moody’s or S&P on a confidential basis in connection with obtaining or maintaining ratings or (y) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities or, on a confidential basis, market data collectors and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents, (f) with the prior written consent of the Borrower and (g) to the extent the Confidential Information becomes publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Representatives or to the extent any such information (I) is received by such Person from a third party that is not to such Person’s knowledge, after reasonable investigation, subject to confidentiality obligations owing to you, the Borrower, the Sponsor or any of their respective affiliates or Related Parties or (II) was already in such Person’s possession (except to the extent received in a manner that would be restricted by this paragraph) or is independently developed by such Person based exclusively on information the disclosure of which would not otherwise be restricted by this paragraph. For purposes of this Section, “Confidential Information” means all information relating to Holdings, the Borrower and/or any of its Subsidiaries and their respective businesses or the Transactions (including any information obtained by the Administrative Agent, any DIP Lender or any of their respective Affiliates or Representatives, based on a review of any books and records relating to Holdings, the Borrower and/or any of its Subsidiaries and their respective Affiliates from time to time, including prior to the Closing Date) other than any such information that is publicly available to the Administrative Agent or DIP Lender on a non-confidential basis prior to disclosure by Holdings, the Borrower or any of its Subsidiaries. For the avoidance of doubt, in no event shall any disclosure of any Confidential Information be made to Person that is a Disqualified Institution at the time of disclosure.

Section 9.14 No Fiduciary Duty. Each of the Agents, each DIP Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “DIP Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Agents and the DIP Lenders, on the one hand, and such Loan Party, its respective stockholders or its respective affiliates, on the other. Each Loan Party acknowledges and agrees that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Agents and the DIP Lenders on the one hand, and the Loan Parties and their respective Affiliates, on the other, and (ii) in connection therewith and with the process leading thereto, (x) none of the Agents or any DIP Lender, in its capacity as such, has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any such Agent or any such DIP Lender has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each DIP Lender, in its capacity as such, is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person. To the fullest extent permitted by applicable Requirements of Law, each Loan Party waives any claim that it may have against any

DIP Lender with respect to any breach or alleged breach of fiduciary duty arising solely by virtue of this Agreement. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party further agrees that none of the Agents or any DIP Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and the Agents and the DIP Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates.

Section 9.15 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.16 Several Obligations. The respective obligations of the DIP Lenders hereunder are several and not joint and the failure of any DIP Lender to make any DIP Term Loan or perform any of its obligations hereunder shall not relieve any other DIP Lender from any of its obligations hereunder.

Section 9.17 USA PATRIOT Act. Each DIP Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Loan Parties that (a) pursuant to the requirements of the USA PATRIOT Act and the customer due diligence requirements for financial institutions of the Financial Crimes Enforcement Network (as published at 81 FR 29397, 31 CFR 1010, 1020, 1023, 1024, and 1026), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such DIP Lender to identify such Loan Party in accordance with the USA PATRIOT Act and the customer due diligence requirements for financial institutions of the Financial Crimes Enforcement Network, and (b) pursuant to the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certification.

Section 9.18 Disclosure of Agent Conflicts. Each Loan Party and each DIP Lender hereby acknowledge and agree that the Agents and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.19 Appointment for Perfection. Each DIP Lender hereby appoints each other DIP Lender as its agent for the purpose of perfecting Liens for the benefit of the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable Requirement of Law can be perfected only by possession. If any DIP Lender (other than any Agent) obtains possession of any Collateral, such DIP Lender shall notify the Agents thereof and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agents or otherwise deal with such Collateral in accordance with the Agents’ instructions.

Section 9.20 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any DIP Term Loan, together with all fees, charges and other amounts which are treated as interest on such DIP Term Loan under applicable Requirements of Law (collectively the “Charged Amounts”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the DIP Lender holding such DIP Term Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such DIP Term Loan hereunder, together with all Charged Amounts payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charged Amounts that would have been payable in respect of such DIP Term Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charged Amounts payable to such DIP Lender in respect of other DIP Term Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, have been received by such DIP Lender

Section 9.21 Intercreditor Agreements. REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENTS. EACH LENDER HEREUNDER AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENTS AND AUTHORIZES AND INSTRUCTS EACH AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENTS AS “TERM LOAN CREDIT AGREEMENT COLLATERAL AGENT” (OR OTHER APPLICABLE TITLE) ON BEHALF OF SUCH LENDER. THE PROVISIONS OF THIS SECTION 9.21 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENTS, THE FORMS OF CERTAIN OF WHICH ARE ATTACHED AS AN EXHIBIT TO THIS AGREEMENT. REFERENCE MUST BE MADE TO EACH INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF EACH OF THE INTERCREDITOR AGREEMENTS AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT NOR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENTS.

Section 9.22 Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, (a) in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control; provided that in the case of any conflict or inconsistency between any Intercreditor Agreement and any Loan Document, the terms of such Intercreditor Agreement shall govern and control and (b) to the extent any specific provision hereof or any other Loan Document is inconsistent with the Orders, the Orders shall control. For the avoidance of doubt, the inclusion of supplemental rights or remedies in favor of the Fronting Lender in the Fronting Fee Letter shall not be deemed a conflict with this Agreement, any Intercreditor Agreement or any other Loan Document.

Section 9.23 Release of Guarantors. Subject to the Orders, notwithstanding anything in Section 9.02(b) to the contrary, (a) any Subsidiary Loan Party shall automatically be released from its obligations hereunder (and its DIP Term Loan Guarantee shall be automatically released) (i) upon the consummation of any permitted transaction or series of related transactions if as a result thereof such Subsidiary Loan Party ceases to be a Subsidiary (or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions permitted hereunder) and/or (ii) upon the occurrence of the Termination Date and (b) any Subsidiary Loan Party that qualifies as an “Excluded Subsidiary” shall be released by the applicable Agent promptly following the request therefor by the Borrower. In connection with any such release, the applicable Agent shall promptly execute and deliver to the relevant Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall prepare and shall reasonably request to evidence termination or release; provided, that, in connection with such documents requested by any Loan Party, upon the request of the applicable Agent, the Borrower shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement and that the execution or authorization of such documents evidencing such release are authorized or permitted under the Loan Documents. Any execution and delivery of any document pursuant to the preceding sentence of this Section 9.23 shall be without recourse to or representation or warranty by any Agent.

Section 9.24 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.25 Certain ERISA Matters.

(a) Each DIP Lender (x) represents and warrants, as of the date such Person became a DIP Lender party hereto, to, and (y) covenants, from the date such Person became a DIP Lender party hereto to the date such Person ceases being a DIP Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such DIP Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the DIP Term Loans, the DIP Term Loan Commitments or this Agreement;

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such DIP Lender’s entrance into, participation in, administration of and performance of the DIP Term Loans, the DIP Term Loan Commitments and this Agreement,

(iii) (A) such DIP Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such DIP Lender to enter into, participate in, administer and perform the DIP Term Loans, the DIP Term Loan Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the DIP Term Loans, the DIP Term Loan Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such DIP Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such DIP Lender’s entrance into, participation in, administration of and performance of the DIP Term Loans, the DIP Term Loan Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such DIP Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a DIP Lender or such DIP Lender has not provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such DIP Lender further (x) represents and warrants, as of the date such Person became a DIP Lender party hereto, to, and (y) covenants, from the date such Person became a DIP Lender party hereto to the date such Person ceases being a DIP Lender party hereto, for the benefit of, each Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that: none of the Agents or any of their respective Affiliates is a fiduciary with respect to the assets of such DIP Lender (including in connection with the reservation or exercise of any rights by an Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

LESLIE’S, INC, as Holdings

By:	/s/ Jeffrey White
Name:	Jeffrey White
Title:	Chief Financial Officer and Treasurer

LESLIE’S POOLMART, INC, as the Borrower

By:	/s/ Jeffrey White
Name:	Jeffrey White
Title:	Chief Financial Officer and Treasurer

ALTER DOMUS (US) LLC, as Administrative Agent and Collateral Agent

By:	/s/ Matthew Trybula
Name:	Matthew Trybula
Title:	Head of Legal, Commercial Transactions

[LENDERS]

By:
Name:
Title:

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